Exhibit 4.2

U.S. CONCRETE, INC.
as Issuer,

the GUARANTORS named herein,
as Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Noteholder Collateral Agent
________________________

INDENTURE
________________________

Dated as of August 31, 2010
________________________

9.5% Convertible Secured Notes due 2015

Reference is made to the Intercreditor Agreement dated as of August 31, 2010, among JPMorgan Chase Bank, N.A. as Bank Collateral Agent, U.S. Bank National Association, as Trustee and Noteholder Collateral Agent, U.S. Concrete, Inc. and each Guarantor (the “Intercreditor Agreement”).  Notwithstanding anything to the contrary contained herein, each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Trustee and Noteholder Collateral Agent to enter into the Intercreditor Agreement as Trustee and Noteholder Collateral Agent and on behalf of such Holder and (d) agrees that this Indenture and the other Note Documents are subject to the terms, conditions and provisions of the Intercreditor Agreement.  The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

CROSS-REFERENCE TABLE

Trust Indenture Act		Indenture
Section		Section
310	(a)(1)	9.10
	(a)(2)	9.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	9.08; 9.10
	(b)	9.08; 9.10; 14.02
	(c)	N.A.
311	(a)	9.11
	(b)	9.11
	(c)	N.A.
312	(a)	2.05
	(b)	14.03
	(c)	14.03
313	(a)	9.06
	(b)(1)	9.06; 12.02
	(b)(2)	9.06; 12.02
	(c)	9.06; 14.02
	(d)	9.06
314	(a)	6.06; 6.18; 14.02
	(b)	N.A.
	(c)(1)	9.02; 14.04; 14.05
	(c)(2)	9.02; 14.04; 14.05
	(c)(3)	N.A.
	(d)	12.02; 12.03; 12.05
	(e)	N.A.
	(f)	N.A.
315	(a)	9.01(b); 9.02(a)
	(b)	9.05; 14.02
	(c)	9.01
	(d)	8.05; 9.01(c)
	(e)	8.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	8.05
	(a)(1)(B)	8.04
	(a)(2)	11.02
	(b)	8.07
	(c)	11.05
317	(a)(1)	8.08
	(a)(2)	8.09
	(b)	2.04
318	(a)	14.01
	(c)	14.01

N.A. means Not Applicable

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

TABLE OF CONTENTS

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-iii-

-iv-

-v-

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notation of Subsidiary Guarantee
Exhibit C	-	Form of Legends
Exhibit D	-	Form of Certificate To Be Delivered in Connection with Transfers of Temporary Regulation S Global Note
Exhibit E	-	Form of Certificate To Be Delivered in Connection with Transfers to Non-QIB Accredited Investors
Exhibit F	-	Form of Certificate To Be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit G	-	Common Stock Legend
Exhibit H	-	Form of Conversion Event Notice
Exhibit I	-	Form of Fundamental Change of Control Purchase Notice
Exhibit J	-	Form of Election Notice
Schedule I	-	Reference Table for Calculation of Additional Shares
Schedule II	-	Net Book Values of Real Properties

Note:    This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

-vi-

INDENTURE dated as of August 31, 2010 among U.S. Concrete, Inc., a Delaware corporation (the “Issuer”), and each of the guarantors named herein and from time to time a party hereto (each, a “Guarantor” and together, the “Guarantors”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).

The Issuer has duly authorized the creation of an issue of 9.5% Convertible Secured Notes due 2015 and, to provide therefor, the Issuer and the Guarantors have duly authorized the execution and delivery of this Indenture.  All things necessary to make the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the valid and binding obligations of the Issuer and to make this Indenture a valid and binding agreement of the Issuer and the Guarantors has been done.

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Definitions.

Set forth below are certain defined terms used in this Indenture.

“10-day VWAP” means the average of the daily volume weighted average price of the Issuer’s Common Stock on the national securities exchange or over-the-counter market (e.g., OTC Bulletin Board or Pink OTC Markets Inc.) on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on the Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the relevant 10 consecutive Trading Days when such formula is used.

“144A Global Note” has the meaning given to such term in Section 2.01.

“ABL Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL Debt” means all Indebtedness and letters of credit of the Issuer or any Subsidiary of the Issuer outstanding under any ABL Facility and all other Obligations under any ABL Facility (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Subsidiary of the Issuer, regardless of whether or not a claim for post-filing interest is allowed in such proceedings).

“ABL Facility” means one or more debt facilities (including the Credit Agreement), indentures or commercial paper facilities or other agreements, in each case with banks or other lenders or investors providing for credit loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, amended and restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding additional borrowers or guarantors thereunder), whether by the same or any other agent, lender or group of lenders (or any affiliate of such agent, lender or group of lenders).

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary whether or not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, whether or not such Indebtedness was incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Additional Shares” has the meaning specified in Section 5.07.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person.  For purposes of Section 6.12 only, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns 10% or more of any class of the Voting Stock of the referent Person or (2) of which 10% or more of the Voting Stock is beneficially owned by the referenced Person.  For purposes of this definition and the definition of “Permitted Holder,” “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar or Paying Agent.

“amend” means to amend, supplement, restate, amend and restate, renew , replace or otherwise modify; and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Asset Acquisition” means

(1)           An Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2)           The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a sale and leaseback transaction or a merger or consolidation or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualify shares)) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business.  For purposes of this definition, the term “Asset Sale” shall not include:

(1)           Transfers of cash or Cash Equivalents;

(2)           Transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 7.01 or any transfer that constitutes a Fundamental Change of Control under this Indenture;

(3)           Permitted Investments and Restricted Payments permitted under Section 6.09;

(4)           The creation or realization of any Lien permitted under this Indenture;

(5)           Transfers of surplus, damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(6)           Sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and the Restricted Subsidiaries;

(7)           Any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $5.0 million;

(8)           To the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of assets for like property (excluding any boot thereon) for use in a business similar to that of the Issuer or any Restricted Subsidiary; provided, that if any property that is so disposed is Collateral, the Issuer or the applicable Restricted Subsidiary will provide Liens on such exchanged for like property under and in accordance with this Indenture and the Security Documents;

(9)           The unwinding of any Hedging Obligations;

(10)         Any sale and leaseback transactions permitted by this Indenture;

(11)         Any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(12)         The lease or sublease of any real or personal property in the ordinary course of business;

(13)         The transfer, sale or other disposition resulting from any condemnation or other taking of, any property or assets of the Issuer or any Restricted Subsidiary;

(14)         Any sale or transfer of any interest in the Excluded Joint Venture; and

(15)         Termination of leases and subleases.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts holding the proceeds of any sale or disposition of any Notes Collateral.

“Attributable Debt” means in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bank Collateral Agent” means JPMorgan Chase Bank, N.A. and any successor under the Credit Agreement, or if there is no Credit Agreement, the “Collateral Agent” designated pursuant to the terms of any ABL Facility.

“Banking Services” means each and any of the following bank services provided to the Issuer or any Subsidiary by any lender under an ABL Facility or any of its Affiliates:  (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

 “Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Fundamental Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law to close.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting and in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person).

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1)           Marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(2)           Demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3)           Readily marketable direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(i)           the long-term debt of such state is rated, at the time of the Investment, “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(ii)           such obligations mature not more than one year from the date of acquisition thereof;

(4)           Commercial paper maturing no more than 270 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(5)           Repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(6)           Investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

“Close of Business” means 5:00 p.m. New York City time.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents (which shall not include Excluded Assets).

“Collateral Agreement” means the Pledge and Security Agreement dated the Issue Date (as amended, amended and restated, supplemented renewed, refunded, replaced, restructured or otherwise modified from time to time, whether by the same or any other agent, lender or group of lenders (or any affiliate of such agent, lender or group of lenders) among the Issuer, the Guarantors party thereto and the Noteholder Collateral Agent.

“Common Stock” means the common stock, $0.001 par value per share, of the Issuer as it exists on the date of this Indenture or any other shares of capital stock of the Issuer into which the Common Stock shall be reclassified or changed or, in the event of a merger, consolidation or other similar transaction involving the Issuer that is otherwise permitted hereunder in which the Issuer is not the surviving corporation, the common stock, common equity interests or depositary shares or other certificates representing common equity interests of such surviving corporation or its direct or indirect parent corporation.

“Consolidated Amortization Expense” for any period means the amortization expense and depletion expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1)           Consolidated Net Income, plus

(2)           In each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a)           Consolidated Income Tax Expense,

(b)           Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)           Consolidated Depreciation Expense,

(d)           Consolidated Interest Expense,

(e)           Restructuring Expenses, and

(f)           All other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus

(3)           The aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding (i) the accrual of revenue consistent with past practice and (ii) reversals of prior accruals on reserves for cash items previously included in the calculation of Consolidated Cash Flow, in each case in accordance with GAAP).

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (less interest income) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1)           Imputed interest on Capitalized Lease Obligations,

(2)           Commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)           The net costs associated with Hedging Obligations,

(4)           The interest portion of any deferred payment obligations,

(5)           All other non-cash interest expense,

(6)           Capitalized interest,

(7)           The product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8)           All interest payable with respect to discontinued operations, and

(9)           All interest on any Indebtedness described in clause (7) or (8) of the definition of “Indebtedness”; provided, that such interest shall be included in Consolidated Interest Expense only to the extent that the amount of the related Indebtedness is reflected on the balance sheet of the Issuer or any Restricted Subsidiary, less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Transactions and (B) the amortization during such period of other capitalized financing costs.

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(1)           The net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly Owned Restricted Subsidiaries during such period;

(2)           Except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1) or otherwise in accordance with the definition of Consolidated Secured Debt Ratio, the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)           The net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income at the date of determination is not permitted, directly or indirectly by operation of the terms of its charter or any agreement (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders during such period, unless otherwise waived, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4)           Net income (loss) from disposed or discontinued operations and any gain (or loss) in disposal of discontinued operations;

(5)           Any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale (including for purposes of this clause (5) any asset sale contemplated by clause (14) of the definition of Asset Sale) by the Issuer or any Restricted Subsidiary;

(6)           Gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7)           Unrealized gains and losses with respect to Hedging Obligations;

(8)           The cumulative effect of any change in accounting principles;

(9)           Any amortization or write-offs of debt issuance or deferred financing costs, premiums and prepayment penalties, and all other costs and expenses, in each case, paid or charged during such period to the extent attributable to the Transactions;

(10)         Gains and losses realized upon the refinancing of any Indebtedness of the Issuer or any Restricted Subsidiary;

(11)         Any extraordinary, nonrecurring or unusual gain (or extraordinary, nonrecurring or unusual loss), together with any related provision for taxes on any such extraordinary, nonrecurring or unusual gain (or the tax effect of any such extraordinary, nonrecurring or unusual loss) (including, other than for purposes of Section 6.09, any Restructuring Expenses, any expenses or charges related to any issuance of Equity Interests, Investments, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness) realized by the Issuer or any Restricted Subsidiary during such period;

(12)         Non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Equity Interests or other equity-based awards or any amendment or substitution of any such Equity Interests or other equity-based awards;

(13)         Any goodwill or asset impairment charges or write-offs subsequent to the Issue Date or amortization of other intangibles, in each case in accordance with GAAP;

(14)         Any expenses or reserves for liabilities to the extent that the Issuer or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided, that any liabilities for which the Issuer or such Restricted Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the Issuer or such Restricted Subsidiary will not be indemnified;

(15)         Any restoration to income of any contingency reserve, except to the extent that provisions for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(16)         Any charges or credits relating to the adoption of fresh start accounting principles;

(17)         Without duplication of clause (5) above, any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments entered in relation to the Indebtedness extinguished; and

(18)         Any gain or loss resulting from mark-to-market requirement of any derivative security, including the Notes.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 6.09(a)(ii)(4) or decreased the amount of Investments outstanding pursuant to clause (16) the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Issuer (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under this Indenture or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Issuer and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of the Issuer and its Restricted Subsidiaries on the date of determination that constitutes the Notes, any Other Pari Passu Lien Obligations and any indebtedness incurred under the Credit Agreement (including any letters of credit issued thereunder) to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available (the “Four-Quarter Period”) ending on or prior to the relevant date of determination (the “Relevant Determination Date”).  For purposes of this definition, Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           The incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, redemption, defeasance or other discharge of Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Relevant Determination Date, as if such incurrence, repayment, repurchase or redemption, defeasance or other discharge of or issuance, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2)           Any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Relevant Determination Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act and shall include, for the avoidance of doubt, synergies, operating improvements, operating expense reductions and other cost savings to the extent allowable, calculated in accordance with Article 11 of Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Relevant Determination Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term in excess of 12 months as of the Relevant Determination Date).

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount equal to the product of (i) the aggregate amount of cash contributions (other than Excluded Contributions, Restricted Payments made pursuant to Section 6.09(b)(ii) or Disqualified Stock) or cash contributed by the Issuer or a Restricted Subsidiary of the Issuer) made to the common equity capital of the Company or any Restricted Subsidiary after the Issue Date multiplied by (ii) 0.50.

“Conversion Agent” means the Trustee or such other office or agency designated by the Issuer where the Notes may be presented for conversion.

“Conversion Event” shall be deemed to occur on the first Trading Day following the date that the closing price of the Issuer’s Common Stock (as reported by Bloomberg L.P.) for at least 20 Trading Days in a period of 30 consecutive Trading Days exceeds 150% of the Conversion Price.

“Conversion Price” means, per share of Common Stock, $1,000 divided by the applicable Conversion Rate, subject to adjustment as set forth herein.

“Conversion Rate” means initially 95.23809524 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein.

“Corporate Trust Office” means the corporate trust office of the Trustee located at 150 Fourth Avenue North, 2nd Floor, Nashville, Tennessee 37219, Attention: Corporate Trust Department, or such other office, designated by the Trustee by written notice to the Issuer, at which at any particular time its corporate trust business shall be administered.

“Credit Agreement” means the Credit Agreement dated the Issue Date by and among the Issuer, as Borrower, JPMorgan Chase Bank, N.A, as administrative agent, and JPMorgan Securities Inc., as Sole Book-runner and Lead Arranger, Wells Fargo Capital Finance, LLC, as Documentation Agent and Lead Arranger, the lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, amended and restated, supplemented, extended, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depositary” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Designated Preferred Stock” means preferred stock of the Issuer (other than Disqualified Equity Interests) that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in Section 6.09(a)(ii)(2) hereof.

“Discharge of ABL Debt” means (a) the payment in cash of all obligations outstanding and unpaid under the ABL Facility (including, without limitation, principal, interest, break-funding and increased cost reimbursement, fees and expenses) and the cash collateralization or other satisfactory arrangement of letters of credit then outstanding thereunder, in each case, contemporaneously with or after the termination or expiration of commitments under such ABL Facility and (b) the payment in cash or cash collateralization of Swap Obligations and Banking Services Obligations that are secured by a Lien on ABL Collateral.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final Maturity Date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final Maturity Date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions set forth in Article Three and Section 6.11 respectively, and such Equity Interests provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions set forth in Article Three and 6.11 respectively.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (a) Excluded Equity, (b) those assets that would constitute ABL Collateral but as to which the Bank Collateral Agent shall not have required a lien or security interest (other than such forbearance by the Bank Collateral Agent after the Discharge of ABL Debt, (c) any Trademark (as defined in the Collateral Agreement) applications filed in the United States Patent and Trademark Office on the basis of any Grantor’s, as applicable, “intent-to-use” such trademark, unless and until acceptable evidence of use of the Trademark (as defined in the Collateral Agreement) has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), provided that any such Trademark (as defined in the Collateral Agreement) applications shall automatically be included in the Collateral upon the filing of acceptable evidence of use of such Trademark (as defined in the Collateral Agreement), (d) Equipment (as defined in the Collateral Agreement) and the related accessions and proceeds owned by any Grantor that is subject to a purchase money Lien or a Capital Lease to the extent such purchase money Lien or Capital Lease is a Permitted Lien if the contract to other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease or purchase money lien) prohibits or requires the consent of any Person other than a Grantor as a condition to the creation of any other Lien on such Equipment, (e) any interest in any real property (other than Material Real Property or Collateral constituting As-Extracted Collateral), including without limitation any leasehold interests (other than solely to the extent required to create and perfect a security interest in as-extracted collateral which is part of the ABL Collateral), (f) any assets the perfection of which would require notation of a lien on a certificate of title (other than solely to the extent such assets are part of the ABL Collateral) and (g) Special Property other than the following:

(a)           The right to receive any payment of money (including Accounts, General Intangibles and Payment Intangibles) or any other rights referred to in Sections 9-406, 9-407, 9-408, 9-409 of the UCC to the extent that such Sections of the UCC are effective to limit the prohibitions or restrictions which make such property “Special Property”; and

(b)           Any Proceeds, substitutions or replacements of any Special Property (unless such Proceeds, substitutions or replacements would constitute Special Property).

“Excluded Contributions” means the net cash proceeds or Cash Equivalents received by the Issuer after the Issue Date from:

(1)           contributions to its common equity capital; and

(2)           the sale (other than to the Issuer or to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary of the Issuer) of Qualified Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate, the proceeds of which are excluded from the calculation set forth in Section 6.09(a)(ii)(2) hereof.

“Excluded Equity” means Equity Interests solely to the extent:

(a)           In excess of 66% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary;

(b)           Equity Interests issued by the Excluded Joint Venture; or

(c)           The inclusion of such Equity Interests in the Collateral would require separate financial statements for a Subsidiary of the Issuer to be filed with the SEC (or any successor federal agency) pursuant to Rule 3-16 of Regulation S-X (or any successor law or regulation), as in effect from time to time.

“Excluded Joint Venture” means Superior Materials Holdings LLC and its direct and indirect Subsidiaries.

“Ex-Dividend Date” means the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant issuance or distribution.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.  Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee.  Fair Market Value (other than of any asset with a public trading market) in excess of $20.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Board of Directors of the Issuer and delivered to the Trustee.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia.

“Four-Quarter Period” has the meaning given to such term in the definition of “Consolidated Secured Debt Ratio.”

“Fundamental Change of Control” will be deemed to occur at such time as:

(i)            The Issuer consolidates with or merges with or into another Person (other than any Subsidiary of the Issuer and its outstanding Voting Stock is reclassified into, converted for or converted into the right to receive any other property or security, or the Issuer sells, conveys, transfers or leases all or substantially all of its properties and assets to any Person (other than its Subsidiary); provided, that the foregoing shall not constitute a Fundamental Change of Control if (x) Persons that beneficially own the Issuer’s Voting Stock immediately prior to the transaction own, directly or indirectly, a majority of the Voting Stock of the surviving or transferee Person immediately after the transaction in substantially the same proportion as their ownership of the Issuer’s Voting Stock immediately prior to the transaction or (y) such transaction is a consolidation, merger or sale, lease, conveyance or other disposition the purpose of which is to effect the Issuer’s redomiciling;

(ii)           Any “person” or “group”, other than the Issuer or any of its Subsidiaries or any employee benefit plan of the Issuer or such Subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of the Issuer’s capital stock then outstanding and entitled to vote generally in elections of directors; or

(iii)          During any period of 12 consecutive months after the Issue Date, Persons who at the beginning of such 12 month period constituted the Issuer’s Board of Directors, together with any new Persons whose election was approved by a vote of a majority of the Persons then still comprising its Board of Directors who were either members of the Board of Directors at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Issuer’s Board of Directors.

For purposes of this definition, (i) ”beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, (ii) ”group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act and (iii) ”person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act, in each case whether or not applicable.

A “Fundamental Change of Control” shall be deemed not to have occurred in the case of a merger or consolidation described in clause (i) of the definition of Fundamental Change of Control if (x) at least 90% of the consideration paid for the Issuer’s Common Stock (other than cash payments for fractional shares and cash payments pursuant to dissenter’s appraisal rights) in the merger or consolidation consists of common stock of a United States or non-United States company traded on a United States national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (y) the market capitalization of the acquiror in such merger or consolidation is at least equal to or greater than the market capitalization of the Issuer on the Trading Day immediately preceding the day on which such merger or consolidation is publicly announced.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Grantors” means the Issuer and the Guarantors.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person:  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means (1) each Restricted Subsidiary of the Issuer on the Issue Date (other than any Foreign Subsidiaries and the Excluded Joint Venture) and (2) each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided, that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) the accrual of interest, the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall not be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)           All liabilities, contingent or otherwise, of such Person for borrowed money;

(2)           All obligations of such Person evidenced by bonds, debentures, notes, other similar instruments or letters of credit (or reimbursement obligations with respect thereto);

(3)           All reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)           All obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than 60 days after such property is acquired or services completed, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5)           The amount of all Disqualified Equity Interests of such Person calculated in accordance with GAAP (whether classified as debt, equity or mezzanine);

(6)           All Capitalized Lease Obligations of such Person or Attributable Debt in respect of sale and leaseback transactions;

(7)           All Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)           All Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided, that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9)           To the extent not otherwise included in this definition, Hedging Obligations of such Person;

(10)         All obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, except trade payables incurred by such Person in the ordinary course of business; and

(11)         Indebtedness of any partnership in which such Person is a general partner (other than to the extent that the instrument or agreement evidencing such Indebtedness expressly provides that such Indebtedness is recourse only to the partnership and not to the general partner).

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date.  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, disinterested and independent with respect to the Issuer and its Affiliates.

“Institutional Accredited Investor” or “IAI” means an “accredited investor” with the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date among the Bank Collateral Agent, the Trustee, the Noteholder Collateral Agent, the Issuer and each Guarantor, as it may be amended, amended and restated, modified, supplemented, extended, renewed or replaced from time to time in accordance with the Indenture or other intercreditor agreements among the Trustee, the Noteholder Collateral Agent, an agent for lenders providing an ABL Facility from time to time, in each case as it may be amended, modified, supplemented, extended, renewed or replaced.

“interest” means, with respect to the Notes, unless the context requires otherwise, interest and Additional Interest, if any, on the Notes.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes and shall mean each March 1, June 1, September 1 and December 1 of each year.

“Investments” of any Person means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of:

(1)           All loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)           All purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)           All other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4)           The Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made.  The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 6.17.  If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained.  Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means the date on which the Notes are originally issued.

“Last Reported Sale Price” of Common Stock on any Trading Day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one, the average of the average bid and the average ask prices) on that day as reported on the principal United States securities exchange on which shares of Common Stock are then traded.  If the Common Stock is not listed for trading on a United States national securities exchange on the relevant date, the “Last Reported Sale Price” of Common Stock will be the last quoted bid price per share of Common Stock in the over-the-counter market on the relevant date as reported by the OTC Bulletin Board or Pink OTC Markets Inc. or similar organization on which the Common Stock is then quoted.  If the Common Stock is not so quoted, the “Last Reported Sale Price” of Common Stock will be as determined by a United States nationally recognized securities dealer retained by the Issuer for that purpose.  The “Last Reported Sale Price” of Common Stock will be determined without reference to extended or after hours trading.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Material Real Property” means any owned real property (or any interest in owned real property) having a net book value in excess of $700,000.

“Maturity Date” means August 31, 2015.

“Maximum ABL Debt Amount” means, on any date of determination, the amount of (i) (1) the aggregate principal amount of ABL Debt then outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and the Restricted Subsidiaries thereunder) which principal amount shall not exceed $80.0 million less (2) to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of the application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Agreement in accordance with Section 6.11, plus (ii) the aggregate amount of all then outstanding Banking Services Obligations and the then applicable net aggregate obligation amount of all then outstanding Swap Obligations incurred with any lender under an ABL Facility (or an affiliate of such lender), in the case of each of the obligations under this clause (ii), to the extent secured under any ABL Facility, plus (iii) all accrued and unpaid interest accruing in respect of or attributable to, but only in respect of or attributable to, the aggregate principal amount of ABL Debt at any one time not to exceed the amount referred to in clause (i) above, fees, indemnities (other than unasserted, contingent indemnity obligations) and other obligations (other than principal and interest) relating to the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgages” means mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 6.15.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)           Brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants, investment banks, consultants and placement agents) of such Asset Sale;

(2)           Provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)           Amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)           Payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale;

(5)           Appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds; and

(6)           Any portion of the purchase price from an Asset Sale placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Sale) in accordance with GAAP; provided, however, that the termination of any such escrow, Net Available Proceeds shall be increased by the amount of any portion of funds released from escrow to the Issuer or any Restricted Subsidiary.

“Non-Recourse Indebtedness” means:

(1)           As to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)           No default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)           As to which the lenders have been notified or acknowledged in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Issuer or any Restricted Subsidiary) or assets of the Issuer and the Restricted Subsidiaries.

“Non-U.S. Person” has the meaning assigned to such term in Regulation S.

“Note Documents” means the Notes, the Notes Guarantees, the Indenture, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s payment obligations under this Indenture and the Notes, executed pursuant to this Indenture.

“Noteholder Collateral Agent” means U.S. Bank National Association, as Noteholder Collateral Agent, and any successor thereto in such capacity.

“Noteholder Secured Parties” means the Trustee, Noteholder Collateral Agent, each Holder and each other holder of, or obligee in respect of, any obligations in respect of the Notes outstanding at such time and the beneficiaries of each indemnification obligation undertaken by a Note Party under any Note Document.

“Note Parties” means the Issuer and the Guarantors.

“Notes” means, collectively, the Issuer’s 9.5% Convertible Secured Notes due 2015 issued in accordance with Section 2.02 treated as a single class of securities under this Indenture, as amended or supplemented from time to time in accordance with the terms of this Indenture.

“Notes Collateral” means substantially all of the assets (excluding all Excluded Assets) that are owned or hereafter acquired by the Issuer or by any Guarantor to the extent pledged or required to be pledged to secure the Notes on a first-priority basis in favor of the Noteholder Secured Parties in accordance with the Intercreditor Agreement, this Indenture and the Security Documents, including, to the extent constituting Collateral, all to the extent owned or hereafter acquired by the Issuer or by any Guarantor, (i) Equity Interests in any Subsidiary of the Issuer, (ii) Material Real Property, (iii) Equipment (other than mixer trucks), (iv) Intellectual Property, (v) other Collateral to the extent not constituting ABL Collateral and (v) Proceeds of Notes Collateral, including the Asset Sale Proceeds Account; provided that after the Discharge of ABL Debt secured by the ABL Collateral and subject to the terms, conditions and provisions of the Intercreditor Agreement, this Indenture and the Security Documents, all Collateral shall constitute Notes Collateral.  All capitalized terms used in this definition and not otherwise defined in this Indenture shall have the meaning attributed thereto in the Uniform Commercial Code for the State of New York.

“Obligation” means any principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase or otherwise), premium, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Offering Memorandum” means the offering memorandum of the Issuer relating to the offering of the Notes dated August 16, 2010 (including any documents incorporated by reference therein).

“Officer” means any of the following of the Issuer:  the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Open of Business” means 9:00 a.m. New York City time.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of, or counsel to, the Issuer, a Guarantor or the Trustee.

“Other Pari Passu Lien Obligations” means any other Refinancing Indebtedness that refinances or refunds (or successive refinancings and refundings) any Notes and all Obligations with respect to such Indebtedness; provided, that such Indebtedness shall (a) have a stated maturity date that is equal to or longer than the Notes, (b) contain terms and covenants that are no more restrictive than the terms and covenants under the Notes, (c) contain terms and covenants that are more restrictive than the terms and covenants under the Notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the Notes and the Indenture are amended to contain any such more restrictive terms and covenants and (d) be secured by an interest in the Collateral that ranks pari passu or junior to the security interest and Liens of the Noteholder Collateral Agent in the Collateral for the benefit of the Noteholder Secured Parties.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Perfection Certificate” shall mean any Perfection Certificate substantially in the form delivered on the Issue Date.

“Permanent Regulation S Global Note” has the meaning given to such term in Section 2.01.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Offering Memorandum and businesses that are reasonably related thereto, reasonable extensions thereof or necessary or desirable to facilitate any such business, and any unrelated business to the extent that it is not material in size as compared with the Issuer’s business as a whole.

“Permitted Investment” means:

(1)           (i) Investments by the Issuer or any Guarantor in (a) any Restricted Subsidiary that is a Guarantor or (b) any Person that will become immediately after such Investment a Restricted Subsidiary that is a Guarantor or that will merge or consolidate into the Issuer or any Restricted Subsidiary that is a Guarantor and (ii) Investments by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary;

(2)           Investments in the Issuer by any Restricted Subsidiary;

(3)           Hedging Obligations incurred in compliance with Section 6.08;

(4)           Cash and Cash Equivalents;

(5)           Receivables and trade credit owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(6)           Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(7)           Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.11;

(8)           Lease, utility and other similar deposits in the ordinary course of business;

(9)           Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests;

(10)         Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(11)         Guarantees of Indebtedness permitted to be incurred under this Indenture;

(12)         Advances, loans, rebates and extensions of credit to suppliers, customers and vendors in the ordinary course of business in an aggregate amount, together with the aggregate amount of Indebtedness under clause (xiii) of the definition of “Permitted Indebtedness” not to exceed $2.5 million at any time outstanding;

(13)         Payroll, travel, relocation, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as operating expenses for accounting purposes and that are made in the ordinary course of business;

(14)         Investments in existence on the Issue Date (including Investments in the Excluded Joint Venture) or made pursuant to binding commitments existing on the Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on the Issue Date; provided that the amount of such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Indenture or (b) as may otherwise be permitted under this Indenture;

(15)         Prepaid expenses, negotiable instruments held for collection and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(16)         Investments in an aggregate amount not to exceed, at any one time outstanding, not to exceed the greater of $5.0 million and 2.5% of Consolidated Net Tangible Assets at the time of such Investment (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(17)         Investments by the Issuer and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business, including such Investments in connection with the entry into any new hauling arrangements contemplated as of  the date of this Indenture;

(18)         Any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(19)         Any Investment by the Issuer or a Restricted Subsidiary of the Issuer in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed the greater of (a) $15.0 million and (b) 10% of Consolidated Net Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary;

(20)         Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(21)         Investments acquired after the date of this Indenture as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by Article Seven hereof after the date of this Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22)         Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(23)         Any acquisition of assets or Equity Interests solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any contribution to the common equity of the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (23) will be excluded from Section 6.09(a)(ii)(4);

(24)         Investments by the Issuer or any Restricted Subsidiary in the Excluded Joint Venture in an aggregate amount not to exceed $7.0 million; and

(25)         For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clause (1) through (24) above, or is otherwise entitled to be incurred or made pursuant to Section 6.09, the Issuer will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or pursuant to Section 6.09.

The amount of Investments outstanding at any time pursuant to clause (16) above shall be deemed to be reduced:

(a)           Upon the disposition or repayment of or return on any Investment made pursuant to clause (16) above, as the case may be, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b)          Upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (16).

“Permitted Liens” means the following types of Liens:

(1)           Liens on the Collateral securing the ABL Debt not to exceed the Maximum ABL Debt Amount and Banking Services Obligations and Swap Obligations (whose priority shall be governed by the Intercreditor Agreement);

(2)           Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves or other appropriate provisions as may be required pursuant to GAAP;

(3)           Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6)           Judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired, which are being contested in good faith and for which adequate reserves have been made to the extent required by GAAP;

(7)           Survey exceptions, easements, rights-of-way, zoning restrictions, non-monetary encumbrances and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(8)           Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(9)           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(10)         (A) Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and (B) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(11)         Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(12)         Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases;

(13)         Liens securing the Notes outstanding on the Issue Date, and Liens securing Other Pari Passu Lien Obligations, the Note Guarantees relating thereto and any Obligations with respect to such Notes, Other Pari Passu Liens Obligations and Note Guarantees; provided, that such Liens with respect to Other Pari Passu Lien Obligations do not extend to any additional assets not securing the Notes;

(14)         Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(15)         Liens in favor of the Issuer or a Guarantor;

(16)         Liens securing Indebtedness and related obligations (including Hedging Obligations and cash management obligations incurred in the ordinary course and not for speculative purposes) permitted pursuant to clauses (iv) or (viii)(a) of Section 6.08(b) and Refinancing Indebtedness of such, in each case, to the extent such Liens in respect of Hedging Obligations are subject to the Intercreditor Agreement or another intercreditor agreement substantially consistent with and no less favorable to the Holders in any material respect than the Intercreditor Agreement and treated as “ABL Priority Liens” (as defined in the Intercreditor Agreement) under the applicable intercreditor agreement;

(17)         Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided, that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18)         Liens securing Indebtedness permitted to be incurred under Section 6.08(b)(xi); provided, that the Liens securing such Indebtedness (i) are solely on acquired property or Equity Interests of the acquired entity, and the proceeds thereof or (ii) do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Indebtedness prior to the incurrence of such Indebtedness by the Issuer or a Restricted Subsidiary;

(19)         Liens, other than those securing Indebtedness permitted to be incurred under Section 6.08, on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20)         Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16) ,(17), (18), (19) and this clause (20); provided, that such Liens (i) do not extend to any additional assets (other than improvements thereon and replacements thereof and proceeds) and (ii) are of the same priority as any such Liens prior to such refinancing;

(21)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)         Liens with respect to obligations that do not in the aggregate exceed $5.0 million at any one time outstanding;

(23)         Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or any of its Restricted Subsidiaries relating to such property or assets;

(24)         Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the Issuer or (B) such Person or such property is acquired by the Issuer or any Restricted Subsidiary; provided, that such Liens do not extend to any other assets of the Issuer or any Restricted Subsidiary and such Lien secures only those obligations which it secures on the date of such acquisition (and extensions, renewals, refinancings and replacements thereof);

(25)         Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(26)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27)         Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(28)         Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(29)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(30)         Customary Liens granted in favor of a trustee (including the Trustee) to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Indenture is issued including this Indenture;

(31)         Liens on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries to the extent not pledged as Notes Collateral; and

(32)         (i) With respect to real property owned by the Issuer or applicable Restricted Subsidiary, Liens encumbering any leases or subleases of real property leased to a third party and not incurred in connection with Indebtedness, which do not materially distract from the use of the property subject thereto and that do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries, taken as a whole and (ii) with respect to any real property leased by the Issuer or any Restricted Subsidiary, any Liens on the title of such property not created by the Issuer or the Restricted Subsidiary, as applicable.

For purposes of determining compliance with this definition, (a) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (b) in the event that a Lien (or any portion thereof) meets the criteria of one or more categories of Permitted Liens described above, the Issuer shall, in its sole discretion, classify (or later reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise):  (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Private Placement Legend” means the legends initially set forth on the Notes in the form set forth in Exhibit C.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary, in each case, incurred for the purpose of financing all or any part of the purchase price, lease or mortgage financing (including such Indebtedness as lessee) of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, and the payment of any sales or other taxes associated therewith; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and payment and (2) such Indebtedness shall be incurred within one year after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Purchaser Group” means Monarch Alternative Capital LP, Whitebox Advisors, LLC and York Capital Management Global Advisors, LLC, in each case including any of their respective related funds and Affiliates.

“Purchaser Party” means any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) who acquired Notes from the Issuer on the Issue Date.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided, that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act.

“Record Date” means the applicable Record Date specified in the Notes; provided, that if any such date is not a Business Day, the Record Date shall be the first day immediately succeeding such specified day that is a Business Day.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Notes.

“refinance” means to refinance, repay, prepay, replace, renew, refund, redeem, defease or retire.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to redeem, extend, renew, replace, defease, refund or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1)           The principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premiums and defeasance costs paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)           The Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(3)           If the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu in right of payment with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

(4)           The Refinancing Indebtedness has a final Stated Maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the Maturity Date of the Notes; provided, that (x) if the Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, then such Refinancing Indebtedness shall have a final Stated Maturity after the Maturity Date of the Notes and (y) if the Refinancing Indebtedness is with respect to Refinanced Indebtedness that was Subordinated Indebtedness, then such Refinancing Indebtedness shall have a maturity date no earlier than the Maturity Date of the Notes; and

(5)           The portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Maturity Date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the Maturity Date of the Notes; provided, that (x) if the Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, then no portion of such Refinancing Indebtedness shall mature until after the Maturity Date of the Notes and (y) if the Refinancing Indebtedness is with respect to Refinanced Indebtedness that was Subordinated Indebtedness, then no portion of such Refinancing Indebtedness shall mature before the Maturity Date of the Notes.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and the Purchaser Parties.

“Regulation D” means Regulation D under the Securities Act.

“Regulation S” means Regulation S under the Securities Act.

“Relevant Determination Date” has the meaning given to such term in the definition of “Consolidated Secured Debt Ratio.”

“Requirement of Law” means, collectively, any and all requirements of any governmental authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of this Indenture.

“Restricted Payment” means any of the following:

(1)           The declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests, (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary (provided that such dividends or distributions be to the Issuer or a Guarantor if made by a Guarantor), (c) any dividend or other distribution for which an adjustment of the Conversion Rate is made in accordance with Article Five and (d) any dividend, distribution or interest payment made to a Holder of Notes or Common Stock issuable upon conversion of the Notes in accordance with this Indenture;

(2)           The redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, or any equity holder of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3)           Any Investment other than a Permitted Investment; or

(4)           Any prepayment with respect to or redemption, repurchase, retirement, defeasance or other acquisition for consideration of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness, in each case prior to the scheduled payment date or maturity or prior to any scheduled repayment of principal or sinking fund payment.

“Restricted Security” means a Note that constitutes a “Restricted Security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.  As of the Issue Date, all Subsidiaries of the Issuer shall be Restricted Subsidiaries.

“Restructuring Expenses” means losses, expenses and charges incurred in connection with restructuring within the Issuer and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation, disposition or consolidation of facilities, including severance, curtailments or modifications of pension plans, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“SEC” means the United States Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agreement and any security agreements, pledge agreements, mortgages, collateral assignments and related agreements, in each case as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the property and assets (other than Excluded Assets) of each Grantor.

“Shelf Registration Statement” has the meaning assigned to it in the Registration Rights Agreement.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (xi) or (xii) under Section 8.01 has occurred and is continuing, or which are being released from their Note Guarantees (in the case of clause (x) of Section 11.02(b), would constitute a Significant Subsidiary under clause (1) of this definition.

“Special Property” means:

(a)           Any contract, General Intangible, permit, lease or license held by any Grantor that validly prohibits the creation by such Grantor of a security interest therein;

(b)           Any contract, General Intangible, permit, lease or license held by any Grantor to the extent that any Requirement of Law applicable thereto prohibits the creation of a security interest therein;

(c)           Any contract, General Intangible, permit, lease or license held by any Grantor to the extent that the creation by such Grantor of a security interest therein is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained;

(d)           Any property owned on the date hereof or acquired after the date hereof by any Grantor that is subject to a Lien permitted by either clause (14), (18), (19) or (20) of the definition of Permitted Liens if the contract or agreement pursuant to which such Lien is granted validly prohibits the creation of any other Lien on such property or requires the consent of another party to create such Lien, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained.

provided, however, that to the extent such property constitutes Special Property due to a prohibition on the creation of any security interest or other Lien in the relevant permit, lease, license, contract or other agreement or by Requirement of Law applicable thereto, then in each case described in clauses (a), (b), (c) or (d) of this definition, such property shall constitute “Special Property” only to the extent and for so long as such permit, lease, license, contract or other agreement or Requirement of Law applicable thereto validly prohibits the creation of a security interest or Lien on such property in favor of the Noteholder Collateral Agent or such permit, lease, license, contract, other agreement or Requirement of Law validly requires any consent not obtained thereunder in order for the Issuer or a Guarantor to create a security interest therein and, upon the termination or waiver of such prohibition or requirement (howsoever occurring), such property shall cease to constitute “Special Property”;

and provided, further, that clauses (a), (b), (c) and (d) of this definition shall not be construed to limit, impair or otherwise affect the Noteholder Secured Parties’ continuing security interests in any Grantor’s rights to or interests of any Grantor in (x) monies due or to become due under any such contract, license, agreement, instrument or other document (to the extent not prohibited by such contract, license, agreement, instrument or other document and applicable law), or (y) any proceeds from the sale, license, lease or other disposition of any such contract, license, agreement, instrument or other document.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.  For the avoidance of doubt, (i) unsecured Indebtedness is not subordinated to secured Indebtedness merely because it is unsecured and (ii) senior Indebtedness is not subordinated Indebtedness merely because it has a junior lien priority with respect to the same collateral.

“Subsidiary” means, with respect to any Person:

(1)           Any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)           Any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.  The Excluded Joint Venture shall not be a Subsidiary of the Issuer or any Restricted Subsidiary for purposes of this Indenture.

“Swap Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or any Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Swap Agreements.

“Temporary Regulation S Global Note” has the meaning given to such term in Section 2.01.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness (excluding the Capitalized Lease Obligations, Purchase Money Indebtedness and Non-Recourse Indebtedness) of the Issuer and its Restricted Subsidiaries to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available, in each case with such pro forma and other adjustments to such consolidated total Indebtedness and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of Consolidated Secured Debt Ratio.

“Trading Day” means a day during which trading in securities generally occurs on the principal United States securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Issuer and the Guarantors of the Indenture, Collateral Agreement, Intercreditor Agreement and other related documents to which they are a party and the issuance of the Notes thereunder, (b) the execution, delivery and performance the Issuer and the Subsidiaries party thereto of the Credit Agreement, Intercreditor Agreement and related security documents on the Issue Date and borrowing thereunder, (c) restructuring of the Issuer pursuant to the plan of reorganization to be confirmed and consummated in one or more voluntary cases under Chapter 11 of the Bankruptcy Code to be commenced by the Issuer in the United States Bankruptcy Court for the District of Delaware and (d) the payment of related fees and expenses.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.  Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 6.17 and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

“U.S. Legal Tender” means such coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly Owned Restricted Subsidiaries.

SECTION 1.02.	Other Definitions.

Term	Section
144A Global Note	Section 2.01
acceleration declaration	Section 8.02
Accrued Interest	Section 5.03(b)
Additional Shares	Section 5.07(b)
Affiliate Transaction	Section 6.12(a)
Authentication Order	Section 2.02
Cap Conversion Dates	Section 5.08(c)
Cash Conversion Amount	Section 5.08(e)
Cash Conversion Payment Date	Section 5.08(i)
Conversion Cap	Section 5.13
Conversion Date	Section 5.02(a)(iv)
Conversion Event	Section 5.08(a)
Conversion Event Notice	Section 5.08(a)

Term	Section
Conversion Notice	Section 5.02(a)(i)
Conversion Payment Date	Section 5.02(b)
Conversion Termination Date	Section 5.08(b)
Covenant Defeasance	Section 10.02(c)
Deposit Bank	Section 4.01(b)(vii)
Designation	Section 6.17(a)
Designation Amount	Section 6.17(a)(ii)
Distributed Assets	Section 5.04(d)(v)
Effective Date	Section 5.07(c)
Election Notice	Section 5.08(c)
Event of Default	Section 8.01
Excess Proceeds	Section 6.11(d)(iii)
Expiration Date	Section 5.04(f)
Expiration Time	Section 5.04(f)
Four Quarter Period	Section 5.04(f)
Fundamental Change of Control Issuer Notice	Section 3.01(b)
Fundamental Change of Control Purchase Date	Section 3.01(a)
Fundamental Change of Control Purchase Notice	Section 3.01(c)(i)
Fundamental Change of Control Purchase Price	Section 3.01(a)
Global Notes	Section 2.01
Guarantee Obligations	Section 13.01
Guarantors	Preamble
IAI Global Note	Section 2.01
indenture securities	Section 1.03
indenture security holder	Section 1.03
indenture to be qualified	Section 1.03
indenture trustee	Section 1.03
institutional trustee	Section 1.03
Issuer	Preamble
Legal Defeasance	Section 10.02(b)
Make Whole Payment	Section 5.07(f)
Net Proceeds Offer	Section 6.11(e)(i)
Net Proceeds Payment Date	Section 6.11(g)(2)
Net Proceeds Surplus	Section 6.11(f)
obligor	Section 1.03
Offered Price	Section 6.11(e)(ii)
Pari Passu Indebtedness Price	Section 6.11(e)(ii)
Participants	Section 2.15(a)
Paying Agent	Section 2.03
Payment Amount	Section 6.11(e)(i)
Permanent Regulation S Global Note,	Section 2.01
Permitted Indebtedness	Section 6.08(b)
Physical Notes	Section 2.01
Premises	Section 6.15
Public Spin-Off	Section 5.04(d)(v)

Term	Section
Public Spin-Off Valuation Period	Section 5.04(d)(v)
Redemption Price	Section 4.01(a)
Redesignation	Section 6.17(d)
Reference Property	Section 5.05(b)
Registrar	Section 2.03
Regulation S Global Note	Section 2.01
Relevant Determination Date	Section 1.01
Remaining Notes	Section 5.08(g)
Restricted Payments Basket	Section 6.09(a)(ii)
Share Price	Section 5.07(c)
Successor	Section 7.01(a)(i)(2)
Temporary Regulation S Global Note	Section 2.01
Trigger Event	Section 5.04(d)(v)
Trustee	Preamble

SECTION 1.03.	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, such provision is incorporated by reference in, and made a part of, this Indenture.  The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer, any Guarantor or any other obligor on the Notes.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.04.	Rules of Construction.

Unless the context otherwise requires:

(i)           A term has the meaning assigned to it;

(ii)          An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)         “or” is not exclusive;

(iv)         Words in the singular include the plural, and words in the plural include the singular;

(v)          Provisions apply to successive events and transactions;

(vi)         “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii)        The words “including,” “includes” and similar words shall be deemed to be followed by “without limitation” and

(viii)       Capitalized words used in the definition of Notes Collateral and Excluded Assets shall be deemed to have the meanings attributed thereto in the Uniform Commercial Code for the State of New York.

ARTICLE TWO

THE NOTES

SECTION 2.01.	Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  The Issuer shall approve the form of the Notes and any notation, legend or endorsement on them, which approval can be evidenced by execution thereof.  Each Note shall be dated the date of its issuance and show the date of its authentication.  Each Note shall have an executed Note Guarantee from each of the Guarantors existing on the Issue Date endorsed thereon substantially in the form of Exhibit B.

The terms and provisions contained in the Notes and the Note Guarantees shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes will be offered and sold in the United States in reliance on Regulation D.  Notes offered and sold to “Qualified Institutional Buyers” as defined in Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (each a “144A Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit C.

Notes offered and sold to Institutional Accredited Investors shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (the “IAI Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit C.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of a single temporary global Note in registered form, substantially in the form of Exhibit A (the “Temporary Regulation S Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit C.  Reasonably promptly following the date that is 40 days after the later of the commencement of the offering of the Notes in reliance on Regulation S and the Issue Date, upon receipt by the Trustee and the Issuer of a duly executed certificate certifying that the Holder of the beneficial interest in the Temporary Regulation S Global Note is a Non-U.S. Person, substantially in the form of Exhibit D from the Depositary, a single permanent global Note in registered form substantially in the form of Exhibit A (the “Permanent Regulation S Global Note,” and together with the Temporary Regulation S Global Note, the “Regulation S Global Note” and together with the 144A Global Note and the IAI Global Note, the “Global Notes”) duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the Depositary, and the Registrar shall reflect on its books and records the cancellation of the Temporary Regulation S Global Note and the issuance of the Permanent Regulation S Global Note.

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, as hereinafter provided.  Notes issued in exchange for interests in a Global Note pursuant to Section 2.16 may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A and bearing the applicable legends, if any (the “Physical Notes”).

SECTION 2.02.	Execution, Authentication and Denomination.

One Officer of the Issuer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for such Issuer by manual or facsimile signature.  One Officer of a Guarantor (who shall have been duly authorized by all requisite corporate actions) shall sign the Note Guarantee for such Guarantor by manual or facsimile signature.

If an Officer whose signature is on a Note or Note Guarantee, as the case may be, was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note (and the Note Guarantees in respect thereof) shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to $55,000,000, except for Notes authenticated and delivered upon registration of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.06, Section 2.07, and Section 2.10.

The Notes shall be known and designated as the “9.5% Convertible Senior Notes due 2015” of the Issuer.  The principal amount shall be payable at the Maturity Date.

The Trustee shall authenticate the Notes on the Issue Date upon a written order of the Company in the form of a certificate of an Officer of the Company (an “Authentication Order”).  The Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated and whether the Notes are to be issued as certificated Notes or Global Notes or such other information as the Trustee may reasonably request.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes.  Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer.  The Trustee shall have the right to decline to authenticate and deliver any Notes under this Indenture if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability.

The Notes shall be issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof.

SECTION 2.03.	Registrar and Paying Agent.

The Issuer shall maintain or cause to be maintained an office or agency in the Borough of Manhattan, The City of New York, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may, subject to Section 2 of the Notes, be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain or cause to be maintained an office or agency in the Borough of Manhattan, The City of New York, for such purposes.  The Issuer may act as Registrar or Paying Agent, except that for the purposes of Article Ten, neither the Issuer nor any Affiliate of the Issuer shall act as Paying Agent.  The Registrar shall keep a register of the Notes and of their transfer and exchange and the entries in such register shall be conclusive as to the ownership of each of the Notes, absent manifest error.  The Issuer, upon notice to the Trustee, may have one or more co-registrars and one or more additional paying agents reasonably acceptable to the Trustee.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent.  The Issuer shall notify the Trustee, in advance, of the name and address of any such Agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

SECTION 2.04.	Paying Agent to Hold Assets in Trust.

The Issuer shall require each Paying Agent other than the Trustee or the Issuer or any Subsidiary to agree in writing that, subject to Article Twelve, each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Issuer or any other obligor on the Notes), and shall notify the Trustee of any Default by the Issuer (or any other obligor on the Notes) in making any such payment.  The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed.  Upon distribution to the Trustee of all assets that shall have been delivered by the Issuer to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.05.	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven (7) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06.	Transfer and Exchange.

Subject to Sections 2.15 and 2.16, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing.  To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request.  No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Without the prior written consent of the Issuer, the Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the Close of Business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to Article Five, except the unredeemed portion of any Note being redeemed in part, and (iii) beginning at the opening of business on any Record Date and ending on the Close of Business on the related Interest Payment Date.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent) in accordance with the applicable legends thereon, and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.

SECTION 2.07.	Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met.  Such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Issuer and the Trustee, to protect the Issuer, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced.  The Issuer may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note pursuant to this Section 2.07, including reasonable fees and expenses of counsel and of the Trustee.

Every replacement Note is an additional obligation of the Issuer and every replacement Note Guarantee shall constitute an additional obligation of the Guarantor thereof.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of lost, destroyed or wrongfully taken Notes.

SECTION 2.08.	Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  A Note does not cease to be outstanding because the Issuer, the Guarantors or any of their respective Affiliates hold the Note (subject to the provisions of Section 2.09).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the principal amount of any Note is considered paid under Section 6.01, it ceases to be outstanding and interest ceases to accrue.  If on a Redemption Date or the Maturity Date the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09.	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any of its Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

SECTION 2.10.	Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.  Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.  Notwithstanding the foregoing, so long as the Notes are represented by a Global Note, such Global Note may be in typewritten form.

SECTION 2.11.	Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment.  The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary), and no one else, shall cancel and, at the written direction of the Issuer, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures.  Subject to Section 2.07, the Issuer may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.  If the Issuer or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

SECTION 2.12.	Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner.  The Issuer may pay the defaulted interest to the persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Issuer for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day.  At least 15 days before any such subsequent special record date, the Issuer shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

SECTION 2.13.	Cusip Numbers.

The Issuer in issuing the Notes may use “CUSIP” numbers, and if so, the Trustee shall use the “CUSIP” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the “CUSIP” numbers printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes.  The Issuer will promptly notify the Trustee of any change in the “CUSIP” numbers.

SECTION 2.14.	Deposit of Moneys.

Subject to Section 2 of the Notes, prior to 11:00 a.m. New York City time on each Interest Payment Date, Maturity Date, Redemption Date, Fundamental Change of Control Payment Date, Conversion Payment Date, Conversion Termination Date and Net Proceeds Payment Date, the Issuer shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date, Redemption Date, Fundamental Change of Control Payment Date, Conversion Payment Date, Conversion Termination Date and Net Proceeds Payment Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Maturity Date, Redemption Date, Fundamental Change of Control Payment Date, Conversion Payment Date, Conversion Termination Date and Net Proceeds Payment Date, as the case may be.

SECTION 2.15.	Book-Entry Provisions for Global Notes.

(a)           General.  The Global Notes initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as set forth in Exhibit C, as applicable.

Members of, or participants in, the Depositary (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)          Global Notes.  Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees.  Interests of beneficial owners in the Global Notes may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Depositary and the provisions of Section 2.16; provided, that in no event shall a beneficial interest in a Global Note be credited, or a Physical Note which is not a Restricted Security be issued, to a Person who is an affiliate (as defined in Rule 144 under the Securities Act) of the Issuer.  In addition, Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) the Depositary notifies the Issuer that it is unwilling or unable to act as Depositary for any Global Note, the Issuer so notifies the Trustee in writing and a successor Depositary is not appointed by the Issuer within 90 days of such notice or (ii) the Issuer, at its option, and subject to the procedures of the Depositary, notifies the Trustee in writing that it elects to cause the issuance of the Notes in the form of Physical Notes under this Indenture.  Upon any issuance of a Physical Note in accordance with this Section 2.15(b) the Trustee is required to register such Physical Note in the name of, and cause the same to be mailed to, such person or persons (or the nominee of any thereof).  All such Physical Notes shall bear the applicable legends, if any.

(c)           Transfer or Exchange of a Position of the Beneficial Interest in a Global Note.  In connection with any transfer or exchange of a portion of the beneficial interest in a Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of authorized denominations in an aggregate principal amount equal to the principal amount of the beneficial interest in the Global Note so transferred.

(d)          Transfer of a Global Note as an Entirety.  In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to paragraph (b) of this Section 2.15, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and (i) the Issuer shall execute, (ii) the Guarantors shall execute notations of Note Guarantees on and (iii) the Trustee shall upon written instructions from the Issuer authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

(e)           Physical Notes.  Any Physical Note constituting a Restricted Security delivered in exchange for an interest in a Global Note pursuant to paragraph (b) or (c) of this Section 2.15 shall, except as otherwise provided by Section 2.16, bear the Private Placement Legend.

(f)           Proxies.  The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.16.	Special Transfer and Exchange Provisions.

(a)         Transfers to Non-QIB Institutional Accredited Investors.  The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to any Institutional Accredited Investor which is not a QIB:

(i)           The Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act; provided, however, that neither the Issuer nor any Affiliate of the Issuer has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act or (y) the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit E hereto and any legal opinions and certifications as may be reasonably requested by the Trustee and the Issuer;

(ii)          If the proposed transferee is a Participant and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the IAI Global Note, upon receipt by the Registrar of the Physical Note and (x) written instructions given in accordance with the Depositary’s and the Registrar’s procedures and (y) the certificate, if required, referred to in clause (y) of paragraph (i) above (and any legal opinion or other certifications), the Registrar shall register the transfer and reflect on its books and records the date and an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred; and

(iii)         If the proposed transferor is a Participant seeking to transfer an interest in a Global Note, upon receipt by the Registrar of (x) written instructions given in accordance with the Depositary’s and the Registrar’s procedures and (y) the certificate, if required, referred to in clause (y) of paragraph (i) above, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of the Global Note from which such interests are to be transferred in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of the Notes to be transferred.

(b)         Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to a QIB:

(i)           The Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act; provided, however, that neither the Issuer nor any Affiliate of the Issuer has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act or (y) such transfer is being made by a proposed transferor who has checked the box provided for on the applicable Global Note stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the applicable Global Note stating, or has otherwise advised the Issuer and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)          If the proposed transferee is a Participant and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the 144A Global Note, upon receipt by the Registrar of the Physical Note and written instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its book and records the date and an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred; and

(iii)         If the proposed transferor is a Participant seeking to transfer an interest in the IAI Global Note or the Regulation S Global Note, upon receipt by the Registrar of written instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of the IAI Global Note or the Regulation S Global Note, as the case may be, in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of the Notes to be transferred.

(c)         Transfers of Interests in the Temporary Regulation S Global Note.  The following provisions shall apply with respect to the registration of any proposed transfer of interests in the Temporary Regulation S Global Note:

(i)           The Registrar shall register the transfer of an interest in the Temporary Regulation S Global Note, whether or not such Global Note bears the Private Placement Legend if the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit E stating, among other things, that the proposed transferee is a Non-U.S. Person (except for a transfer to a Purchaser Party);

(ii)          If the proposed transferee is a Participant, upon receipt by the Registrar of the documents referred to in clause (i)(x) above, if required, and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and amount of such transfer of an interest in the Temporary Regulation S Global Note.

(d)         Transfers to Non-U.S. Persons.  The following provisions shall apply with respect to any transfer of a Restricted Security to a Non-U.S. Person under Regulation S:

(i)           The Registrar shall register any proposed transfer of a Restricted Security to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit F from the proposed transferor and such certifications, legal opinions and other information as the Trustee or the Issuer may reasonably request; and

(ii)          (a) If the proposed transferor is a Participant holding a beneficial interest in the Rule 144A Global Note or the IAI Global Note or the Note to be transferred consists of Physical Notes, upon receipt by the Registrar of (x) the documents required by paragraph (i) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Rule 144A Global Note or the IAI Global Note, as the case may be, in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note or the IAI Global Note, as the case may be, to be transferred or cancel the Physical Notes to be transferred, and (b) if the proposed transferee is a Participant, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Permanent Regulation S Global Note in an amount equal to the principal amount of the Rule 144A Global Note, the IAI Global Note or the Physical Notes, as the case may be, to be transferred.

(e)         Restrictions on Transfer and Exchange of Global Notes.  Notwithstanding any other provisions of this Indenture, a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(f)          Private Placement Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend unless otherwise required by applicable law, the Registrar shall deliver Notes that do not bear the Private Placement Legend.  Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or (ii) such Note has been offered and sold (including pursuant to the Shelf Registration Statement) pursuant to an effective registration statement under the Securities Act.

(g)         General.  By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or Section 2.16 as long as there are any Notes outstanding.  The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Trustee shall have no responsibility for the actions or omissions of the Depositary, or the accuracy of the books and records of the Depositary.

(h)           Cancellation and/or Adjustment of Global Note.  At such time as all beneficial interests in a particular Global Note have been exchanged for Physical Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or  retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)           Automatic Exchange from Global Note Constituting a Restricted Security or Physical Note Constituting a Restricted Security to Global Note Which Is Not a Restricted Security.  At the option of the Issuer and upon compliance with the following procedures, beneficial interests in a Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security shall be exchanged for beneficial interests in a Global Note, which is not a Restricted Security.  In order to effect such exchange, the Issuer shall provide written notice to the Trustee instructing the Trustee to (i) direct the depositary to transfer the specified amount of the outstanding beneficial interests in a particular Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security to a Global Note, which is not a Restricted Security, and provide the depositary with all such information as is necessary for the depositary to appropriately credit and debit the relevant Holder accounts and (ii) provide prior written notice to all Holders of the applicable Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security of such exchange, which notice must include the date such exchange is proposed to occur, the CUSIP number of the relevant Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security and the CUSIP number of the Global Note, which is not a Restricted Security, into which such Holders’ beneficial interests will be exchanged.  As a condition to any such exchange pursuant to this Section 2.16(i), the Trustee shall be entitled to receive from the Issuer, and rely upon conclusively without any liability, an Officers’ Certificate and an Opinion of Counsel to the Issuer, in form and in substance reasonably satisfactory to the Trustee, to the effect that such transfer of beneficial interests to the Global Note, which is not a Restricted Security, shall be affected in compliance with the Securities Act.  The Issuer may request from Holders such information it reasonably determines is required in order to be able to deliver such Officers’ Certificate and Opinion of Counsel.  Upon such exchange of beneficial interests pursuant to this Section 2.16(i), the Registrar shall reflect on its books and records the date of such transfer and a decrease and increase, respectively, in the principal amount of the applicable Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security and the Global Note, which is not a Restricted Security, respectively, equal to the principal amount of beneficial interests transferred.  Following any such transfer pursuant to this Section 2.16(i) of all of the beneficial interests in a Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security, such Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security shall be cancelled.

(j)           Transfer of Securities Held by Affiliates.  Notwithstanding anything to the contrary in this Section 2.16 any certificate (i) evidencing a Note that has been transferred to an Affiliate (as defined in Rule 405 of the Securities Act) of the Issuer, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, or (ii) evidencing a Note that has been acquired from an Affiliate (other than by an Affiliate) in a transaction or a chain of transactions not involving any public offering, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, shall, until one year after the last date on which either the Issuer or any Affiliate of the Issuer was an owner of such Note, in each case, be in the form of a permanent Physical Note and bear the Private Placement Legend subject to the restrictions in this Section 2.16.  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16(j).  The Issuer, at its sole cost and expense, shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable advance written notice to the Trustee.

ARTICLE THREE

PURCHASE AT OPTION OF HOLDERS UPON
A FUNDAMENTAL CHANGE OF CONTROL

SECTION 3.01.	Purchase at the Option of Holders upon a Fundamental Change of Control.

(a)           Generally. If there shall occur a Fundamental Change of Control at any time prior to the Maturity Date of the Notes, then each Holder shall have the right, at such Holder’s option, to require the Issuer to purchase all of such Holder’s Notes, or any portion thereof in principal amount that is equal to $1,000 or an integral multiple thereof, on a date specified by the Issuer that is not less than 25 Business Days nor more than 30 Business Days after the Fundamental Change of Control, subject to extension to comply with applicable law (the “Fundamental Change of Control Purchase Date”), at a purchase price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change of Control Purchase Date (the “Fundamental Change of Control Purchase Price”), subject to the satisfaction by the Holder of the requirements set forth in Section 3.01(c); provided, however, if the Fundamental Change of Control Purchase Date occurs after a Record Date and on or prior to the Interest Payment Date to which it relates, the Issuer will pay accrued and unpaid interest to the Holder of record as of the corresponding Record Date and the Fundamental Change of Control Purchase Price payable to the Holder of such Note will be 100% of the principal amount of such Note.

(b)           Delivery of Fundamental Change of Control Issuer Notice. On or before the 5th calendar day after the occurrence of a Fundamental Change of Control, the Issuer shall deliver or cause to be delivered to all Holders of record of the Notes as of such date at their addresses shown in the register for the Notes a notice as set forth in Section 3.02 (the “Fundamental Change of Control Issuer Notice”) with respect to such Fundamental Change of Control.  The Issuer shall also deliver a copy of the Fundamental Change of Control Issuer Notice to the Trustee, the Conversion Agent and the Paying Agent at such time as it is mailed to Holders of Notes.  Simultaneously with providing such Fundamental Change of Control Issuer Notice, the Issuer shall publicly announce the relevant information through a reputable national newswire in the United States, file such press release with the SEC on Form 8-K and make such information available on the Issuer’s website.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit any Holder’s purchase rights or affect the validity of the proceedings for the purchase of the Notes pursuant to this Section 3.01.

(c)           Delivery of Fundamental Change of Control Purchase Notice By Holders. For Notes to be purchased at the option of the Holder, the Holder must deliver to the Paying Agent, at any time after the occurrence of the Fundamental Change of Control and prior to Close of Business, on the Business Day immediately preceding the Fundamental Change of Control Purchase Date,

(i)           A duly completed notice (the “Fundamental Change of Control Purchase Notice”) in the form set forth on Exhibit I hereto, which must specify:

(1)           If the Notes are Physical Notes, the certificate numbers of the Holder’s Notes to be delivered for purchase or if such Notes are not Physical Notes, the Holder’s notice must comply with the appropriate procedures of the Depositary and its direct and indirect participants;

(2)           The portion of the principal amount of the Holder’s Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

(3)           That the Holder’s Notes are to be purchased by the Issuer pursuant to the applicable provisions of the Notes and this Indenture.

(4)           Delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Issuer) at any time after delivery of the Fundamental Change of Control Purchase Notice (together with all necessary endorsements) at the applicable Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Issuer), such delivery being a condition to receipt by the Holder of the Fundamental Change of Control Purchase Price therefor; provided, that such Fundamental Change of Control Purchase Price shall be so paid pursuant to this Section 3.01 only if the Notes so delivered to the Trustee (or other Paying Agent appointed by the Issuer) shall conform in all respects to the description thereof in the related Fundamental Change of Control Purchase Notice and no written notice of withdrawal in accordance and complying with Section 3.03 shall have been received by the Paying Agent at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change of Control Purchase Date.

All questions as to the validity, eligibility (including time of receipt) and acceptance of Notes for purchase shall be determined by the Issuer, whose determination shall be final and binding absent manifest error.  The Issuer shall purchase from the Holder thereof, pursuant to this Section 3.01, a portion of a Note, if the principal amount of such portion is $1,000 or an integral multiple thereof. Provisions of this Indenture that apply to the purchase of all of a Note shall apply to the purchase of such portion of such Note.  The Paying Agent shall promptly notify the Issuer of the receipt by it of any Fundamental Change of Control Purchase Notice or written notice of withdrawal thereof.

(d)           No Payment During Events of Default.  Notwithstanding the foregoing, no Notes may be purchased by the Issuer at the option of the Holders pursuant to this Section 3.01 if an Event of Default has occurred and is continuing other than an Event of Default that is cured by the payment of the Fundamental Change of Control Purchase Price on the Fundamental Change of Control Purchase Date.

Any purchase by the Issuer contemplated pursuant to the provisions of this Section 3.01 shall be consummated by the delivery to the Trustee of the consideration to be received by the Holder promptly following the later of the Fundamental Change of Control Purchase Date or the time of the book-entry transfer or delivery of the Notes.

SECTION 3.02.	Fundamental Change of Control Issuer Notice.

(a)           The Fundamental Change of Control Issuer Notice.  The Fundamental Change of Control Issuer Notice shall:

(i)           State the Fundamental Change of Control Purchase Price including the amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Fundamental Change of Control Purchase Date and the Fundamental Change of Control Purchase Date to which the Fundamental Change of Control Issuer Notice relates;

(ii)          State the event constituting the Fundamental Change of Control and the Effective Date of the Fundamental Change of Control;

(iii)         State whether the Fundamental Change of Control Purchase Price will be paid in cash;

(iv)         State that Holders must exercise their right to elect purchase prior to Close of Business on the Business Day immediately preceding the Fundamental Change of Control Purchase Date by sending a Fundamental Change of Control Purchase Notice to the Paying Agent;

(v)          State the name and address of the Paying Agent;

(vi)         State that Notes must be surrendered to the Paying Agent to collect the Fundamental Change of Control Purchase Price;

(vii)        State that a Holder may withdraw its Fundamental Change of Control Purchase Notice in whole or in part at any time prior to Close of Business on the Business Day immediately preceding the Fundamental Change of Control Purchase Date by delivering a valid written notice of withdrawal in accordance with Section 3.03;

(viii)       State that the Notes are then convertible, the Conversion Rate and any adjustments to the Conversion Rate resulting from the Fundamental Change of Control transaction (pursuant to Section 3.01) and expected changes in cash, shares or other property deliverable upon conversion of the Notes as a result of the occurrence of the Fundamental Change of Control;

(ix)          State that if Notes are converted in connection with a Fundamental Change of Control (rather than repurchased) a Holder shall be entitled to receive Additional Shares and a Make Whole Payment (as defined in Section 5.07(b) and Section 5.07(f));

(x)           State the number of Additional Shares and Make Whole Payment that would be payable as a result of such Fundamental Change of Control transaction, if any, if the Notes are converted in connection with such Fundamental Change of  Control (rather than repurchased);

(xi)         State that for Notes to be converted in connection with a Fundamental Change of Control, Notes must be converted at any time on or after the Effective Date of the Fundamental Change of Control but prior to the Close of Business on the Fundamental Change of Control Purchase Date;

(xii)        State that Notes as to which a Fundamental Change of Control Purchase Notice has been given by a Holder may be converted and the Additional Shares and Make Whole Payment received only if a Fundamental Change of Control Purchase Notice is not given or is withdrawn in accordance with the terms of this Indenture; and

(xiii)       State the CUSIP number of the Notes.

(b)           Other Matters.  A Fundamental Change of Control Issuer Notice may be given by the Issuer or, at the Issuer’s request, the Trustee shall give such Fundamental Change of Control Issuer Notice in the Issuer’s name and at the Issuer’s expense; provided, that the text of the Fundamental Change of Control Issuer Notice shall be prepared by the Issuer.

The Issuer will, to the extent required, (i) comply with the provisions of Rule 13e-4 and Rule 14e-1 (or any successor provision) and any other tender offer rules under the Exchange Act that may be applicable at the time of the purchase of the Notes, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act and (iii) otherwise comply with all federal and state securities laws so as to permit the rights and obligations under Section 3.01 to be exercised in the time and in the manner specified in Section 3.01.

Notwithstanding the foregoing, the Issuer will not be required to make an offer to purchase the Notes pursuant to this Article Three after the Maturity Date or after the Conversion Termination Date.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit any Holder’s purchase rights or affect the validity of the proceedings for the purchase of Notes pursuant to this Section 3.02.

SECTION 3.03.	Effect of Fundamental Change of Control Purchase Notice; Withdrawal.

(a)           Right to Receive Fundamental Change of Control Purchase Price.  Upon receipt by the Paying Agent of the Fundamental Change of Control Purchase Notice specified in Section 3.01(c), the Holder of the Notes in respect of which such Fundamental Change of Control Purchase Notice was given shall (unless such Fundamental Change of Control Purchase Notice is validly withdrawn in accordance with Section 3.03(b)) thereafter be entitled to receive solely the Fundamental Change of Control Purchase Price with respect to such Notes.  Such Fundamental Change of Control Purchase Price shall be paid to such Holder, subject to receipt of funds and/or the Notes by the Paying Agent, promptly following the later of (x) the Fundamental Change of Control Purchase Date with respect to such Notes (provided the Holder has satisfied the conditions in Section 3.01(a)) and (y) the time of book-entry transfer or delivery of such Notes to the Paying Agent by the Holder thereof in the manner required by Section 3.01.  The Notes in respect of which a Fundamental Change of Control Purchase Notice has been given by the Holder thereof may not be converted pursuant to Article Five hereof on or after the date of delivery of such Fundamental Change of Control Purchase Notice unless such Fundamental Change of Control Purchase Notice has first been validly withdrawn pursuant to Section 3.03(b).

(b)           Withdrawal of Fundamental Change of Control Purchase Notice.  A Fundamental Change of Control Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to Close of Business time on the Business Day immediately preceding the Fundamental Change of Control Purchase Date, specifying:

(i)           If the Notes are Physical Notes, the certificate numbers of the withdrawn Notes, or if such Notes are not Physical Notes, the notice must comply with appropriate procedures of the Depositary and its direct and indirect participants;

(ii)          The principal amount of the Notes with respect to which notice of withdrawal is being submitted, which must be $1,000 or integral multiples thereof; and

(iii)         The principal amount, if any, of such Notes which remains subject to the original Fundamental Change of Control Purchase Notice and which has been or will be delivered for purchase by the Issuer, which must be $1,000 or integral multiples thereof.

If a Fundamental Change of Control Purchase Notice is properly withdrawn, the Issuer shall not be obligated to purchase the Notes  listed on the Fundamental Change of Control Purchase Notice nor pay the Fundamental Change of Control Purchase Price therefor.

SECTION 3.04.	Deposit of Fundamental Change of Control Purchase Price.

(a)           Deposit of Funds.  No later than 11:00 a.m. New York City time on the Fundamental Change of Control Purchase Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided herein) an amount in cash (in immediately available funds if deposited on such Fundamental Change of Control Purchase Date) sufficient to pay the Fundamental Change of Control Purchase Price, of all the Notes or portions thereof that are to be purchased as of the Fundamental Change of Control Purchase Date.  The Issuer shall promptly notify the Trustee in writing of the amount of any deposits of cash made pursuant to this Section 3.04.  The Issuer shall be entitled to make any deposit of funds contemplated by this Section 3.04 under arrangements designed to permit such funds to generate interest or other income for the Issuer, and the Issuer shall be entitled to receive all interest and other income earned by any funds while such funds shall be deposited as contemplated by this Article Three, provided, that the Issuer shall maintain on deposit funds sufficient to satisfy all payments which the deposit arrangement shall have been established to satisfy.

(b)           Interest shall cease to Accrue.  If on the Fundamental Change of Control Purchase Date the Paying Agent holds funds sufficient to pay the Fundamental Change of Control Purchase Price of the Notes that Holders have elected to require the Issuer to purchase in accordance with Section 3.01(a), then, as of the Fundamental Change of Control Purchase Date, (i) such Notes will cease to be outstanding and interest will cease to accrue thereon and (ii) all other rights of the Holder in respect thereof will terminate (other than the right to receive the Fundamental Change of Control Purchase Price and previously accrued and unpaid interest upon delivery or transfer of such Notes).  This will be the case whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Paying Agent.

SECTION 3.05.	Notes Purchased in Whole or in Part; Repayment to the Issuer.

(a)           Notes Purchased in Whole or in Part.  Any Note that is to be purchased, whether in whole or in part, shall be surrendered at the office of the Paying Agent (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered which is not purchased; provided, that in no event shall a Note of a principal amount of $1,000 or less be redeemed in part.

(b)           Repayment to the Issuer.  The Paying Agent shall return to the Issuer any cash that remains unclaimed, together with interest, if any, thereon, held by it for the payment of the Fundamental Change of Control Purchase Price; provided, that to the extent that the aggregate amount of cash deposited by the Issuer pursuant to Section 3.04 exceeds the aggregate Fundamental Change of Control Purchase Price of the Notes or portions thereof which the Issuer is obligated to purchase as of the Fundamental Change of Control Purchase Date, then as soon as practicable following the Fundamental Change of Control Purchase Date, the Paying Agent shall return any such excess to the Issuer.

ARTICLE FOUR

REDEMPTION

SECTION 4.01.	Redemption at the Option of the Issuer.

(a)           Redemption at the Option of the Issuer Following Conversion Termination Date.  Notes may not be redeemed by the Issuer in whole or in part at any time, except as provided in this Article Four.  On or after the Conversion Termination Date, the Issuer may, at its option, redeem outstanding Notes, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described below, at a price (the “Redemption Price”) equal to 100% of  the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Conversion Termination Date, plus, the Cash Conversion Amount, if any, in respect of the Notes to be redeemed; provided, that Notes subject to redemption under this Article Four shall not include any Notes specified for conversion pursuant to an Election Notice as described in Section 5.08(c).  Subject to the Conversion Cap and Section 4.02, the Issuer may elect to pay the Cash Conversion Amount, in whole or in part, in shares of its Common Stock.

(b)           Notice of Redemption.  In case the Issuer shall desire to exercise the right to redeem the Notes pursuant to this Section 4.01, it shall fix a date for redemption, and it, or at its request (which request must be delivered to the Trustee at least ten (10) Business Days prior to the date the Trustee is requested to give notice as described below unless a shorter period is agreed to by the Trustee) the Trustee in the name of and at the expense of the Issuer, shall mail or cause to be mailed a notice of such redemption at least fifteen (15) and not more than forty-five (45) days prior to the Redemption Date to the Holders of the Notes to be redeemed.  In any case, failure to give notice to a Holder or any defect in the notice to the Holder of any Notes designated for redemption shall not affect the validity of the proceedings for the redemption of any other Note.

In addition to any information required by law, each such notice of redemption shall specify the following:

(i)           The principal amount of Notes to be redeemed,

(ii)          The date fixed for redemption;

(iii)         The Redemption Price at which such Notes are to be redeemed (including the Cash Conversion Amount);

(iv)         The place or places of payment, and that payment will be made upon presentation and surrender of the physical certificate or certificates representing such Notes;

(v)          That the Redemption Price, will be paid as specified in said notice and whether the Cash Conversion Amount will be paid in cash or in shares of Common Stock or a combination of cash and shares of Common Stock, and if payable all or in part in Common Stock, the method of calculating the amount of Common Stock to be delivered on the applicable payment date;

(vi)         That interest on such Notes ceased to accrue as of the Conversion Termination Date in accordance with this Indenture, and

(vii)        The right to convert such Notes  expired on the Conversion Termination Date in accordance with this Indenture.

On or prior to the date fixed for redemption specified in the notice of redemption given as provided in this Section 4.01(b), the Issuer will deposit with a bank or trust company having an office or agency in the Borough of Manhattan, The City of New York and having a combined capital and surplus of at least $50,000,000 (the “Deposit Bank”) an amount in cash sufficient to redeem on the date fixed for redemption all the Notes so called for redemption at the appropriate Redemption Price, together with the Cash Conversion Amount, if any; provided, that if such payment is made on the date fixed for redemption it must be received by the Deposit Bank by 11:00 a.m. New York City time, on such date.  The Issuer shall be entitled to make any deposit of funds contemplated by this Section 4.01 under arrangements designed to permit such funds to generate interest or other income for the Issuer, and the Issuer shall be entitled to receive all interest and other income earned by any funds while such funds shall be deposited as contemplated by this Article Four, provided, that the Issuer shall maintain on deposit funds sufficient to satisfy all payments which the deposit arrangement shall have been established to satisfy. If the conditions precedent to the disbursement of any funds deposited by the Issuer pursuant to this Article Four shall not have been satisfied within two years after the establishment of such funds, then (i) such funds shall be returned to the Issuer upon its request, (ii) after such return, such funds shall be free of any trust which shall have been impressed upon them, (iii) the person entitled to the payment for which such funds shall have been originally intended shall have the right to look only to the Issuer for such payment, subject to applicable escheat laws, and (iv) the trustee which shall have held such funds shall be relieved of any responsibility for such funds upon the return of such funds to the Issuer.

If fewer than all the outstanding Notes are to be redeemed, Notes to be redeemed shall be selected by the Issuer from outstanding Notes not previously called for redemption by lot or pro rata (as near as may be) or by any other equitable method determined by the Issuer in its sole discretion.

(c)           Payment of Redemption Price.  If notice of redemption has been given as above provided, on and after the date fixed for redemption (unless the Issuer shall default in the payment of the Redemption Price, together with the Cash Conversion Amount), such Notes shall be deemed no longer outstanding and the Holders thereof shall have no right in respect of such Notes except the right to receive the Redemption Price thereof and the Cash Conversion Amount, if any.

If fewer than all Notes represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed Notes without cost to the Holder thereof.

SECTION 4.02.	Payment of Cash Conversion Amount in Shares of Common Stock.

Subject to the Conversion Cap, the Issuer may elect to pay the Cash Conversion Amount by delivery of shares of its Common Stock if and only if the conditions of Section 5.08(f) have been satisfied.

SECTION 4.03.	No other Redemption Rights.

No sinking fund, mandatory redemption or other similar provision shall apply to the Notes.

ARTICLE FIVE

CONVERSION

SECTION 5.01.	Right to Convert.

(a)           Conversion.  Subject to and upon compliance with the provisions of this Indenture, each Holder shall have the right, at such Holder’s option, at any time to convert the principal amount of its Notes, or any portion of such principal amount which is $1,000 or an integral multiple thereof, into shares of Common Stock; provided, that a Holder’s right to convert Notes shall terminate upon the occurrence of a Conversion Event as provided in Section 5.08.

Notwithstanding the foregoing, if a Holder of Notes has submitted Notes for purchase under Article Three, the Holder may convert such Notes only if the Holder first withdraws its Fundamental Change of Control Purchase Notice pursuant to Section 3.03(b).

(b)           Conversion in Whole or in Part.  Provisions of this Indenture that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

SECTION 5.02.	Conversion Procedure.

(a)           Conversion Notice.  Each Note shall be convertible at the office of the Conversion Agent.  In order to exercise the conversion right with respect to any interest in Global Notes, the Holder must complete the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program, furnish appropriate endorsements and transfer documents if required by the Issuer or the Trustee or Conversion Agent and any transfer taxes if required pursuant to Section 5.09. In order to exercise the conversion right with respect to any Physical Notes, the Holder of any such Notes to be converted, in whole or in part, shall:

(i)           Complete and manually sign the conversion notice provided on the back of the Note (the “Conversion Notice”) or facsimile of the Conversion Notice;

(ii)          Deliver such notice, which is irrevocable, and the Note to a Conversion Agent;

(iii)         If required, furnish appropriate endorsements and transfer documents; and

(iv)         If required, pay any transfer or similar tax.

The date on which the Holder satisfies all of the applicable requirements set forth above is the “Conversion Date.”

(b)           Conversion Payment Date.  As soon as practicable, but in any event within five (5) Business Days, or ten (10) Business Days in the case of the application of the Conversion Cap calculation pursuant to Section 5.13, immediately following the Conversion Date (the “Conversion Payment Date”), the Issuer shall issue and shall deliver to Holder at the office of the Conversion Agent, a certificate or certificates for the number of full shares of Common Stock issuable in respect of such conversion in accordance with the provisions of this Article Five including payment of the Accrued Interest in accordance with Section 5.03. In case any Notes of a denomination greater than $1,000 shall be surrendered for partial conversion, the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of the Notes so surrendered, without charge to such Holder, new Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) on the date on which the requirements set forth above in Section 5.02(a) have been satisfied as to such Notes (or portion thereof); provided, however, that the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become as of the relevant Conversion Date the Holder of record of the shares of Common Stock represented thereby; provided, further, that in case of any such surrender on any date when the share transfer books of the Issuer shall be closed, the Person or Persons in whose name the certificate or certificates for such shares are to be issued shall be deemed to have become the record Holder thereof for all purposes on the next day on which such share transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such Notes shall be surrendered.  All shares of Common Stock delivered upon conversion of the Notes will, upon delivery, be duly authorized, validly issued and fully paid and non assessable, free and clear of all Liens and not subject to any preemptive rights.

(c)           Trustee.  Upon the conversion of an interest in Global Notes, the Trustee (or other Conversion Agent appointed by the Issuer) shall make a notation on such Global Notes as to the reduction in the principal amount represented thereby. The Issuer shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.

(d)           Legend.  Each share certificate representing shares of Common Stock issued upon conversion of the Notes that are Restricted Notes shall bear the legend in substantially the form of Exhibit G hereto.

SECTION 5.03.	Settlement upon Conversion.

(a)           Number of Shares.  With respect to any conversion of Notes, the Issuer shall, subject to the provisions of this Article Five, deliver to converting Holders, in respect of each $1,000 principal amount of Notes being converted, a number of shares of Common Stock equal to the then Conversion Rate.

(b)           Payment of Accrued Interest.  Upon conversion, on the Conversion Payment Date, Holders shall receive separate cash payment for accrued and unpaid interest to, but excluding, the applicable Conversion Date (the “Accrued Interest”), unless such conversion occurs between a Record Date and the Interest Payment Date to which it relates, in which case the following shall apply.  If Notes are converted after the Close of Business on a Record Date for the payment of interest but prior to the Open of Business on the related Interest Payment Date, Holders of such Notes at the Close of Business on such Record Date will receive in cash the interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion.

(c)           Payment of Accrued Interest in Shares of Common Stock.  The Issuer may elect to pay the Accrued Interest to any Holder by delivery of shares of its Common Stock if and only if the following conditions have been satisfied:

(i)           The shares of Common Stock deliverable in payment of the Accrued Interest shall have a fair market value as of the Conversion Date of not less than the Accrued Interest;

For purposes of this Section 5.03(c), the fair market value of shares of Common Stock shall be determined by the Issuer and shall be equal to 95% of the average of the 10-day VWAP of the Common Stock for the 10 consecutive Trading Days immediately preceding the Conversion Date.  The Issuer shall provide such Holder written notice prior to the Conversion Payment Date that it will pay all or a portion of the Accrued Interest in shares of Common Stock.

(ii)          Payment of the Accrued Interest may not be made in Common Stock unless such stock is, or shall have been, approved for listing on the United States national securities exchange on which the Issuer’s Common Stock may then be listed prior to the Conversion Payment Date; provided that the foregoing restriction shall not apply if the Issuer’s Common Stock is not then so listed on a United States national securities exchange;

(iii)         All shares of Common Stock which may be issued will be issued out of the Issuer’s authorized but unissued Common Stock and, will upon issue, be duly and validly issued and fully paid and non-assessable free of any preemptive rights; and

(iv)         Payment of the Accrued Interest may not be made in Common Stock to any Person to the extent such payment would cause such Person to become a “beneficial owner” (as determined pursuant to Section 13 of the Exchange Act) of securities of the Issuer in excess of the Conversion Cap as provided in Section 5.13; provided, that the foregoing shall not prevent the Issuer from making a payment in Common Stock to any other Person.

If all the conditions set forth above are not satisfied, the Accrued Interest shall be paid by the Issuer only in cash.

(d)           No Fractional Shares.  The Issuer shall not issue fractional shares upon conversion of Notes.  If multiple Notes shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion (and the number of fractional shares, if any, for which cash shall be delivered) shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered.  If any fractional share would be issuable upon the conversion of any Notes, the Issuer shall make payment an amount in cash for the current market value of the fractional shares.  The current market value of a fractional share shall be determined (calculated to the nearest 1/1000th of a share) by multiplying the Last Reported Sale Price of the Common Stock on the relevant Conversion Date by such fractional share and rounding the product to the nearest whole cent.  The Issuer shall not issue fractional shares upon payment of Accrued Interest.  If any fractional share would be issuable upon such payment, the Issuer shall make payment in an amount of such fractional share in cash.

(e)           Satisfaction of Conversion.  By delivery to the Holder of the full number of shares of Common Stock, together with any cash payment for fractional shares, issuable upon conversion, and amounts equal to the Accrued Interest, whether paid in cash or in shares of Common Stock in accordance with Section 5.03(c), the Issuer will be deemed to satisfy in full its obligation to pay the principal amount of the Notes and all accrued and unpaid interest to, but not including, the Conversion Date.

SECTION 5.04.	Adjustment of Conversion Rate.

The Conversion Rate shall be adjusted from time to time by the Issuer as follows:

(a)           Dividends and Distributions.  In case the Issuer shall, at any time or from time to time while any of the Notes are outstanding, pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, in each case, to all or substantially all holders of Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x OS1 / OS0

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

CR1 = the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

OS0 = the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after the Open of Business on the Ex-Dividend Date and solely as a result of and giving effect to such dividend or distribution.

Any adjustment made pursuant to this Section 5.04(a) shall become effective immediately prior to Open of Business on the Ex-Dividend Date for such dividend or distribution. If any dividend or distribution that is the subject of this Section 5.04(a) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Issuer publicly announces its decision not to make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this Section 5.04(a), the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution shall not include shares of Common Stock held in treasury. The Issuer will not pay any dividend or make any distribution on Common Stock held in treasury.

(b)           Subdivisions and Combinations.  In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock (in each case, other than in connection with a Fundamental Change of Control), the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x OS1 / OS0

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the effective date of such subdivision or combination;

CR1 = the Conversion Rate in effect immediately after the Open of Business on the effective date of such subdivision or combination;

OS0 = the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the effective date of such subdivision or combination; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after the Open of Business on the effective date of such subdivision or combination, and solely as a result of and giving effect to, such subdivision or combination.

Any adjustment made pursuant to this Section 5.04(b) shall become effective immediately prior to Open of Business on the effective date of such subdivision or combination.  If any subdivision or combination that is the subject of this Section 5.04(b) is declared but not so made, the Conversion Rate shall be readjusted, effective as of the date the Issuer publicly announces its decision not to effect such subdivision or combination to the Conversion Rate that would then be in effect if such subdivision or combination had not been declared.  For purposes of this Section 5.04(b), the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the effective date of such subdivision or combination for such subdivision or combination shall not include shares of Common Stock held in treasury.

(c)           Rights, Warrants or Options.  In case the Issuer shall issue rights (other than rights issued pursuant to a stockholder rights plan, and then in accordance with Section 5.04(n)), warrants or options to all or substantially all holders of Common Stock entitling them to purchase, for a period expiring within 60 calendar days of the date of issuance, Common Stock at an aggregate price per share less than the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the time of announcement of the distribution, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS0 + X)/ (OS0 +Y)

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

CR1 = the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such issuance;

OS0 = the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

X = the total number of shares of Common Stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of Common Stock equal to the quotient of (x) the aggregate price payable to exercise such rights, warrants or options divided by (y) the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of the issuance of such rights, warrants or options.

Any adjustment made pursuant to this Section 5.04(c) shall become effective immediately prior to Open of Business on the Ex-Dividend Date for such issuance. In the event that such rights, warrants or options described in this Section 5.04(c) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Issuer publicly announces its decision not to issue such rights, warrants or options to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights, warrants or options are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, warrants or options upon the exercise of such rights, warrants or options the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights, warrants or options been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable to exercise such rights, warrants or options there shall be taken into account any consideration received by the Issuer for such rights, warrants or options and the value of such consideration (if other than cash, to be determined in good faith by the Issuer’s Board of Directors). For purposes of this Section 5.04(c), the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such issuance shall not include shares of Common Stock held in treasury. The Issuer will not issue any rights, warrants or options in respect of shares of Common Stock held in treasury.

(d)           Other Distributions; Public Spin-Off.  In case the Issuer shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding Common Stock, evidences of the Issuer’s indebtedness or assets, including securities but excluding:

(i)           Any dividends or distributions referred to in Section 5.04(a) above;

(ii)          Shares delivered in connection with subdivisions of Common Stock referred to in Section 5.04(b) above;

(iii)         Any rights, warrants or options referred to in Section 5.04(c) above;

(iv)         Any dividends or distributions referred to in Section 5.04(e) below; and, or

(v)          Any Public Spin-Offs to which the provisions set forth below in this Section 5.04(d) applies;

(any of the foregoing hereinafter in this Section 5.04(d) called the “Distributed Assets”), the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (SP0 / (SP0 – FMV))

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect on the Ex-Dividend Date for such distribution;

SP0 = the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the Fair Market Value (as determined in good faith by the Issuer’s Board of Directors) on the Ex-Dividend Date for such distribution of the Distributed Assets so distributed, expressed as an amount per share of Common Stock.

If the transaction that gives rise to an adjustment pursuant to this Section 5.04(d) is, however, one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of Capital Stock of any class or series of, or similar equity interests in, a Subsidiary or other business unit of the Issuer (i.e., a “spin-off”) that are, or when issued, will be, traded or listed on The Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or any other United States national securities exchange or market (a “Public Spin-Off”), the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (FMV0 + MP0) / MP0

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect on the Ex-Dividend Date for such distribution;

FMV0 = the average of the Last Reported Sale Prices of the Distributed Assets applicable to one share of Common Stock during the 10 consecutive Trading Day period commencing on and including the effective date of the Public Spin-Off (the “Public Spin-Off Valuation Period”); and

MP0 = the average of the Last Reported Sale Prices of Common Stock during the Public Spin-Off Valuation Period.

Any adjustment made pursuant to this Section 5.04(d) shall become effective immediately prior to Open of Business on the 10th Trading Day from and including the date of the spin-off; provided that in respect of any conversion within 10 Trading Days following the effective date of a spin-off, references in this paragraph (d) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective Date of such spin-off and the Conversion Date with respect to the applicable Conversion Rate.  If any dividend or distribution of the type described in this Section 5.04(d) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Issuer publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  If an adjustment to the Conversion Rate is required pursuant to this Section 5.04(d) during any settlement period in respect of Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this Section 5.04(d).

Rights, warrants or options distributed by the Issuer to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Issuer’s Capital Stock (either initially or under certain circumstances), which rights, warrants or options, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of shares of Common Stock, shall be deemed not to have been distributed for purposes of this Section 5.04 (and no adjustment to the Conversion Rate under this Section 5.04 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, warrants or options shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 5.04(d), except as set forth in Section 5.04(n). If any such rights, warrants or options are subject to events, upon the occurrence of which such rights, warrants or options become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Trigger Date with respect to new rights, warrants or options with such rights (and a termination or expiration of the existing rights, warrants or options without exercise by any of the holders thereof), except as set forth in Section 5.04(n). In addition, except as set forth in Section 5.04(n), in the event of any distribution (or deemed distribution) of rights, warrants or options, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purpose of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 5.04 was made (including any adjustment contemplated by Section 5.04(n)), (1) in the case of any such rights, warrants or options that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, warrants or options (assuming such holder had retained such rights, warrants or options), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, warrants or options that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, warrants or options had not been issued.

No adjustment to the Conversion Rate shall be made pursuant to this Section 5.04(d) in respect of rights, warrants or options distributed or deemed distributed on any Trigger Event to the extent that such rights, warrants or options are actually distributed or reserved by the Issuer for distribution to Holders of Notes upon conversion by such Holders of Notes to Common Stock.

(e)           Cash Distributions.  In case the Issuer shall pay a dividend or otherwise distribute to all or substantially all holders of its Common Stock a dividend or other distribution of exclusively cash excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Issuer, whether voluntary or involuntary, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (SP0 / (SP0 – C))

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such distribution;

SP0 = the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

C = the amount in cash per share of Common Stock the Issuer distributes to holders of Common Stock.

Any adjustment made pursuant to this Section 5.04(e) shall become effective immediately prior to Open of Business on the Ex-Dividend Date for such dividend or distribution. If any dividend or distribution of the type described in this Section 5.04(e) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Issuer publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(f)           Tender Offers and Exchange Offers.  In case of purchases of Common Stock pursuant to a tender offer or exchange offer made by the Issuer or any Subsidiary of the Issuer for all or any portion of Common Stock, to the extent that the Fair Market Value of cash and any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”), as it may be amended, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (AC + (SP1 x OS1)) / (SP1 x OS0)

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately following the Expiration Date;

CR1 = the Conversion Rate in effect immediately after the Open of Business on the second Trading Day immediately following the Expiration Date;

AC = the Fair Market Value (as determined in good faith by the Issuer’s Board of Directors), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date;

OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”) (after giving effect to such tender or exchange offer);

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time (prior to giving effect to such tender or exchange offer); and

SP1 = the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately after the Expiration Date.

Any adjustment pursuant to this Section 5.04(f) shall become effective immediately following the Open of Business on the second Trading Day immediately following the Expiration Date.  If the Issuer or one of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer, but the Issuer or such Subsidiary is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 5.04(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 5.04(f). If an adjustment to the Conversion Rate is required pursuant to this Section 5.04(f) during any settlement period in respect of Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this Section 5.04(f).

(g)           No Adjustment.  In cases where the Fair Market Value of Distributed Assets and cash, other than with respect to a Public Spin-Off, as to which Section 5.04(d) and 5.04(e) apply, applicable to one share of Common Stock, distributed to holders of Common Stock:

(i)           Equals or exceeds the average of Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution, or

(ii)          The average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution exceeds the Fair Market Value of such Distributed Assets or cash so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder of a Note will be entitled to receive upon conversion, in addition to Common Stock, the Distributed Assets or cash, as applicable, that such Holder would have been entitled to receive if such Holder had been a record holder of Common Stock (on an as converted basis at the then applicable Conversion Rate) on the Record Date for determining the stockholders entitled to receive the distribution.

(h)           Increases to Conversion Rate.  In addition to those Conversion Rate adjustments required by Sections 5.04(a), 5.04(b), 5.04(c), 5.04(d), 5.04(e) and 5.04(f), to the extent permitted by applicable law and subject to the applicable rules of any stock exchange on which the Issuer’s Common Stock is listed at the relevant time, the Issuer from time to time may increase the Conversion Rate by a specified amount for a period of at least 20 Business Days, if the increase is irrevocable during the period and the Issuer’s Board of Directors shall have made a determination that such increase would be in the best interest of the Issuer, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Issuer shall mail to Holders of record of the Notes a notice of increase, which notice will be given at least 15 calendar days prior to the effective date of any such increase, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

To the extent permitted by applicable law and subject to the applicable rules of any stock exchange on which the Issuer’s Common Stock is listed at the relevant time, the Issuer may also (but is not required to) to make such increases to the Conversion Rate, in addition to those required by Sections 5.04(a), 5.04(b), 5.04(c), 5.04(d), 5.04(e) and 5.04(f), as the Issuer’s Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of Common Stock (or rights to acquire Common Stock) or from any event treated as such for income tax purposes.

The Issuer shall not take any voluntary action to increase the Conversion Rate of the Notes pursuant to this Section 5.04(h) without complying, if applicable, with the shareholder approval rules of any stock exchange on which the Issuer’s Common Stock is listed at the relevant time.

(i)           Calculations; No Further Adjustments.  All calculations under this Article Five shall be made by the Issuer and not by the Trustee or Conversion Agent, and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000th) of a share of Common Stock, as the case may be.  The Conversion Rate shall not be adjusted except as specifically set forth in this Section 5.04.  Without limiting the foregoing, the Conversion Rate shall not be adjusted for (A) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities or the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any of the Issuer’s present or future employee, director, trustee or consultant benefit plans, employee agreements or arrangements or programs including the Management Incentive Plan; (C) a change in the par value of Common Stock or (D) the issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of the Issuer’s Common Stock or rights to purchase shares of Common Stock or such convertible, exchangeable or exercisable securities or the payment of cash upon repurchase or redemption thereof, except as otherwise provided in this Section 5.04.

(j)            Announcement of Adjustments.  Whenever the Conversion Rate is adjusted as herein provided, the Issuer will publicly announce through a reputable national newswire in the United States the relevant information, file such press release with the SEC on Form 8-K and make this information available on the Issuer’s website. In addition, the Issuer shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Trust Officer of the Trustee shall have received such Officers’ Certificate, the Trustee and the Conversion Agent (provided the Conversion Agent is not the Issuer) shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which each had knowledge is still in effect. Promptly after delivery of such certificate, the Issuer shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment became effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder of each Note at its last address appearing on the register of the Holders, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k)           Calculation of Shares Outstanding; Treasury Stock.  For purposes of this Section 5.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Issuer but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Issuer will not pay any dividend or make any distribution on Common Stock held in the treasury of the Issuer.

(l)            Participation of Holders in Distribution.  Notwithstanding any of the foregoing clauses in this Section 5.04, the applicable Conversion Rate will not be adjusted pursuant to this Section 5.04 if the Holders of the Notes are permitted to participate (as a result of holding the Notes and contemporaneously with holders of Common Stock) in any of the transactions that would otherwise give rise to adjustment pursuant to this Section 5.04 as if such Holders of the Notes held a number of shares of Common Stock equal to the applicable Conversion Rate one Business Day prior to the effective date of the applicable transaction, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder, without having to convert their Notes.

(m)          Limitation or Adjustment.  In no event shall the Conversion Price be reduced below $0.01, subject to adjustment for share splits and combination and similar events.

(n)           Rights Plan.  If the Issuer has in effect a rights plan while any Notes remain outstanding, Holders of Notes shall receive, upon a conversion of such Notes, in addition to such shares of Common Stock, rights under the Issuer’s stockholder rights plan unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from Common Stock.  If the rights provided for in any rights plan that the Issuer’s Board of Directors may adopt have separated from the Common Stock in accordance with the provisions of the rights plan so that Holders of Notes would not be entitled to receive any rights in respect of Common Stock that the Issuer delivers upon conversion of Notes, the Issuer shall adjust the conversion rate at the time of separation as if the Issuer had distributed to all holders of the Issuer’s Common Stock, shares of Capital Stock, evidences of indebtedness or other assets or property in accordance with Section 5.04(d), subject to readjustment upon the subsequent expiration, termination or redemption of such rights.

SECTION 5.05.	Effect of Reclassification, Consolidation, Merger or Sale.

If any of the following events occur:

(a)           Any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or

(b)           Any consolidation, merger or combination of the Issuer with or into another Person, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the Issuer’s assets and those of the Issuer’s Subsidiaries taken as a whole to any other Person or Persons (other than to one or more of its subsidiaries), in each case, as a result of which holders of all or substantially all of the Common Stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock, the Issuer or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture, if such supplemental indenture is then required to so comply) providing that from and after the effective date of such transaction each such Note shall, without the consent of any Holders of Notes, become convertible into, in lieu of the Common Stock otherwise deliverable, the same type (in the same proportion) of the consideration that the holders of Common Stock received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “Reference Property”). In all cases, the conditions relating to conversion of Notes specified herein (including in Sections 5.01 and 5.02, in each case, to the extent applicable, and Section 5.04) (modified as appropriate in the good faith judgment of the Issuer’s Board of Directors to apply properly to the Reference Property in lieu of Common Stock), the provisions of Section 5.03 relating to the Issuer’s satisfaction of the conversion obligation upon conversion of Notes and the provisions of Section 5.13 relating to the Conversion Cap shall continue to apply following such transaction.  If such transaction also constitutes a Fundamental Change of Control, a Holder converting Notes in connection with such Fundamental Change of Control will be entitled to receive Additional Shares and the Make Whole Payment in accordance with Section 5.07 in the Fundamental Change of Control.  If such transaction causes Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property shall be deemed to be the kind and amount of consideration elected to be received by a majority of shares of Common Stock voted for such an election (if electing between two types of consideration) or a plurality of shares of Common Stock voted for such an election (if electing between more than two types of consideration), as the case may be. The Issuer may not become a party to any such transaction unless its terms are consistent with the foregoing. Such supplemental indenture shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article Five, as determined in good faith by the Issuer or successor or purchasing corporation.

If, in the case of any such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, the stock or other securities and assets received thereupon by a holder of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Issuer’s Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the conversion rights set forth in this Article Five.

The Issuer shall cause notice of the execution of such supplemental indenture to be mailed or delivered to each Holder, at the address of such Holder as it appears on the register of the Notes maintained by the Registrar, within 20 calendar days after execution thereof. Simultaneously with providing such notice, the Issuer shall announce through a reputable national newswire in the United States the relevant information and make this information available on the Issuer’s website. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

The foregoing provisions of this Section 5.05 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, leases, transfers, conveyances or other dispositions.

If this Section 5.05 applies to any event or occurrence, Section 5.04 shall not apply.

None of the foregoing provisions shall affect the right of a Holder of Notes to convert such Holder’s Notes into shares of Common Stock at any time, subject to Section 5.08.

SECTION 5.06.	Adjustments of Prices.

Whenever any provision of this Indenture requires a calculation of the Last Reported Sale Prices over a span of multiple days, the Issuer will make appropriate adjustments determined by the Issuer or its agents to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period from which such prices are to be calculated.  Such adjustments will be effective as of the effective date of the adjustment to the Conversion Rate.

SECTION 5.07.	Adjustment Upon Fundamental Change of Control.

(a)           In connection with any Fundamental Change of Control, the Issuer shall provide to the Holders of the Notes and the Trustee the notice in respect of such Fundamental Change of Control as contemplated by Section 3.01(a).

(b)           If and only to the extent a Holder converts its Notes in connection with a Fundamental Change of Control, the Issuer will (i) increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”) as described below and (ii) pay to such Holder the Make Whole Payment (as defined in Section 5.07(f)).  The Issuer shall use it best efforts to obtain stockholder approval if necessary in connection with the issuance of Additional Shares as promptly as practicable.  A conversion of Notes shall be deemed for these purposes to be “in connection with” such Fundamental Change of Control if the notice of conversion of the Notes is received by the Conversion Agent during the period from the Effective Date of the Fundamental Change of Control to Close of Business on the Business Day immediately preceding the related Fundamental Change of Control Purchase Date.

(c)           The number of Additional Shares, if any, by which the Conversion Rate will be increased will be determined by reference to the table attached as Schedule I hereto, based on the date on which the Fundamental Change of Control becomes effective (the “Effective Date”) and the price (the “Share Price”) paid (or deemed paid) per share of Common Stock in the Fundamental Change of Control. If the Holders of the Common Stock receive only cash in a Fundamental Change of Control, the Share Price will be the cash amount paid per share of Common Stock. Otherwise, the Share Price shall be the 10-day VWAP preceding the Effective Date of such Fundamental Change of Control.

(d)           The Share Prices set forth in the column headings of the table in Schedule I hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Share Prices shall equal the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the share price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner as the Conversion Rate as set forth in Section 5.04.

(e)           The exact Share Prices and Effective Dates may not be set forth in the table in Schedule I, in which case:

(i)           If the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the earlier and later Effective Dates, as applicable, based on a 365-day year.

(ii)          If the Share Price is greater than $28.00 per share (subject to adjustment as set forth in clause (d) of this Section 5.07), no Additional Shares will be added to the Conversion Rate.

(iii)         If the Share Price is less than $6.21 per share (subject to adjustment as set forth in clause (d) of this Section 5.07), no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the total number of Additional Shares added to the Conversion Rate exceed 65.793 per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate as set forth in Section 5.04 as set forth in clause (c) of this Section 5.07.

(f)            In connection with a Fundamental Change of Control, and if and only to the extent a Holder converts its Notes in connection with such Fundamental Change of Control, in addition to the payment of the Additional Shares, the Issuer will be required to make an additional payment to such Holders in cash (the “Make Whole Payment”), which Make Whole Payment shall equal the total amount of interest that would have accrued and become payable on such Notes from, but excluding, the Effective Date through and including August 31, 2013 (but including any accrued and unpaid interest on the Notes from the Issue Date through and including the Effective Date).  The Make Whole Payment shall be made on the applicable Conversion Payment Date.

(g)           A Purchaser Party shall not be entitled to receive Additional Shares or the Make Whole Payment upon a Fundamental Change of Control, notwithstanding any conversion of such Purchaser Party’s Notes, if such Fundamental Change of Control (i) is a merger, consolidation or sale with or into such Purchaser Party, or any member of any “group” of which such Purchaser Party is a member or any of their respective Affiliates; (ii) is a transaction specified in clause (ii) of the definition of “Fundamental Change of Control” if such Purchaser Party or any of its Affiliates is a “person” or a member of a “group” for purposes of such definition or (iii) if the nominees of any such Purchaser Party, or any member of any “group” of which such Purchaser Party is a member or any of their respective Affiliates constitutes one or more of new members of the Board of Directors effecting such Fundamental Change of Control.

For purposes of this Section 5.08(g), “group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act and “person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act, in each case whether or not applicable.

(h)           The Issuer will notify Holders, the Trustee and the Conversion Agent of the anticipated Effective Date of any Fundamental Change of Control on or prior to the later of (i) 10 calendar days prior to such Effective Date and (ii) 10 calendar days following the date on which the Issuer becomes aware (or should have become aware) of such anticipated Effective Date.  The Issuer shall publicly announce such information through a reputable national newswire in the United States, file such press release with the SEC on Form 8-K and shall make such information available on the Issuer’s website.

(i)            Notwithstanding Section 5.07(f), the Issuer may elect to pay the Make Whole Payment in shares of Common Stock if and only if the following conditions shall have been satisfied:

(i)           The shares of Common Stock deliverable in payment of the Make Whole Payment shall have a fair market value as of the Conversion Date of not less than the Make Whole Payment.

For purposes of this Section 5.07(i), the fair market value of shares of Common Stock shall be determined by the Issuer and shall be equal to 95% of the average of the 10-day VWAP of the Common Stock for the 10 consecutive Trading Days immediately preceding the Effective Date; provided, that if the Fundamental Change of Control is a merger or consolidation pursuant to clause (i) of the definition of Fundamental Change of Control and all of the Issuer’s Common Stock is exchanged for common stock of the acquiror (or successor entity) in such Fundamental Change of Control, the number of shares of Issuer Common Stock issuable hereunder shall be determined by dividing the Make Whole Payment by the implied price per share paid for the Issuer Common Stock in such Fundamental Change of Control, with such resulting shares of Issuer Common Stock being treated in the same manner as all other shares of Issuer Common Stock in such Fundamental Change of Control (e.g., exchanged for shares of Common Stock or other property of such acquiror (or successor) in the same proportion as Issuer Common Stock in such Fundamental Change of Control);

(ii)          Payment of the Make Whole Payment may not be made in Common Stock unless such stock is, or shall have been, approved for listing on a United States national securities exchange on which the Issuer’s Common Stock may then be listed prior to the date of payment of the Make Whole Payment; provided that the foregoing restriction shall not apply if the Issuer’s Common Stock is not then so listed on a United States national securities exchange;

(iii)         All shares of Common Stock which may be issued will be issued out of authorized but unissued common stock and will upon issue, be duly issued, fully paid and non-assessable, free and clear of all preemptive rights; and

(iv)         Payment of the Make Whole Payment may not be made in Common Stock (or securities of the acquiror (or successor)) to any Person to the extent such payment would cause such Person to become a “beneficial owner” (as determined pursuant to Section 13 of the Exchange Act) of securities of the Issuer in excess of the Conversion Cap as provided in Section 5.13; provided, that the foregoing shall not prevent the Issuer from making a payment in Common Stock to any other Person.

In connection with the payment of the Make Whole Payment in shares of Common Stock, no fractional shares or scrip representing fractional shares shall be issued upon conversion of the Notes.  If any fractional shares or scrip would be so issuable, the Issuer shall make a payment of the remaining Make Whole Payment in cash.

If all the conditions set forth above are not satisfied, the Make Whole Payment shall be paid by the Issuer only in cash.

SECTION 5.08.	Conversion Event; Termination of Conversion Rights.

(a)           Conversion Event.  If the Last Reported Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days equals or exceeds 150% of the Conversion Price (a “Conversion Event”), the Issuer may, at its option, deliver or cause to be delivered to all Holders of the Notes at their address shown in the register for the Notes, a notice as set forth below (the “Conversion Event Notice”) with respect to such Conversion Event at any time within 20 Business Days of such Conversion Event.  The Issuer shall also deliver a copy of the Conversion Event Notice to the Trustee, the Conversion Agent and the Paying Agent at such time as is mailed to Holders of Notes.  Simultaneously with providing such Conversion Event Notice, the Issuer shall publicly announce the relevant information through a reputable national newswire in the United States, file such press release with the SEC on Form 8-K and make such information available on the Issuer’s website.

No failure of the Issuer to deliver the foregoing notices and no defect therein shall limit a Holders rights hereunder or affect the validity of the proceedings pursuant to this Section 5.08.

(b)           Termination of Conversion Rights.  Except as set forth by a Holder in an Election Notice (as defined below), a Holder’s right to convert Notes shall automatically terminate, with no further action of the Issuer or any Holder, immediately prior to the Open of Business on the date that is 46 days following the date of the Conversion Event Notice (the “Conversion Termination Date”).  A Holder may convert its Notes at any time in connection with a Conversion Event during the 45-day period from the date of the Conversion Event Notice to the Close of Business on the Business Day immediately preceding the Conversion Termination Date.  A conversion of Notes shall be deemed for these purposes to be in connection with a Conversion Event if notice of conversion is received by the Conversion Agent during the period from the date of the Conversion Event Notice to the Close of Business on the Business Day immediately preceding the Conversion Termination Date.

(c)           Notes Not Converted due to Conversion Cap; Election Notice.  Any Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap shall be, at such Holder’s election, upon written notice to the Issuer delivered by such Holder (an “Election Notice”), converted into shares of Common Stock of the Issuer on a date (or dates) prior to the date that is 180 days following the Conversion Termination Date (such date or dates as specified in the Election Notice, the “Cap Conversion Dates”).  A Holder shall deliver an Election Notice to the Issuer so specifying its election to convert Notes that could not have otherwise been converted due to the Conversion Cap at any time prior to the Conversion Termination Date.  An Election Notice shall be in the form attached as Exhibit J.

(d)           Conversion Event Notice.  The Conversion Event Notice delivered by the Issuer shall be in the form set forth on Exhibit H hereto and shall state the amount of the Cash Conversion Amount and whether the payment of the Cash Conversion Amount shall be made in cash, shares of Common Stock or a combination of cash and shares of Common Stock and the method of calculating the Cash Conversion Amount payment.

In addition to any other information provided by the Issuer, a Conversion Event Notice shall:

(i)           State the events constituting the Conversion Event and the Conversion Rate then applicable to the Notes;

(ii)          State that the right to convert Notes shall terminate immediately prior to the Open of Business on the date that is 46 days following the date of Conversion Event Notice;

(iii)         State that holders may convert Notes up to the Conversion Cap at any time prior to the Close of Business on the Business Day immediately preceding the Conversion Termination Date;

(iv)         State that any Holders who cannot convert the full amount of their Notes prior to the Conversion Termination Date due to the Conversion Cap may send an Election Notice to the Issuer in the form attached as an exhibit to such conversion Event Notice (which shall be in the form of Exhibit J hereof) and may elect to convert such Notes on any date or dates prior to the date that is 180 days following the Conversion Termination Date.

(v)          State that except for Notes specified for conversion pursuant to an Election Notice, any Notes not otherwise converted prior to the Conversion Termination Date may be redeemed at the option of the Issuer at any time in accordance with Article Four and shall also state the Redemption Price therefor;

(vi)         State that interest shall cease to accrue on all Notes as of the Conversion Termination Date;

(vii)        State that certain covenants (to be specified in such Conversion Event Notice) contained in the Indenture shall cease to have any further force or effect as of the Conversion Termination Date and shall state such other provisions of this Indenture that shall no longer apply, including release of Collateral securing the Notes in accordance with Section 12.09; and

(viii)       State the amount of the Cash Conversion Amount, if any, payable on all Notes as a result of the Conversion Event and the dates which such Cash Conversion Amount may be paid.

(e)           Cash Conversion Amount.  If a Conversion Event occurs on or prior to August 31, 2012, in addition to shares of Common Stock issuable upon conversion of the Notes prior to the Conversion Termination Date, or amounts received upon redemption of the Notes or upon maturity thereof, the Issuer will be required to make an additional payment in cash (the “Cash Conversion Amount”) in respect of the Notes.  The Cash Conversion Amount shall be equal to the lesser of: (i) the aggregate amount of interest payable from (and including) the Conversion Termination Date to and including August 31, 2012 and (ii) an aggregate amount equal to 15 months of interest on the Notes (in each case including any accrued and unpaid interest on the Notes from the Issue Date to and including the Conversion Termination Date (or applicable Conversion Date, if earlier).

(f)           Payment of Cash Conversion Amount in Shares of Common Stock.  Notwithstanding Section 5.08(e), the Issuer may elect to pay the Cash Conversion Amount by delivery of shares of its Common Stock if and only if the following conditions have been satisfied:

(i)           The shares of Common Stock deliverable in payment of the Cash Conversion Amount shall have a fair market value as of the Conversion Termination Date of not less than the Cash Conversion Amount.

For purposes of this Section 5.08(f), the fair market value of shares of Common Stock shall be determined by the Issuer and shall be equal to 95% of the average of the 10-day VWAP of the Common Stock for the 10 consecutive Trading Days immediately preceding the Conversion Termination Date.  The Issuer shall provide such Holder written notice prior to the applicable Cash Conversion Payment Date (as defined below) that it will pay all or a portion of the Cash Conversion Amount in shares of Common Stock.

(ii)          Payment of the Cash Conversion Amount may not be made in Common Stock unless such stock is, or shall have been, approved for listing on the United States national securities exchange on which the Issuer’s Common Stock may then be listed prior to the Conversion Payment Date; provided that the foregoing restriction shall not apply if the Issuer’s Common Stock is then not so listed on a United States national securities exchange;

(iii)         All shares of Common Stock which may be issued will be issued out of the Issuer’s authorized but unissued Common Stock and, will upon issue, be duly and validly issued and fully paid and non-assessable free of any preemptive rights; and

(iv)         Payment of the Cash Conversion Amount may not be made to any Holder in Common Stock to the extent such payment would cause such Person to become a “beneficial owner” (as determined pursuant to Section 13 of the Exchange Act) of securities of the Issuer in excess of the Conversion Cap as provided in Section 5.13; provided, that the foregoing shall not prevent the Issuer from making a payment in Common Stock to any other Person.

In connection with the payment of the Cash Conversion Amount in shares of Common Stock, no fractional shares or scrip representing fractional shares shall be issued upon conversion of the Notes.  If any fractional shares or scrip otherwise would be so issuable, the Issuer shall make a payment of the remaining Cash Conversion Amount in cash.

If all of the conditions set forth in this Section 5.08(f) are not satisfied in accordance with the terms thereof, the Cash Conversion Amount shall be paid by the Issuer only in cash.

(g)           Effect of Conversion Termination Date.  On and after the Conversion Termination Date, interest shall cease to accrue on the Notes.  In addition, and after the Conversion Termination Date, the following provisions of this Indenture shall cease to have any further force and effect with respect to any Notes not converted in connection with a Conversion Event (whether prior to the Conversion Termination Date or pursuant to an Election Notice) (the “Remaining Notes”):

(i)           Article Three (Purchase at Option of Holders upon a Fundamental Change of Control)

(ii)          Article Five (Conversion (other than this Section 5.08, and paragraph five of Section 5.10, Section 5.13, Section 5.14 and Section 5.16)

(iii)         Section 6.04 (Payment of Taxes)

(iv)         Section 6.05 (Maintenance of Properties)

(v)          Section 6.06 (Compliance Certificate; Notice of Default)

(vi)         Section 6.07 (Waiver of Stay, Extension or Usury Laws)

(vii)        Section 6.08 (Limitations on Additional Indebtedness)

(viii)       Section 6.09 (Limitations on Restricted Payments)

(ix)         Section 6.10 (Limitations on Liens)

(x)          Section 6.11 (Limitations on Asset Sales)

(xi)         Section 6.12 (Limitations on Transactions with Affiliates)

(xii)        Section 6.13 (Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries)

(xiii)       Section 6.14 (Additional Note Guarantees)

(xiv)       Section 6.15 (Further Assurances)

(xv)        Section 6.16 (Reports to Holders)

(xvi)       Section 6.17 (Limitations on Designation of Unrestricted Subsidiaries)

(xvii)      Section 6.18 (Limitation on the Issuance or Sale of Equity Interests of Restricted Subsidiaries)

(xviii)     Section 6.19 (Information Regarding Collateral)

(xix)        Section 6.20 (Impairment of Security Interest)

(xx)         Section 6.21 (Insurance)

(xxi)        Article Seven (Successor Corporation)

(xxii)       Section 8.01 (Events of Default) (other than clauses (i), (ii), (vi), (xi) and (xii)  thereof).

With respect to the outstanding Remaining Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 8.01 hereof, but, except as specified above, the remainder of this Indenture and such  Remaining Notes shall be unaffected thereby.

(h)          Remaining Notes may be redeemed in whole or in part at the option of the Issuer at any time or from time to time following the Conversion Termination Date in accordance with Article Four.

(i)           The Issuer shall pay the Cash Conversion Amount as follows (each, a “Cash Conversion Payment Date”):

(i)            On the Conversion Termination Date for all Notes converted during the period from the date of the Conversion Event Notice to the Close of Business on the Business Day immediately preceding the Conversion Termination Date;

(ii)           On the date or dates specified for conversion in an Election Notice; and

(iii)          On the date of redemption or at maturity, as applicable for any Remaining Notes.

SECTION 5.09.	Taxes on Shares Issued.

Any issue of share certificates on conversions of Notes shall be made without charge to the converting Holder for any documentary, transfer, stamp or any similar tax in respect of the issue thereof, and the Issuer shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Issuer shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder of any Notes converted, and the Issuer shall not be required to issue or deliver any such share certificate unless and until the person or persons requesting the issue thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid.

SECTION 5.10.	Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements.

The Issuer shall at all times maintain out of its authorized but unissued shares of Common Stock enough shares to permit the issuance of shares of Common Stock upon the conversion, in accordance herewith, of all of the Notes.  The shares of Common Stock due upon conversion of a Global Note shall be delivered by the Issuer in accordance with the Depositary’s customary practices.  All shares of Common Stock which may be issued upon conversion of the Notes shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free from all liens, taxes, charges or adverse changes.

Before taking any action that would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Issuer will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Issuer may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

The Issuer covenants to take all such actions as may be required for the payment in accordance herewith of shares of Common Stock, if any, deliverable upon the conversion of any Notes, including the acceptance of such shares of Common Stock into the book-entry system maintained by the Depositary. Without limiting the generality of the foregoing, the Issuer further covenants that, (i) if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Issuer will in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), endeavor to secure such registration or approval, as the case may be and (ii) if at any time Common Stock shall be listed on any national securities exchange or automated quotation system, the Issuer will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as Common Stock shall be so listed on such exchange or automated quotation system, all shares of Common Stock issuable upon conversion of the Notes; provided, that if the rules of such exchange or automated quotation system permit the Issuer to defer the listing of such shares of Common Stock until the first conversion of the Notes into Common Stock in accordance with the provisions of this Indenture, the Issuer covenants to list such shares of Common Stock issuable upon conversion of the Notes in accordance with the requirements of such exchange or automated quotation system at such time.

SECTION 5.11.	Responsibility of Trustee.

The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Notes; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Issuer to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Issuer contained in this Article Five. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 5.05 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 5.05 or to any adjustment to be made with respect thereto, but, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Issuer shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

SECTION 5.12.	Notice to Holders Prior to Certain Actions.

In case:

(a)          The Issuer shall pay a dividend (or any other distribution) on shares of Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 5.06; or

(b)          The Issuer shall issue rights, warrants or options to the holders of all or substantially all of the shares of Common Stock to subscribe for or purchase any shares of any class of Capital Stock or any other rights or warrants; or

(c)          Of any reclassification or change of the outstanding shares of Common Stock (other than change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or of any consolidation or merger of the Issuer with or into another Person, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the Issuer’s assets and those of the Issuer’s Subsidiaries taken as a whole to any other Person or Persons; or

(d)          Liquidation, dissolution or winding up of the Issuer, whether voluntary or involuntary;

then, in each case, the Issuer shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder at such Holder’s address appearing on register of Holders as promptly as practicable but in any event at least 30 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend or distribution of Common Stock rights, warrants, cash or other assets, debt securities or rights to purchase the Issuer’s securities, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition or liquidation, dissolution or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

SECTION 5.13.	Conversion Cap.

Notwithstanding anything to the contrary in this Indenture, (a) a Person or any Affiliate thereof holding the Notes shall not be entitled to convert any Notes (and the Issuer shall not so convert any Notes), (b) the Issuer shall not be entitled to settle any cash payments owing to any Person of Notes in shares of its Common Stock and (iii) shares of any acquiror (or successor) shall not be issued upon conversion pursuant to the adjustment mechanisms contained in Section 5.05 in connection with a transaction governed by Section 5.05 or upon a Fundamental Change of Control to the extent, and only to the extent, such conversion, share settlement or issuance would cause such Person, together with its Affiliates, to become a beneficial owner (as determined pursuant to Section 13 of the Exchange Act and Rules 13d-3 and 13d-5 thereunder) of more than 9.9% of the issued and outstanding shares of Common Stock (or such equivalent shares of an acquiror or successor) (the “Conversion Cap”).  The Issuer shall, within three Business Days of delivery by a Holder of a Conversion Notice, notify such Holder in writing of (i) the number of shares of Common Stock that would be issuable to such Holder if such conversion requested in such Conversion Notice were effected in full and (ii) the number of issued and outstanding shares of Common Stock of the Issuer as of the most recent date such information is available to the Issuer.  Whereupon, within three Business Days of such notice, the Issuer shall issue to such Holder the number of shares of Common Stock issuable upon conversion up to the Conversion Cap.  In connection with the performance of this Section 5.13, such Holder agrees to furnish to the Issuer any information reasonably requested by the Issuer in connection with the Conversion Cap amount calculations.  Notwithstanding anything to the contrary, to the extent any such issuance would cause a Holder or an Affiliate thereof to be a “beneficial owner” of more than 9.9% of the issued and outstanding shares of Common Stock (or successor shares), such conversion, share settlement or issuance upon conversion as the case may be shall be void and of no effect.  The limitations set forth in this Section 5.13 may not be waived at any time by any Holder.  Any acquiror (or successor) or the Issuer shall expressly assume the obligations of the Issuer in this Section 5.13 with respect to the Notes in connection with any transaction governed by Section 5.05 or otherwise in connection with a Fundamental Change of Control.

SECTION 5.14.	General Provisions Applicable to Conversion.

(a)          Provisions of this Indenture that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted its Notes, and only to extent such Notes are deemed to have been converted into shares of Common Stock pursuant to this Section 5.14.

ARTICLE SIX

COVENANTS

SECTION 6.01.	Payment of Notes.

The Issuer shall pay the principal of (and premium, if any) and interest on the Notes in the manner provided in the Notes, the Registration Rights Agreement and this Indenture.  An installment of principal of, or interest on, the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment.  Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuer shall pay interest on overdue principal (including, without limitation, post petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate equal to 2% per annum in excess of the then applicable rate on the Notes.

SECTION 6.02.	Maintenance of Office or Agency.

The Issuer shall maintain in the Borough of Manhattan, The City of New York, the office or agency required under Section 2.03 (which may be an office of the Trustee or an affiliate of the Trustee or Registrar).  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 14.02.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby initially designates U.S. Bank National Association, located at 100 Wall Street, New York, NY 10005, Attention:  Corporate Trust, as such office of the Issuer in accordance with Section 2.03.

SECTION 6.03.	Corporate Existence.

Except as otherwise permitted by Article Seven, the Issuer shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and material franchises of the Issuer and each of its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, franchise or corporate existence with respect to itself or any Restricted Subsidiary, if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the Issuer and the Guarantors, taken as a whole.

SECTION 6.04.	Payment of Taxes.

The Issuer and the Guarantors shall, and shall cause each of the Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of the Restricted Subsidiaries or upon the income, profits or property of it or any of the Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a liability or Lien upon the property of it or any of the Restricted Subsidiaries which would reasonably be expected to have a material adverse effect on the Issuer and the Guarantors taken as a whole; provided, however, that the Issuer and the Guarantors shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount the applicability or validity is being contested in good faith by appropriate actions and for which appropriate provision has been made, or any such tax, assessment, charge or claim that would not reasonably be expected to have a material adverse effect on the Issuer and the Guarantors taken as a whole.

SECTION 6.05.	Maintenance of Properties.

The Issuer shall cause all material properties owned by or leased by it or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be conducted at all times in a commercially productive manner; provided, however, that nothing in this Section 6.05 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is desirable in the conduct of the business of the Issuer or any such Restricted Subsidiary, and if such discontinuance or disposal would not, individually or in the aggregate, have a material adverse effect on the ability of the Issuer or the Guarantors to perform each of their respective obligations hereunder; provided, further, that nothing in this Section 6.05 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.

SECTION 6.06.	Compliance Certificate; Notice of Default.

(a)          The Issuer shall deliver to the Trustee, within 120 days after the close of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Issuer and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Issuer and the Guarantors during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall specify such Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.  The Officers’ Certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes the fiscal year end.

(b)          The Issuer shall deliver to the Trustee promptly and in any event within 15 days after any Officer of the Issuer becomes aware of the occurrence of any Default in an Officers’ Certificate specifying the Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.

SECTION 6.07.	Waiver of Stay, Extension or Usury Laws.

The Issuer and each Guarantor covenants (to the extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Issuer or such Guarantor from paying all or any portion of the principal of and/or interest on the Notes or the Note Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) each hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 6.08.	Limitations on Additional Indebtedness.

(a)          The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness.

(b)          Notwithstanding Section 6.08(a), the Issuer and the Restricted Subsidiary shall be permitted to incur “Permitted Indebtedness”.  Each of the following shall be permitted (the “Permitted Indebtedness”):

(i)           Indebtedness of the Issuer or any Guarantor under the ABL Facility in an aggregate principal amount at any time outstanding not to exceed $80.0 million (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer or such Guarantor) less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Agreement in accordance with Section 6.11;

(ii)           The Notes issued on the Issue Date and the Note Guarantees in respect thereof;

(iii)          Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (i) and (ii) above, and immediately following the Issue Date after giving effect to the intended use of proceeds of the Notes);

 (iv)          Indebtedness under Hedging Obligations (including Swap Obligations) of the Issuer or any Restricted Subsidiary in the ordinary course and not for the purpose of speculation;

 (v)           Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, (a) that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (v); (b) any such Indebtedness made by a Note Party shall be evidenced by a promissory note pledged to the Noteholder Collateral Agent for the ratable benefit of the Noteholder Secured Parties pursuant to the Collateral Agreement; and (c) any such Indebtedness made by Note Parties to Subsidiaries that are not Guarantors is either a Permitted Investment or permitted by Section 6.09;

 (vi)          Indebtedness in respect of bid, performance, surety bonds, statutory, appeal, export or import, indemnities, customs or revenue bonds or similar instruments in the ordinary course of business and workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances;

 (vii)         Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of $20.0 million and 12.5% of Consolidated Net Tangible Assets at the time of the incurrence;

(viii)        Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence and (b) without duplication of clause (a), Banking Services Obligations;

(ix)           Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(x)           Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (ii), (iii), (xi) or (xii) of this Section 6.08(b) or this clause (x);

(xi)           (A) Acquired Indebtedness of the Issuer or any Restricted Subsidiary, and (B) Indebtedness incurred by the Issuer or any Restricted Subsidiary in contemplation of, or in connection with, or to provide all or any part of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary of or was otherwise acquired by the Issuer or a Restricted Subsidiary or was merged with or into or consolidated with the Issuer or a Restricted Subsidiary of the Issuer; provided that such Indebtedness shall not exceed the greater of $15.0 million or 10% of the Consolidated Net Tangible Assets at the time of incurrence; and

(xii)          Acquired Indebtedness of the Issuer or any Restricted Subsidiary assumed or acquired in connection with a transaction governed by, and effected in accordance with, Section 7.01(a) (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition);

(xiii)         Indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing any such acquisition; provided, that the maximum aggregate liability in respect of all such obligations outstanding under this clause (xiii) shall at no time exceed (a) in the case of an acquisition, $5.0 million (provided that the amount of such liability shall be deemed to be the amount thereof, if any, reflected on the balance sheet of the Issuer or any Restricted Subsidiary (e.g., the amount of such liability shall be deemed to be zero if no amount is reflected on such balance sheet)) and (b) in the case of a disposition, the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(xiv)        Any other Indebtedness of the Issuer or any Restricted Subsidiary if, after giving effect thereto, the Total Leverage Ratio does not exceed 5.00:1.00;

(xv)         Indebtedness of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate amount, together with the aggregate amount of Investments under clause (12) of the definition of “Permitted Investments,” not to exceed $5.0 million at any time outstanding;

(xvi)        The issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(1)           any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(2)           any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xvi)

(xvii)       (A) The guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.08  and (B) guarantees by the Issuer or any Restricted Subsidiary of the Issuer provided to the Excluded Joint Venture to the extent permitted by clause (24) of the definition of “Permitted Investments”;

(xviii)      Contribution Indebtedness;

(xix)        The incurrence by the Issuer or any Restricted Subsidiary of Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding;

(xx)         Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(xxi)        Indebtedness supported by one or more letters of credit issued under the ABL Facility in accordance with clause (i); provided that the amount of Indebtedness permitted to be incurred under this clause (xxi) supported by any such letter(s) of credit shall not exceed the amount of such letter(s) of credit;

(xxii)       Indebtedness issued by the Issuer or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent companies permitted by Section 6.09(b)(iv) hereof not in excess of $2.0 million at any time outstanding;

(xxiii)      The incurrence by the Issuer or any Restricted Subsidiary of additional Indebtedness or the issuance by the Issuer of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this clause (xxii), not to exceed $5.0 million; and

(xxiv)      Indebtedness of the Issuer or any Restricted Subsidiaries in an amount not to exceed $1.5 million and incurred in connection with the sale of the Excluded Joint Venture; provided that any such Indebtedness shall be unsecured.

(c)           For purposes of determining compliance with this Section 6.08, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xxiv) above, the Issuer shall classify and may reclassify, in its sole discretion, such item of Indebtedness and may divide, classify and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Agreement on the Issue Date by the Issuer or any Guarantor shall be deemed to have been incurred under clause (i) above.  In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

SECTION 6.09.	Limitations on Restricted Payments.

(a)           The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(i)            A Default shall have occurred and be continuing or shall occur as a consequence thereof; or

(ii)           The amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (ii), (iii), (iv), (v), (vi), (viii), (ix) or (x) of Section 6.09(b)), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(1)           50% of Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(2)           Subject to Section 6.09(b)(ii), 100% of the aggregate net cash proceeds received by the Issuer and 100% of the Fair Market Value at the time of receipt of assets other than cash, if any, received by the Issuer, either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than (a) any such proceeds or assets received from a Subsidiary of the Issuer; (b) Excluded Contributions; or (c) Designated Preferred Stock, plus

(3)           The aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange (other than payments of interest with respect thereto), plus

(4)           In the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, plus

(5)           Upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

(b)           The foregoing provisions will not prohibit:

(i)            The payment by the Issuer or any Restricted Subsidiary of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving or any redemption notice, if on the date of declaration or notice, the payment or redemption would have complied with the provisions of this Indenture;

(ii)           The making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer) of, Qualified Equity Interests of the Issuer or from the substantially concurrent contribution of common equity capital to the Issuer; provided, that net cash proceeds from the issuance and sale of Qualified Equity Interests or from contributions to equity capital of the Issuer under this clause (ii) shall not be included for purpose of calculating amounts under Section 6.09(a)(ii)(2);

(iii)          The redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 6.08 and the other terms of this Indenture;

(iv)          Payments by the Issuer to redeem Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided, that the aggregate cash consideration paid for all such redemptions shall not exceed the sum of (A) $2.0 million during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests of the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (iv), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (iv);

(v)           Payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares, including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Equity Interests, (iii) stock dividends, splits or combinations or business combinations, or (iv) the conversion of the Notes or any payment made with respect thereto;

(vi)           Repurchases of Equity Interests (i) deemed to occur upon the exercise of stock options or other similar stock-based awards under equity plans of the Issuer or any of the Issuer’s Restricted Subsidiaries, warrants or other Equity Interests to the extent such Equity Interests represent a portion of the exercise price of those stock options, other similar stock-based awards under equity plans of the Issuer or any Restricted Subsidiary, warrants or other Equity Interests or (ii) in connection with a gross up for tax withholding related to such Equity Interests;

(vii)         Additional Restricted Payments of $5.0 million;

(viii)        Restricted Payments that are made with Excluded Contributions;

(ix)           The redemption, of Indebtedness that is contractually subordinated to the Notes pursuant to provisions similar to those described in Section 3.01 or Section 6.11 hereof; provided that, prior to such redemption, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Fundamental Change of Control or Asset Sale, as the case may be, and has repurchased all Notes validly tendered and not withdrawn in connection with such Fundamental Change of Control Offer or Asset Sale Offer, as the case may be;

(x)            The distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(xi)           Any Restricted Payment made in connection with the Transactions;

(xii)          Payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture, including Article Seven hereof; or

(xiii)        Repurchases of the Notes;

provided, that (a) in the case of any Restricted Payment pursuant to clause (iii)(c) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (ii), (iii) or (iv)(B) above shall increase the Restricted Payments Basket.

For purposes of determining compliance with this Section 6.09, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xiii) of Section 6.09(b) hereof, or is entitled to be incurred pursuant to Section 6.09(a) hereof, the Issuer will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.09.

SECTION 6.10.	Limitations on Liens.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary but excluding Equity Interests or assets of the Excluded Joint Venture), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom securing any Indebtedness (other than Permitted Liens).

SECTION 6.11.	Limitations on Asset Sales.

(a)          The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i)            The Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale;

(ii)           Either at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents; and

(iii)           With respect to any Asset Sale of any Notes Collateral, the Net Available Proceeds from such Asset Sale are paid directly by the purchaser thereof to an Asset Sale Proceeds Account over which the Noteholder Collateral Agent has a fully perfected first-priority lien (subject to Permitted Liens) pursuant to arrangements reasonably satisfactory to the Noteholder Collateral Agent for application in accordance with this Section 6.11.

(b)          For purposes of clause (ii) of Section 6.11(a), the following shall be deemed to be cash:

(i)            The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(ii)           The amount of any obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(iii)          The Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

(c)          If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to Section 6.11(b)(ii) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 6.11.

(d)          If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, by no later than 12 months following the later of the consummation thereof and the Issuer’s or Restricted Subsidiary’s receipt of the Net Available Proceeds, have applied all or any of the Net Available Proceeds therefrom to:

(i)            If such Net Available Proceeds are proceeds of an Asset Sale of any asset that constitutes Collateral, prepay permanently or repay permanently any Indebtedness secured by such Collateral Security Documents; provided, that if such Net Available Proceeds are proceeds of an Asset Sale of ABL Collateral, such Net Available Proceeds shall be applied as required under the ABL Facility;

(ii)           If such Net Available Proceeds are proceeds of any Asset Sale (other than an Asset Sale of Collateral), to permanently reduce any Other Pari Passu Indebtedness; provided, however, that if any Pari Passu Indebtedness is so reduced, the Issuer will equally and ratably reduce Indebtedness under the Notes by making an offer to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of the Notes; or

(iii)          (A) invest in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in, or make capital expenditure with respect to, the Permitted Business, (B) acquire Equity Interests in a Person that is a Guarantor or in a Person engaged in a Permitted Business that shall become a Guarantor immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).  The Issuer will be deemed to have complied with the provisions set forth in clause (d) of this Section 6.11 if (i) within 365 days after the Asset Sale that generated the Net Available Proceeds, the Issuer (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to acquire all or substantially all of the assets of, or any Equity Interests of another Permitted Business or to make a capital expenditure or acquire other assets that are used or useful in a Permitted Business or to make a capital expenditure or acquire other assets that are used or useful in a Permitted Business and that acquisition or capital expenditure is thereafter completed within 180 days after the end of such 365-day period or (ii) in the event such binding agreement described in the preceding clause (i) is canceled or terminated for any reason before such Net Available Proceeds are applied, the Issuer (or the applicable Restricted Subsidiary) enters into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment; provided that if any second binding commitment is later canceled or terminated for any reason or not entered into before such Net Available Proceeds are applied within 180 days of such second binding commitment, then such Net Available Proceeds shall constitute Excess Proceeds (as defined below).  In addition, during the period following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof (which period cannot exceed 365 days), cash (whether or not actual Net Available Proceeds of such Asset Sale) used for the purposes described in subclause (A), (B) and (C) of this clause (iii) that are designated as uses in accordance with this clause (iii), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Available Proceeds applied in accordance with this clause (iii).

The amount of Net Available Proceeds not applied or invested as provided in this Section 6.11(d) will constitute “Excess Proceeds.”

(e)          When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, make an offer to purchase or redeem any Other Pari Passu Lien Obligations of the Issuer the provisions of which require the Issuer to do so with the proceeds from any Asset Sales, in an aggregate principal amount of Notes and such Other Pari Passu Lien Obligations equal to the amount of such Excess Proceeds as follows:

(i)            The Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in this Indenture, and (b)  make an offer to purchase or redeem any such Other Pari Passu Lien Obligations (and permanently reduce the related loan commitment (if any) in an amount equal to the principal amount so redeemed), pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed or purchased, the maximum principal amount of Notes and Other Pari Passu Lien Obligations that may be purchased or redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(ii)           The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture and the redemption price for such Other Pari Passu Lien Obligations (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(iii)          If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(iv)          Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero, if applicable, and released from the Asset Sale Proceeds Account.

(f)           To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Other Pari Passu Lien Obligations is less than the Payment Amount relating thereto (such difference constituting a “Net Proceeds Surplus”), the Issuer may use the Net Proceeds Surplus, or a portion thereof, for general corporate purposes, subject to the provisions of this Indenture.

(g)          Upon the commencement of a Net Proceeds Offer, the Issuer shall send, by first class mail, a notice to the Trustee and to each Holder at is registered address.  The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Net Proceeds Offer.  Any Net Proceeds Offer shall be made to all Holders.  The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(i)            That the Net Proceeds Offer is being made pursuant to this Section;

(ii)           The Payment Amount, the Offered Price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notices is mailed (the “Net Proceeds Payment Date”);

(iii)          That any Notes not tendered or accepted for payment shall continue to accrue interest;

(iv)          That, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest on and after the Net Proceeds Payment Date;

(v)           That Holders electing to have any Notes purchased pursuant to any Net Proceeds Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or the Paying Agent at the address specified in the notice at least three days before the Net Proceeds Payment Date;

(vi)          That Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the Net Proceeds Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(vii)         That if the aggregate principal amount of Notes surrendered by Holders exceeds the Payment Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(viii)        That Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(h)          On the Net Proceeds Payment Date, the Issuer shall, to the extent lawful:  (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Net Proceeds Offer, subject to pro ration if the aggregate Notes tendered exceed the Payment Amount allocable to the Notes; (2) deposit with the Paying Agent U.S. Legal Tender equal to the lesser of the Payment Amount allocable to the Notes and the amount sufficient to pay the Offered Price in respect of all Notes or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer.  The Issuer shall publicly announce the results of the Net Proceeds Offer on the Net Proceeds Payment Date.

(i)           The Paying Agent shall promptly mail to each Holder of Notes so tendered the Offered Price for such Notes, and the Trustee shall promptly authenticate pursuant to an Authentication Order and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided, that each such new Note shall be in principal amount of $1,000 or an integral multiple thereof.  However, if the Net Proceeds Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the Close of Business on such Record Date, and no Additional Interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

(j)           The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 6.11, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 6.11 by virtue of this compliance.

SECTION 6.12.	Limitations on Transactions with Affiliates.

(a)          The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(i)            Such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(ii)           The Issuer delivers to the Trustee:

(x)           With respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and (x) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the directors of the Issuer who are disinterested with respect to such Affiliate Transaction, approving such Affiliate Transaction or (y) if there are no such disinterested directors, a written opinion described in clause (y) below; and

(y)          With respect to any Affiliate Transaction involving aggregate value of $10.0 million or more, the certificates described in the preceding clause (x) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

(b)          The foregoing restrictions shall not apply to:

(i)            Transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(ii)           Reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), indemnification arrangements, compensation, employment and severance agreements, in each case approved by the Board of Directors;

(iii)          The entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(iv)          Any Restricted Payments which are made in accordance with Section 6.09, any Permitted Investment or any Permitted Lien;

(v)           Entering into an agreement that provides registration rights to the shareholders of the Issuer or amending any such agreement with shareholders of the Issuer and the performance of such agreements;

(vi)          Any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided, that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

(vii)         Any merger, consolidation or reorganization of the Issuer with an Affiliate, solely for the purposes of (a) reorganizing to facilitate an initial public offering of securities of the Issuer or any holding company of the Issuer, (b) forming a holding company or (c) reincorporating the Issuer in a new jurisdiction;

(viii)        (a) Any agreement in effect on the Issue Date and disclosed in the Offering Memorandum, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Holders in any material respect than such agreement as it was in effect on the Issue Date or (b) any transaction pursuant to any agreement referred to in the immediately preceding clause (a);

(ix)           Any contributions to the common equity capital of the Issuer;

(x)           Pledges of Equity Interests of Unrestricted Subsidiaries;

(xi)           The Transactions and/or the payment of any reasonable fees or expenses to the extent incurred as of the Issue Date in connection therewith if documented as of Issue Date;

(xii)          Transactions with an Affiliate where the only consideration paid is Qualified Equity Interests of the Issuer;

(xiii)        Payment of loans (or cancellation of loans) to employees or consultants in the ordinary course of business in aggregate amount not to exceed $2.0 million; or

(xiv)        Supply and purchase contracts with joint ventures entered into the ordinary course of business consistent with past practice.

SECTION 6.13.	Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)          Pay dividends or make any other distributions on or in respect of its Equity Interests;

(b)          Make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c)          Transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(i)            Encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(ii)           Encumbrances or restrictions existing under, or otherwise required by or imposed pursuant to the terms of Note Documents;

(iii)          Non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(iv)          Encumbrances or restrictions existing under or required by or otherwise imposed pursuant to the terms of agreements existing on the date of this Indenture (including, without limitation, the Credit Agreement) as in effect on that date;

(v)           Restrictions relating to any Lien permitted under this Indenture imposed by the holder of, or otherwise required by or imposed pursuant to the terms of such Lien;

(vi)          Restrictions imposed under any agreement to sell assets permitted under this Indenture to any Person pending the closing of such sale;

(vii)         Any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(viii)        Any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(ix)           Customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(x)           Purchase Money Indebtedness incurred in compliance with Section 6.08 that impose restrictions of the nature described in clause (c) above on the assets acquired;

(xi)          Restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(xii)         Encumbrances or restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of assets subject to such security agreements or mortgages;

(xiii)        Encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries, or municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds, permitted to be incurred under this Indenture; provided, that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the Notes when due; and

(xiv)        Any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided, that such amendments or refinancings are no more materially restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.14.	Additional Note Guarantees.

(a)           The Issuer shall cause each Subsidiary (including any newly formed or newly acquired Subsidiary or newly designated Restricted Subsidiary) (other than any designated Unrestricted Subsidiary, Foreign Subsidiary or the Excluded Joint Venture) to, within twenty (20) days of its acquisition, formation or designation to:

(i)            In case of a newly formed or newly acquired Subsidiary, be designated as a Restricted Subsidiary;

(ii)           Execute and deliver to the Trustee (a) a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture, (b) a notation of guarantee in respect of its Note Guarantee, in each case in form and substance reasonably satisfactory to the Trustee;

(iii)          Subject to the terms, conditions and provisions of Section 6.15 and Article 12, pledge its assets and have its stock pledged as Collateral pursuant to the Security Documents and execute and deliver to the Trustee (a) a supplement to the Collateral Agreement, (b) a supplement to the Intercreditor Agreement and (c) other applicable Security Documents, in each case in form and substance reasonably satisfactory to the Trustee; and

(iv)          Deliver to the Trustee one or more opinions of counsel that such documents required by Section 6.14(a)(i), (x) have been duly authorized, executed and delivered by such Restricted Subsidiary and (y) constitute a valid and legally binding obligation of such Restricted Subsidiary in accordance with their terms.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

(b)          Notwithstanding Section 6.14(a), a Guarantor will be automatically and unconditionally released and discharged from its obligations under its Note Guarantee, this Indenture and the Registration Rights Agreement under the circumstances set forth in Section 13.05.  The form of the Note Guarantee is attached hereto as Exhibit B.

SECTION 6.15.	Further Assurances.

To the extent required by applicable law or the Security Documents, or upon reasonable request of the Trustee, the Issuer shall, and shall cause each Guarantor to, at their sole expense, subject to the terms, conditions and provisions of the Intercreditor Agreement, and the Security Documents promptly:  (1) execute, acknowledge and deliver such Security Documents, the Intercreditor Agreement, instruments, financing statements, certificates, notices and other documents, make such filings, recordations and take such other actions as may be reasonably required by applicable law or as may be reasonably necessary or advisable to create and perfect, protect, assure, transfer, confirm or enforce first priority and second priority (as applicable) Liens and security interests in respect of the Collateral (including, without limitation, the filing of financing statements under the Uniform Commercial Code, and customary short-form security agreements with respect to Intellectual Property with the U.S. Patent and Trademark Office and the U.S. Copyright Office and recording of Mortgages on each Material Real Property or other real property constituting Collateral); and (2) subject to the terms, conditions and provisions of the Intercreditor Agreement and the Security Documents, promptly deliver to the Noteholder Collateral Agent certificates, if any, representing the capital stock and membership interests of the Guarantors.  In addition, from time to time, the Issuer will reasonably promptly secure the obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral, in each case to the extent reasonably requested by the Trustee, and in accordance with the Security Documents (including the Intercreditor Agreement).  Such security interests and Liens will be created under the Security Documents in form and substance reasonably satisfactory to the Trustee, and the Issuer shall deliver or cause to be delivered to Trustee all such instruments and documents (including certificates, legal opinions, title insurance policies and lien searches) as the Trustee shall reasonably request to evidence compliance with this covenant.  The Issuer agrees to provide promptly after reasonable request by the Trustee such evidence as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Issuer will give prompt notice to the Trustee of the acquisition by it or any of the Guarantors after the Issue Date of any new Material Real Property.  With respect to any fee interest in any Material Real Property located in the United States (individually and collectively, the “Premises”) owned by the Issuer or a Guarantor on the Issue Date or acquired by the Issuer or a Guarantor after the Issue Date, the Issuer or Guarantor shall, in case of properties existing on the Issue Date, within 75 days after the Issue Date and, in case of future acquired properties, within 75 days of such acquisition, as applicable, deliver to the Noteholder Collateral Agent the following documents and instruments with respect to any such acquired Material Real Property that does not constitute an Excluded Asset:

(a)          The Issuer shall deliver to the Noteholder Collateral Agent, as mortgagee, fully executed counterparts of Mortgages duly executed by the Issuer or the applicable Guarantor, together with evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgages (and payment of any taxes or fees in connection therewith) as may be reasonably necessary to create a valid, perfected Lien against the properties purported to be covered thereby;

(b)          The Issuer shall deliver to the Noteholder Collateral Agent, at the Issuer’s sole cost and expense, mortgagee’s title insurance policies in favor of the Noteholder Collateral Agent, as mortgagee for the ratable benefit of itself and the Holders of the Notes in an amount equal to 110% of the net book value of the applicable Material Real Property (such net book value for each Material Real Property existing as of the Issue Date is set forth on Schedule II), and in the form necessary, with respect to the property purported to be covered by such Mortgage, to insure that that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens other than Permitted Liens, and such policies shall also include, to the extent available, such other advisable lenders’ endorsements and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(c)          The Issuer shall, or shall cause the Guarantors to, deliver to the Noteholder Collateral Agent, at the Issuer’s sole cost and expense, with respect to each such Material Real Property, (i) corporate and local law Opinions of Counsel, as the Noteholder Collateral Agent or the Trustee shall reasonably request (which opinions shall confirm, among other things, the due authorization, execution and delivery and the enforceability of such Mortgages in accordance with their terms), (ii)  ALTA surveys in form and substance reasonably acceptable to the title company to cause the title company to remove the standard survey exception and to issue a survey endorsement with respect to each of the title policies referenced in Section 6.15(b), and (iii) such affidavits that the title company shall reasonably request in connection with the issuance of the title policies referenced in Section 6.15(b).

SECTION 6.16.	Reports to Holders.

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(i)            All quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms; and

(ii)           All current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

Notwithstanding anything to the contrary, the Issuer will be deemed to have complied with its obligations in the preceding two paragraphs following the filing of the Shelf Registration Statement and prior to the effectiveness thereof if the Shelf Registration Statement includes the information specified in clause (i) above at the times it would otherwise be required to file such Forms.  If any direct or indirect parent of the Issuer has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports described herein with respect to such parent (including any financial information required by Regulation S-X relating to the Issuer and the Guarantors), the Issuer shall be deemed to be in compliance with the provisions of this Section 6.16.

The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.  Until the filing of the Shelf Registration Statement, nothing herein shall be construed to require the Issuer to include in any such reports any information specified in Rule 3-10 or 3-16 of Regulation S-X.

SECTION 6.17.	Limitations on Designation of Unrestricted Subsidiaries.

(a)           The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(i)            No Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(ii)           Either (A) the Subsidiary to be so Designated has total assets of $1,000 or less; or (B) the Issuer would be permitted to make, at the time of such Designation, (x) a Permitted Investment or (y) an Investment pursuant to Section 6.09(a), in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

(b)           No Subsidiary shall be Designated as an “Unrestricted Subsidiary” if such Subsidiary or any of its Subsidiaries owns (i) (A) any Equity Interests (other than Qualified Equity Interests) of the Issuer or (B) any Equity Interests of any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so Designated or (ii) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligations (A) to subscribe for additional Equity Interests or (B) to maintain or preserve the Person’s financial condition or cause the Person to achieve any specified levels of operating results, unless such obligation is a Permitted Investment or is otherwise permitted under Section 6.09.

(c)           If, at any time, any Unrestricted Subsidiary fails to meet the requirements of Section 6.17(a) and (b) as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under Section 6.08 or the Lien is not permitted under Section 6.10, the Issuer shall be in default of the applicable Section.

(d)          The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(i)            No Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(ii)           All Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

(e)          All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee, certifying compliance with the foregoing provisions.

SECTION 6.18.	Limitation on the Issuance or Sale of Equity Interests of Restricted Subsidiaries.

[RESERVED]

SECTION 6.19.	Information Regarding Collateral.

(a)          The Issuer will furnish to the Noteholder Collateral Agent and the Trustee, with respect to the Issuer or any Guarantor, prompt written notice at least fifteen (15) days prior to any change in such Person’s (i) corporate name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Federal Taxpayer Identification Number.  The Issuer also agrees promptly to notify the Noteholder Collateral Agent and the Trustee if any material portion of the Collateral is damaged or destroyed.

(b)          Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuer shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the prior delivered Perfection Certificate.

SECTION 6.20.	Impairment of Security Interest.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of Noteholder Secured Parties, except as expressly permitted by Articles Eleven or Twelve, the Security Documents or the Intercreditor Agreement.

SECTION 6.21.	Insurance.

(a)          The Issuer and Guarantors (x) will cause any insurance policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Trustee, which endorsement shall provide that, from and after the Issue Date, subject to the terms, conditions and provisions of the Intercreditor Agreement, if the insurance carrier shall have received written notice from the Trustee of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Grantors under such policies directly to the Trustee during the continuance of an Event of Default; (y) cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Trustee (giving the Trustee the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Trustee; (c) will deliver to the Trustee, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a draft copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Trustee) and reasonably promptly thereafter deliver a duplicate original copy of such policy together with evidence reasonably satisfactory to the Trustee of payment of the premium as required by such insurance.

(b)          The Grantors will notify the Trustee promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this covenant is taken out by any Grantor; and promptly deliver to the Trustee a duplicate copy of such policy or policies.

SECTION 6.22.	Consolidated Secured Debt Ratio.

Commencing April 1, 2012, the Issuer will not permit the Consolidated Secured Debt Ratio as at the last day of each fiscal month for any period set forth below to exceed:

Period	Consolidated Secured Debt Ratio
April 1, 2012 — March 31, 2013	7.50 : 1.00
April 1, 2013 — March 31, 2014	7.00 : 1.00
April 1, 2014 — March 31, 2015	6.75 : 1.00
April 1, 2015 — and thereafter	6.50 : 1.00

ARTICLE SEVEN

SUCCESSOR CORPORATION

SECTION 7.01.	Mergers, Consolidations, Etc.

(a)          The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (i) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer’s jurisdiction of incorporation to another State of the United States or forming a holding company for the Issuer (provided that such holding company becomes a Guarantor)), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (ii) adopt a Plan of Liquidation unless, in either case:

(i)            Either:

(1)           The Issuer will be the surviving or continuing Person; or

(2)           The Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States or the District of Columbia, and the Successor expressly assumes, by supplemental indenture, security documents and intercreditor agreement in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, this Indenture, the applicable Security Documents, the Intercreditor Agreement and the Registration Rights Agreement; provided, that if such Person is a limited liability company or a partnership, such Person will form a Wholly Owned Restricted Subsidiary that is a corporation and cause such Subsidiary to become a co-issuer of the Notes; and

(ii)           Immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (i)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing.

For purposes of this Section 7.01(a), any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b)          Except as provided in Section 13.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(i)            Either:

(1)           Such Guarantor will be the surviving or continuing Person; or

(2)           The Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture, security documents and intercreditor agreement in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, this Indenture, the applicable Security Documents, the Intercreditor Agreement and the Registration Rights Agreement, and is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States or the District of Columbia; and

(ii)           Immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

(c)           For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(d)           Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, except as provided in Section 13.05, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under this Indenture, the Notes, the Note Guarantees, the Security Documents and Intercreditor Agreement with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.

(e)           Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary; provided, that if any party to any such transaction is a Note Party, the surviving entity, as the case may be, shall be a Note Party.

ARTICLE EIGHT

DEFAULT AND REMEDIES

SECTION 8.01.	Events of Default.

Each of the following is an “Event of Default”:

(i)           Failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for thirty (30) days;

(ii)          Failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon a Fundamental Change of Control Purchase Date, upon acceleration or otherwise;

(iii)         Failure by the Issuer to comply with its obligations to convert Notes in accordance with this Indenture upon exercise of a Holder’s conversion right herein and such failure continues for a period of ten (10) days;

(iv)         Failure by the Issuer to provide a Fundamental Change of Control Notice to Holders in accordance with the terms of this Indenture and such failure continues for a period of ten (10) days;

(v)          Failure by the Issuer to issue Additional Shares or make the relevant Make Whole Payment in accordance with this Indenture and such failure continues for a period of ten (10) days;

(vi)         Failure by the Issuer to pay the Cash Conversion Amount in accordance with this Indenture and such failure continues for a period of fifteen (15) days;

(vii)        Failure by the Issuer to comply with Section 7.01 or in respect of its obligations to purchase Notes upon a Fundamental Change of Control as described in Section 3.01 (whether or not such compliance is prohibited by the subordination provisions of this Indenture);

(viii)       Failure by the Issuer or any Guarantor (A) to comply with any other agreement or covenant in this Indenture (other than Section 6.22), the Security Documents or the Intercreditor Agreement and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding and (B) to comply with the covenant provided in Section 6.22 and continuance of this failure to comply for 30 days after notice of the failure has been given to the Issuer by the Trustee or by Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(ix)          Event of default under any mortgage, indenture or other instrument or agreement under which there is issued Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, if such event of default is a default relating to a failure to pay at stated maturity thereof or would enable or permit the holder or holders thereof or any trustee or agent on their behalf to cause such Indebtednesss to become due and payable prior to scheduled maturity and such event of default continues for a period of twenty (20) days,  provided, that the principal amount of such Indebtedness, together with any other Indebtedness with respect to which a default has occurred and is continuing, aggregates $10.0 million or more;

(x)           One or more final non-appealable judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled, discharged or rescinded within 60 days after the applicable judgment becomes final and non-appealable;

(xi)          The Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)           Commences a voluntary case,

(2)           Consents to the entry of an order for relief against it in an involuntary case,

(3)           Consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(4)           Makes a general assignment for the benefit of its creditors;

(xii)         A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)           Is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(2)           Appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(3)           Orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 consecutive days;

(xiii)        Any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee); or

(xiv)        Any security interest and Lien purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $5.0 million at any time shall cease to be in full force and effect, or shall cease to give the Noteholder Collateral Agent, for the benefit of the applicable Noteholder Secured Parties, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in the Indenture, the Intercreditor Agreement or Security Documents)) in favor of the Noteholder Collateral Agent, or shall be asserted by the Issuer or any other Guarantor not to be, (or any action shall be taken by the Issuer or any Guarantor to discontinue unless otherwise permitted) a valid, perfected, first priority (except as otherwise expressly provided in the Indenture, the Intercreditor Agreement or Security Documents) security interest in or Lien on the Collateral covered thereby; except in each case to the extent that any such loss of perfection or priority results from the failure of the Trustee or Noteholder Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents) or take other actions required to maintain the creation, perfection or priority of such security interest and Lien.

SECTION 8.02.	Acceleration.

If an Event of Default specified in clause (xi) or (xii) of Section 8.01 with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.  If an Event of Default (other than an Event of Default specified in clause (xi) or (xii) of Section 8.01 with respect to the Issuer) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable immediately.  Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration:

(i)           If the rescission would not conflict with any judgment or decree;

(ii)           If all existing Events of Default have been cured or waived except nonpayment of principal and interest that has become due solely because of this acceleration;

(iii)          To the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(iv)         If the Issuer has paid to the Trustee its reasonable compensation and reimbursed the Trustee of its expenses, disbursements and advances; and

(v)          In the event of a cure or waiver of an Event of Default of the type set forth in Section 8.01(xi) or (xii), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 8.03.	Other Remedies.

Subject to the terms, conditions, and provisions of the Intercreditor Agreement, an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

SECTION 8.04.	Waiver of Past Defaults.

Subject to Sections 2.09, 8.07 and 11.02, the Holders of a majority in principal amount of the outstanding Notes (which may include consents obtained in connection with a tender offer or exchange offer of Notes) by notice to the Trustee may waive an existing Default and its consequences, except a continuing Default in the payment of principal of, or interest on, any Note as specified in Section 8.01(i) or (ii); provided, however, that the Holders of a majority in aggregate principal amount of the then-outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  The Issuer shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents.  When a Default is waived, it is cured and ceases.

SECTION 8.05.	Control by Majority.

The Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it.  Subject to Section 9.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification against any loss or expense caused by taking such action or following such direction.

SECTION 8.06.	Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless the Trustee:

(i)           has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(ii)          has been offered indemnity satisfactory to it in its reasonable judgment; and

(iii)         has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in Section 8.01(i)).

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 8.07.	Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

SECTION 8.08.	Collection Suit by Trustee.

If a Default in payment of principal or interest specified in Section 8.01(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 8.09.	Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuer, their creditors or their property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 9.07.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.  The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

SECTION 8.10.	Priorities.

If the Trustee or Noteholder Collateral Agent collects any money or property pursuant to this Article Eight, it shall pay out the money or property (subject to the Intercreditor Agreement) in the following order:

First:  to the Trustee and Noteholder Collateral Agent for amounts due under Section 9.07 or Section 12.11;

Second:  to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third:  to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth:  to the Issuer or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 8.10.

SECTION 8.11.	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or Noteholder Collateral Agent for any action taken or omitted by it as Trustee or Noteholder Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 8.11 does not apply to a suit by the Trustee or Noteholder Collateral Agent, a suit by a Holder pursuant to Section 8.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE NINE
TRUSTEE

SECTION 9.01.	Duties of Trustee.

(a)           If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)           Except during the continuance of a Default:

(i)           The Trustee need perform only those duties as are specifically set forth herein or in the Trust Indenture Act and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(ii)           In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of Counsel and opinions relating to fair market value) furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)           This paragraph does not limit the effect of Section 9.01(b).

(ii)           The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii)          The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 8.05.

(d)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 9.01.

(f)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

SECTION 9.02.	Rights of Trustee.

Subject to Section 9.01:

(a)           The Trustee may rely conclusively on any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 14.05.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e)           The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuer, to examine the books, records, and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer.

(h)           The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i)            The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j)            Except with respect to Section 6.01 and 6.06, the Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article Six.  In addition, the Trustee shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Sections 6.01, 8.01(i) or 8.01(ii) or (ii) any Default or Event of Default of which the Trustee shall have received written notification.

(k)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(l)            Delivery of reports to the Trustee pursuant to Section 6.16 hereof shall not constitute actual knowledge of, or notice to, the Trustee of the information contained therein.

SECTION 9.03.	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or its respective Affiliates with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.  However, the Trustee must comply with Sections 9.10 and 9.11.

SECTION 9.04.	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication.  The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.

SECTION 9.05.	Notice of Default.

If a Default occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee shall mail to each Holder notice of the uncured Default within 30 days after such Default occurs.  Except in the case of a Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make a payment on the Change of Control Payment Date pursuant to a Change of Control Offer or the Net Proceeds Payment Date pursuant to a Net Proceeds Offer, or a Default in complying with the provisions of Article Seven, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 9.06.	Reports by Trustee to Holders.

Within 60 days after each September 1, beginning with September 1, 2011, the Trustee shall, to the extent that any of the events described in Trust Indenture Act § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with Trust Indenture Act § 313(a).  The Trustee also shall comply with Trust Indenture Act §§ 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Holders shall be mailed to the Issuer and filed with the SEC and each securities exchange, if any, on which the Notes are listed.

The Issuer shall notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with Trust Indenture Act § 313(d).

SECTION 9.07.	Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation as the Issuer and the Trustee shall from time to time agree in writing for its services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence, bad faith or willful misconduct.  Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

The Issuer shall indemnify each of the Trustee or any predecessor Trustee and its agents for, and hold them harmless against, any and all loss, damage, claims including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), liability or expense (including reasonable fees and expenses of counsel) incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or the Guarantors (including this Section 9.07)).  The Trustee shall notify the Issuer promptly of any claim asserted against the Trustee or any of its agents for which it may seek indemnity, provided, however, that the failure to so notify the Issuer shall not relieve the Issuer of any liability that it may have to the Trustee hereunder (except to the extent that the Issuer is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure).  The Issuer shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee and its agents subject to the claim may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuer will not be required to pay such fees and expenses if there is no conflict of interest between the Issuer and the Trustee and its agents subject to the claim in connection with such defense as reasonably determined by the Trustee.  The Issuer need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld or delayed.  The Issuer need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through the Trustee’s negligence, bad faith or willful misconduct.

To secure the Issuer’s payment obligations in this Section 9.07, the Trustee shall have a Lien prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal and interest on particular Notes.

When the Trustee incurs expenses or renders services after a Default specified in Section 8.01(xi) or (xii) occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 9.07 shall survive the satisfaction and discharge of this Indenture or the appointment of a successor Trustee.

SECTION 9.08.	Replacement of Trustee.

The Trustee may resign at any time by so notifying the Issuer in writing.  The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee and may appoint a successor Trustee.  The Issuer may remove the Trustee if:

(i)           The Trustee fails to comply with Section 9.10;

(ii)          The Trustee is adjudged a bankrupt or an insolvent;

(iii)         A receiver or other public officer takes charge of the Trustee or its property; or

(iv)         The Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 9.07, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 9.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  A successor Trustee shall mail notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 9.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 9.08, the Issuer’s obligations under Section 9.07 shall continue for the benefit of the retiring Trustee.

SECTION 9.09.	Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided, that such corporation shall be otherwise qualified and eligible under this Article Nine.

SECTION 9.10.	Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of Trust Indenture Act §§ 310(a)(1), 310(a)(2) and 310(a)(5).  The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.  The Trustee shall comply with Trust Indenture Act § 310(b); provided, however, that there shall be excluded from the operation of Trust Indenture Act § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer are outstanding, if the requirements for such exclusion set forth in Trust Indenture Act § 310(b)(1) are met.  The provisions of Trust Indenture Act § 310 shall apply to the Issuer and any other obligor of the Notes.

SECTION 9.11.	Preferential Collection of Claims Against the Issuer.

The Trustee, in its capacity as Trustee hereunder, shall comply with Trust Indenture Act § 311(a), excluding any creditor relationship listed in Trust Indenture Act § 311(b).  A Trustee who has resigned or been removed shall be subject to Trust Indenture Act § 311(a) to the extent indicated.

SECTION 9.12.	Notice of Payment of Additional Interest.

In the event that the Issuer is required to pay Additional Interest pursuant to the terms of the Registration Rights Agreement, the Issuer shall provide a written notice to the Trustee of the Issuer’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Issuer.  The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether Additional Interest is payable and the amount thereof.

ARTICLE TEN

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 10.01.	Termination of the Issuer’s Obligations.

The Issuer may terminate its obligations under the Notes, this Indenture and the Security Documents and the obligations of the Guarantors under the Note Guarantees, this Indenture and the Security Documents and this Indenture and the Security Documents shall cease to be of further effect, except those obligations referred to in the penultimate paragraph of this Section 10.01, if:

(i)           All the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(ii)           (a)  All Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(1)           The Issuer has paid all sums then due and payable by it under this Indenture, and

(2)           The Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

In the case of clause (ii) of this Section 10.01, and subject to the next sentence and notwithstanding the foregoing paragraph, the Issuer’s obligations in Sections 2.05, 2.06, 2.07, 2.08, Article Five, 6.01, 6.02, 6.03 (as to legal existence of the Issuer only), 9.07, 10.05 and 10.06 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08.  After the Notes are no longer outstanding, the Issuer’s obligations in Sections 9.07, 10.05 and 10.06 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

SECTION 10.02.	Legal Defeasance and Covenant Defeasance.

(a)           The Issuer may, at its option and at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 10.03.

(b)           Upon the Issuer’s exercise under Section 10.02(a) hereof of the option applicable to this Section 10.02(b), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 10.03, be deemed to have been discharged from their obligations with respect to all outstanding Notes, Note Guarantees and the Security Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, the Note Guarantees, this Indenture and the Security Documents which shall thereafter be deemed to be “outstanding” only for the purposes of Section 10.04 hereof and the other Sections of this Indenture referred to in (i)and (ii)below, and to have satisfied all its other obligations under such Notes and this Indenture and the Guarantors shall be deemed to have satisfied all of their obligations under the Note Guarantees, this Indenture and the Security Documents (and the Trustee and the Noteholder Collateral Agent, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)           The rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 10.04 hereof, and as more fully set forth in such Section 10.04, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(ii)           The Issuer’s obligations with respect to such Notes under Article Two and Section 6.02 hereof;

(iii)           The rights, powers, trusts, duties and immunities of the Trustee and Noteholder Collateral Agent hereunder and the Issuer’s and Guarantors’ obligations in connection therewith; and

(iv)           The provisions of this Article Ten applicable to Legal Defeasance.

Subject to compliance with this Article Ten, the Issuer may exercise its option under this Section 10.02(b) notwithstanding the prior exercise of its option under Section 10.02(c) hereof.

(c)           Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 10.03 hereof, be released from their respective obligations under the covenants contained in ARTICLE Three (solely with rights to the Holders purchase option upon a Fundamental Change of Control), Sections 6.03 (other than with respect to the legal existence of the Issuer), 6.04, 6.05 and 6.08 through 6.21 and ARTICLES Seven, Twelve and Thirteen hereof and the Security Documents with respect to the outstanding Notes on and after the date the conditions set forth in Section 10.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 8.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 10.03 hereof, clauses (vii), (viii), (ix), (x), (xiii) and (xiv) of Section 8.01 hereof shall not constitute Events of Default.

SECTION 10.03.	Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 10.02(b) or 10.02(c) hereof to the outstanding Notes:

(i)           The Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the Redemption Date of the principal or installment of principal of or interest on the Notes,

(ii)           In the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

(1)           The Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(2)           Since the date of this Indenture, there has been a change in the applicable United States federal income tax law,

in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,
(iii)           In the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(iv)           No Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(v)           The Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(vi)           The Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(vii)           The Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (i) through (vi) and, in the case of the Opinion of Counsel, clauses (ii) and/or (iii) and (v) of this Section 10.03 have been complied with.

SECTION 10.04.	Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender and U.S. Government Obligations deposited with it pursuant to this Article Ten, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of the principal of and the interest on the Notes.  The Trustee shall be under no obligation to invest said U.S. Legal Tender and U.S. Government Obligations, except as it may agree with the Issuer.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender and U.S. Government Obligations deposited pursuant to Section 10.03 or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Ten to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the Issuer’s request any U.S. Legal Tender and U.S. Government Obligations held by it as provided in Section 10.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 10.05.	Repayment to the Issuer.

The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided, that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Issuer cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Issuer.  After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person.

SECTION 10.06.	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Ten by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or if the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, and interest on, the Notes when due, the Issuer’s obligations under this Indenture, and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Ten until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Ten; provided, that if the Issuer has made any payment of interest on, or principal of, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender and U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE ELEVEN

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 11.01.	Without Consent of Holders.

(a)           Subject to Section 11.03, the Issuer and the Trustee and the Noteholder Collateral Agent together, may amend or supplement this Indenture, the Notes, the Note Guarantees or any other Note Documents without notice to or consent of any Holder:

(i)           To cure any ambiguity, defect or inconsistency;

(ii)          To provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii)         To provide for the assumption of the Issuer’s obligations to the Noteholder Secured Parties in the case of a merger, consolidation or sale of all or substantially all of the assets, in accordance with Article Seven;

(iv)         To release any Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);

(v)          To add any Subsidiary of the Issuer as a Guarantor;

(vi)         To make any change that would provide additional rights or benefits to the Holders or would not materially adversely affect the rights of any Holder;

(vii)        In the case of this Indenture, to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(viii)       To add additional assets as Collateral or otherwise enter into additional or supplemental Security Documents;

(ix)          To release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by such agreements;

(x)           To make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or to the extent required under the Intercreditor Agreement, to conform any Security Documents to reflect amendments or other modifications to comparable provisions under ABL Facility security documents; or

(xi)          To amend the Intercreditor Agreement pursuant to Section 10.5 thereof or otherwise enter into an Intercreditor Agreement in respect of an ABL Facility permitted hereby;

provided, that the Issuer has delivered to the Trustee and Noteholder Collateral Agent an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 11.01.

(b)           After an amendment, supplement or waiver under this Section 11.01 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 11.02.	With Consent of Holders.

(a)           Subject to Sections 8.07 and 11.03, the Issuer, the Guarantors and the Trustee and Noteholder Collateral Agent together, with the written consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holder or Holders of at least a majority in aggregate principal amount of the Notes then outstanding may amend or supplement this Indenture, the Notes or the Note Guarantees or other Note Documents, without notice to any other Holders.  Subject to Sections 8.07 and 11.03, the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance with any provision of this Indenture, the Notes or the Note Guarantees or the other Note Documents without notice to any other Holders;

(b)           Notwithstanding Section 11.02(a), without the consent of each Holder affected, no amendment or waiver may:

(i)           Reduce, or change the maturity, of the principal of any Note;

(ii)          Reduce the rate of or extend the time for payment of interest on any Note;

(iii)         Reduce any amounts payable upon redemption, conversion or any Fundamental Change of Control or Conversion Event or change the date on, or the circumstances under, which any Notes are subject to redemption or purchase (other than provisions of Article Three and Section 6.11, except that if a Fundamental Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to repurchase the Notes upon a Fundamental Change of Control shall be made without the consent of each Holder of the Notes affected);

(iv)         Reduce the Fundamental Change of Control Purchase Price, the number of Additional Shares or Make Whole Payment in connection with a Fundamental Change of Control or the Cash Conversion Amount in connection with a Conversion Event or amend or modify in any manner adverse to the Holders the Issuer’s obligations to make such payments;

(v)          Make any Note payable in money or currency other than that stated in the Notes;

(vi)         Expressly subordinate in right of payment such Note or any Note Guarantee to any other Indebtedness of the Issuer or any Guarantor;

(vii)        Reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(viii)       Waive a continuing default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(ix)          Impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(x)           Release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Indenture, except as permitted by this Indenture;

(xi)          Make any change in these amendment and waiver provisions; or

(xii)         Make any change that adversely affects the conversion rights of any Holder of the Notes, including any change to the provisions set forth in Article Five.

In addition, without the consent of the Holders of at least 66⅔% in principal amount of the Notes then outstanding, (a) no amendment to this Indenture, the Notes, the Note Guarantees or other Note Documents may release all or substantially all of the Collateral from the Liens securing the Notes and (b) no amendment to, or waiver of, the provisions of this Indenture, the Notes, the Note Guarantees or other Note Documents may alter the priority of the Liens securing the Collateral in any manner that adversely affects the rights of the Holders of the Notes, in each case other than in accordance with the terms of the applicable Note Documents.

(c)           It shall not be necessary for the consent of the Holders under this Section 11.02 to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d)           A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with an exchange (in the case of an exchange offer) or a tender (in the case of a tender offer) of such Holder’s Notes will not be rendered invalid by such tender or exchange.

(e)           After an amendment, supplement or waiver under this Section 11.02 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 11.03.	Compliance with the Trust Indenture Act.

From the date on which this Indenture is qualified under the Trust Indenture Act, every amendment, waiver or supplement of this Indenture, the Notes or the Note Guarantees shall comply with the Trust Indenture Act as then in effect.

SECTION 11.04.	Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee or the Issuer received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be prior to the first solicitation of such consent.  If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.  The Issuer shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (i) through (xii) of Section 11.02(b), in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided, that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 11.05.	Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee.  The Issuer shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Issuer’s expense.  Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue, and the Trustee shall authenticate, a new Note that reflects the changed terms.  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 11.06.	Trustee to Sign Amendments, Etc.

The Trustee and the Noteholder Collateral Agent shall execute any amendment, supplement or waiver authorized pursuant to this Article Eleven; provided, that the Trustee and the Noteholder Collateral Agent may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s or Noteholder Collateral Agent’s own rights, duties or immunities under this Indenture.  The Trustee and Noteholder Collateral Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Eleven is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms and complies with the provisions of this Indenture.  Such Opinion of Counsel shall be at the expense of the Issuer.

ARTICLE TWELVE
SECURITY DOCUMENTS

SECTION 12.01.	Collateral and Security Documents.

The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and payment of all other Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Noteholder Collateral Agent under this Indenture, the Notes, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured by (i) first-priority Liens and security interests on the Notes Collateral, subject to Permitted Liens and (ii) second-priority Liens and security interests in the ABL Collateral, subject to the first-priority Liens and security interests securing Obligations, Swap Obligations and Banking Services Obligations, incurred under the ABL Facilities or in respect of Swap Obligations and Banking Services Obligations with lenders (or their Affiliates) under the ABL Facilities up to the Maximum ABL Debt Amount and Permitted Liens, in each case as provided in the Security Documents which the Issuer and the Guarantors, as the case may be, have entered into as reasonably requested by the Noteholder Collateral Agent hereafter delivered as required or permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement.  The Trustee and the Issuer hereby acknowledge and agree that the Noteholder Collateral Agent holds the Collateral in trust for the benefit of the Noteholder Secured Parties, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Noteholder Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA (if this Indenture is qualified under the TIA), the TIA shall control.  The Issuer shall deliver to the Noteholder Collateral Agent copies of all documents pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Noteholder Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Issuer shall, and shall cause the Subsidiaries of the Issuer to, use its commercially reasonable efforts to take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations, a valid and enforceable, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), perfected Lien and security interest (subject to Permitted Liens) in and on all of the Collateral (subject to the terms of the Intercreditor Agreement), in favor of the Noteholder Collateral Agent for the benefit of the Secured Parties, in each case subject to and in accordance with the terms of the Security Documents.

SECTION 12.02.	Recordings and Opinions.

(a)           To the extent applicable (if this Indenture is qualified under the TIA), the Issuer will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with.

(b)           Any release of Collateral permitted by Section 12.03 hereof will be deemed not to impair the Liens under this Indenture, the Collateral Agreement and the other Security Documents in contravention thereof. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee.

(c)           Notwithstanding anything to the contrary in this Section 12.02, the Issuer will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.  In addition, and without limiting the generality of the foregoing, the Subsidiaries of the Issuer may, among other things, without any release or consent by the Trustee (and without the delivery of any Officers’ Certificate or any other documents under this Indenture, except as specified in this Section 12.02(c), but otherwise in compliance with the covenants of this Indenture and the Security Documents, conduct ordinary course activities with respect to the Collateral including, without limitation (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Liens and security interests created by this Indenture or any of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Liens and security interests created by the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Liens and security interests created by the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing or changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Issuer’s cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture or the Security Documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Issuer’s business.  The Issuer must deliver to the Trustee within 30 calendar days following the end of each fiscal year (or such later date as the Trustee shall agree), an Officers’ Certificate to the effect that all releases and withdrawals during the preceding fiscal year (or since the date of this Indenture, in the case of the first such certificate) in which no release or consent of the Trustee was obtained in the ordinary course of the Issuer’s and its Subsidiaries’ business were not prohibited by this Indenture.  Notwithstanding any of the foregoing to the contrary, the Trustee shall execute and deliver to the Issuer all documents reasonably requested to evidence any such releases of Collateral.  In addition, in lieu of releasing the Liens created by any of the Mortgages, the Trustee or Collateral Agent will, at the request of the Issuer, to the extent necessary to facilitate future savings of mortgage recording tax in states that impose such taxes, assign such Liens to any such new lender or collateral agent.

SECTION 12.03.	Release of Collateral.

(a)           Subject to Section 12.02 hereof, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby.  The Issuer and the Guarantors will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Trustee (subject to its receipt of an Officer Certificate and Opinion of Counsel as provided below) shall release, or instruct the Noteholder Collateral Agent to release, as applicable, the same from such Liens at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i)           To enable the Issuer or any Guarantor to sell, exchange or otherwise dispose of any of the Collateral to the extent not prohibited under Section 6.11;

(ii)           In the case of a Guarantor that is released from its Guarantee with respect to the Notes, the release of the property and assets of such Guarantor;

(iii)           Pursuant to an amendment or waiver in accordance with Article Nine of this Indenture;

(iv)           Pursuant to the terms of the Intercreditor Agreement; or

(v)           If the Notes have been discharged or defeased pursuant to Section 10.01 or Section 10.02; provided, that in the case of any release in whole pursuant to clauses (i), (ii) and (iii) above, all amounts owing at such time to the Trustee under this Indenture, the Notes, the Notes Guarantees, the Security Documents and the Intercreditor Agreement have been paid.

Upon receipt of an Officers’ Certificate and an Opinion of Counsel certifying that all conditions precedent under the Indenture and the Security Documents (and TIA Section 314(d) (if this Indenture is qualified under the TIA)), if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee shall, or shall cause the Noteholder Collateral Agent, to execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Noteholder Collateral Agent shall be liable for any such release undertaken in good faith in reliance upon any such Officer Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and Noteholder Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer Certificate and Opinion of Counsel.

Notwithstanding any provision to the contrary herein, upon the request of the Issuer accompanied by an Officers’ Certificate and Opinion of Counsel (that each action is in compliance with the terms of this Indenture, Intercreditor Agreement and the Security Documents) the Trustee shall instruct the Noteholder Collateral Agent to execute and deliver UCC financing statement amendments or releases (which shall be in form and substance reasonably satisfactory to the Noteholder Collateral Agent and prepared by the Issuer or such Grantor) solely to the extent necessary to delete property or assets not required to be subject to a Lien under the Security Documents from the description of assets in any previously filed financing statements. If requested in writing by the Issuer or any Grantor, the Trustee shall instruct the Noteholder Collateral Agent to execute and deliver such documents, instruments or statements (which shall be prepared in form and substance reasonably satisfactory to the Noteholder Collateral Agent and by the Issuer or such Grantor) and to take such other action as the Issuer may reasonably request to evidence or confirm that such property or assets not required to be subject to a Lien under the Security Documents described in the immediately preceding sentence has  been released from the Liens of each of the Security Documents. The Noteholder Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Issuer, any Grantor or the Trustee.

SECTION 12.04.	Certificates of the Trustee.

In the event that the Issuer wishes to release Collateral in accordance with this Indenture, the Security Documents and the Intercreditor Agreement at a time when the Trustee is not itself also the Noteholder Collateral Agent and the Issuer has delivered the certificates and documents required by the Security Documents and Section 12.03 hereof, and, based on an Opinion of Counsel pursuant to Section 14.04, will deliver a certificate to the Noteholder Collateral Agent setting forth such determination.  The Trustee, however, shall have no duty to confirm the legality, genuineness, accuracy, contents or validity of such documents (or any signature appearing therein), its sole duty being to certify its receipt of such documents which, on their face (and assuming that they are what they purport to be), conform to § 314(d) of the TIA.

SECTION 12.05.	Suits to Protect the Collateral.

Subject to the provisions of Article Nine hereof and the terms, conditions and provisions of the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Noteholder Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a)           Enforce any of the terms of the Security Documents; and

(b)           Collect and receive any and all amounts payable in respect of the obligations hereunder.

Subject to the terms, conditions and provisions of this Indenture and the Security Documents and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee). Nothing in this Section 12.05 shall be considered to impose any such duty or obligation to act on the part of the Trustee.

SECTION 12.06.	Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the terms, conditions and provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.07.	Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Noteholder Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article Twelve to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.08.	Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Twelve upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article Twelve; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.09.	Release Upon Termination of the Issuer’s Obligations.

In the event that the Issuer delivers to the Trustee, in form and substance reasonably acceptable to it, an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid, (ii) the Issuer shall have discharged its obligations under Section 10.01 or exercised its legal defeasance option or its covenant defeasance option under Section 10.02, in each case in compliance with the provisions of Article Ten, or (iii) with respect to Remaining Notes only, a Conversion Event has occurred, the Trustee shall deliver to the Issuer and the Noteholder Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article Ten), and any rights it has under the Security Documents, and upon receipt by the Noteholder Collateral Agent of such notice, the Noteholder Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary or reasonably requested by the Issuer to evidence the release of such Lien as soon as is reasonably practicable or otherwise deliver any such Collateral to the applicable Guarantor (including without limitation, execution and filing of Lien releases, instruments, documents and return of any Collateral then in its possession).

SECTION 12.10.	Noteholder Collateral Agent.

(a)           The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Noteholder Collateral Agent as its agent under this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Noteholder Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Noteholder Collateral Agent by the terms of this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement, together with such powers as are reasonably incidental thereto.  The Noteholder Collateral Agent agrees to act as such on the express conditions contained in this Section 12.10.  Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement, the Noteholder Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Noteholder Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement or otherwise exist against the Noteholder Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Noteholder Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as expressly otherwise provided in this Indenture, the Noteholder Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Noteholder Collateral Agent is expressly entitled to take or assert under this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement, including the exercise of remedies pursuant to Article Eight, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b)           The Noteholder Collateral Agent may execute any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through agents, employees, attorneys-in-fact or through its Related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Noteholder Collateral Agent shall not be responsible for the negligence or misconduct of any agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made without negligence or willful misconduct (other than any employee).

(c)           None of the Noteholder Collateral Agent, any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence, willful misconduct or bad faith) or under or in connection with the Collateral Agreement, any Security Document or Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence, bad faith or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Grantor or Affiliate of any Grantor, or any officer or Related Person thereof, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Noteholder Collateral Agent under or in connection with, this or any other Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder.  None of the Noteholder Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)           The Noteholder Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, or telephone message, statement, or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to any Grantor), independent accountants and other experts and advisors selected by the Noteholder Collateral Agent.  The Noteholder Collateral Agent shall be fully justified in failing or refusing to take any action under this or any other Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee as it deems appropriate and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Noteholder Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this or any other Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)           The Noteholder Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Noteholder Collateral Agent shall have received written notice from the Trustee or a Grantor referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Noteholder Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article Eight (subject to Section 12.10); provided, however, that unless and until the Noteholder Collateral Agent has received any such request, the Noteholder Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(f)           U.S. Bank National Association and its respective Affiliates (and any successor Noteholder Collateral Agent and its affiliates) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Grantor and its Affiliates as though it was not the Noteholder Collateral Agent hereunder and without notice to or consent of the Trustee.  The Trustee and the Holders acknowledge that, pursuant to such activities, U.S. Bank National Association or its respective Affiliates (and any successor Noteholder Collateral Agent and its affiliates) may receive information regarding any Grantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of any such Grantor or such Affiliate) and acknowledge that the Noteholder Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of the U.S. Bank National Association (or any successor Noteholder Collateral Agent) to advance funds.

(g)           The Noteholder Collateral Agent may resign at any time upon thirty (30) days prior written notice to the Trustee and the Grantors, such resignation to be effective upon the acceptance of a successor agent to its appointment as Noteholder Collateral Agent.  If the Noteholder Collateral Agent resigns under this Indenture, the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), shall appoint a successor Noteholder Collateral Agent.  If no successor noteholder collateral agent is appointed prior to the intended effective date of the resignation of the Noteholder Collateral Agent (as stated in the notice of resignation), the Noteholder Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor noteholder collateral agent.  If no successor noteholder collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Noteholder Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor.  Upon the acceptance of its appointment as successor noteholder collateral agent hereunder, such successor noteholder collateral agent shall succeed to all the rights, powers and duties of the retiring Noteholder Collateral Agent, and the term “Noteholder Collateral Agent” shall mean such successor noteholder collateral agent, and the retiring Noteholder Collateral Agent’s appointment, powers and duties as the Noteholder Collateral Agent shall be terminated.  After the retiring Noteholder Collateral Agent’s resignation hereunder, the provisions of this 12.10 (and Section 12.11) shall continue to inure to its benefit and the retiring Noteholder Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Noteholder Collateral Agent under this Indenture.

(h)           The Trustee shall initially act as Noteholder Collateral Agent and shall be authorized to appoint co-Noteholder Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Noteholder Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Noteholder Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Noteholder Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith.

(i)           The Trustee, as such and as Noteholder Collateral Agent, is authorized and directed to (i) enter into the Collateral Agreement and the Security Documents, (ii) enter into the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Collateral Agreement and the Security Documents and the Intercreditor Agreement and (iv) perform and observe its obligations under the Collateral Agreement and the Security Documents and the Intercreditor Agreement.

(j)           The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Noteholder Collateral Agent to, unless specifically requested to do so by a majority of the Holders, take or cause to be taken any action to enforce its rights under this Indenture or against any Grantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Noteholder Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Noteholder Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article Eight, the Trustee shall promptly turn the same over to the Noteholder Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Noteholder Collateral Agent.

(k)           The Trustee is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession.  Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Noteholder Collateral Agent thereof, and, promptly upon the Noteholder Collateral Agent’s request therefor shall deliver such Collateral to the Noteholder Collateral Agent or otherwise deal with such Collateral in accordance with the Noteholder Collateral Agent’s instructions.

(l)           The Noteholder Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Noteholder Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Noteholder Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Noteholder Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Noteholder Collateral Agent’s own interest in the Collateral and that the Noteholder Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(m)           No provision of this Indenture, the Collateral Agreement, the Intercreditor Agreement or any Security Document shall require the Noteholder Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Noteholder Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(n)           The Noteholder Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Noteholder Collateral Agent was grossly negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Noteholder Collateral Agent may agree in writing with the Issuer (and money held in trust by the Noteholder Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Noteholder Collateral Agent shall not be construed to impose duties to act.

(o)           Neither the Noteholder Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.  Neither the Noteholder Collateral Agent nor the Trustee shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

SECTION 12.11.      Compensation and Indemnity.

The Noteholder Collateral Agent shall be entitled to the compensation and indemnity set forth in Section 9.07 (with the references to the Trustee therein being deemed to refer to the Noteholder Collateral Agent).

SECTION 12.12.      Intercreditor Agreement, Collateral Agreement and Other Security Documents.

The Trustee and Noteholder Collateral Agent is each hereby directed and authorized to execute and deliver the Intercreditor Agreement, the Collateral Agreement and any other Security Documents in which it is named as a party.  It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Noteholder Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Intercreditor Agreement, the Collateral Agreement or any other Security Documents, the Trustee and Noteholder Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE THIRTEEN

NOTE GUARANTEE

SECTION 13.01.      Unconditional Guarantee.

Subject to the provisions of this Article Thirteen, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the other Noteholder Secured Parties and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the other Note Documents or the obligations of the Issuer or any other Guarantors to the Holders or the Trustee or the other Noteholder Secured Parties hereunder or thereunder:  (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and (z) the due and punctual payment and performance of all other obligations of the Issuer and all other obligations of the other Guarantors (including under the Note Guarantees) under the Note Documents, in each case, to the Holders, the Trustee or the other Noteholder Secured Parties hereunder or thereunder (including amounts due the Trustee or the Noteholder Collateral Agent under Section 9.07 or Section 12.11, respectively, hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuer to the Holders under this Indenture, under the Notes or under the other Note Documents, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately.  A Default under this Indenture, the Notes or the other Note Documents shall constitute an event of default under the Note Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of the Guarantors thereunder in the same manner and to the same extent as the obligations of the Issuer.

Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or the Note Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same, whether or not a Note Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  To the fullest extent permitted by law, each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Note Guarantee and the other Note Documents.  This Note Guarantee is a guarantee of payment and not of collection.  If any Holder or the Trustee or the Noteholder Collateral Agent is required by any court or otherwise to return to the Issuer or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or such Guarantor, any amount paid by the Issuer or such Guarantor to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee and the Noteholder Collateral Agent, on the other hand, (a) subject to this Article Thirteen, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Eight for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Eight hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

SECTION 13.02.      Subordination.

The Issuer and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Issuer or any Restricted Subsidiary of the Issuer shall be fully subordinated to the indefeasible payment in full in cash of the obligations with respect to the Note Documents.

SECTION 13.03.      Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, foreign or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee and this Article Thirteen shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any guarantee under the Credit Agreement)  that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Thirteen, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.  Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.

SECTION 13.04.      Execution and Delivery of Note Guarantee.

To further evidence its Note Guarantee set forth in Section 13.01, each Guarantor hereby agrees that a notation of such Note Guarantee, substantially in the form of Exhibit B hereto, shall be endorsed on each Note authenticated and delivered by the Trustee.  Such Note Guarantee shall be executed on behalf of each Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of each Guarantor who shall have been duly authorized to so execute by all requisite corporate action.  The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 13.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or a Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Note Guarantee is endorsed or at any time thereafter, such Guarantor’s Note Guarantee of such Note shall nevertheless be valid.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of each Guarantor.

SECTION 13.05.      Release of a Guarantor

A Guarantor shall be released from its obligations under its Note Guarantee and its obligations under this Indenture and the Registration Rights Agreement:

(i)           In the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise; provided, that Net Available Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 6.11 hereof; or

(ii)          in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 6.11 hereof and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(iii)         If such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(iv)         If the Issuer exercises its legal defeasance option or its covenant defeasance option pursuant to Section 10.02 and 10.03, if the Issuer’s obligations under the Indenture are discharged in accordance Section 10.01 or with respect to Remaining Notes, if a Conversion Event has occurred.

The Trustee shall execute an appropriate instrument prepared by the Issuer evidencing the release of a Guarantor from its obligations under its Note Guarantee upon receipt of a request by the Issuer or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 13.05; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Issuer.

Except as set forth in Articles Six and Seven and this Section 13.05, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

SECTION 13.06.      Waiver of Subrogation.

Until this Indenture is discharged and all of the Notes are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuer or any other Guarantor that arise from the existence, payment, performance or enforcement of the Issuer’s obligations or any other Guarantor’s obligations, in each case under the Notes or this Indenture or the other Note Documents and such Guarantor’s obligations under this Note Guarantee and this Indenture or the other Note Documents, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders or other Noteholder Secured Parties against the Issuer or any other Guarantor, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other Guarantor, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights.  If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of Notes or other Noteholder Secured Parties under the Notes, this Indenture, the other Note Documents or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders or the other Noteholder Secured Parties and shall forthwith be paid to the Trustee for the benefit of itself or such Holders or other Noteholder Secured Parties to be credited and applied to the obligations in favor of the Trustee or the Holders or other Noteholder Secured Parties, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 13.06 is knowingly made in contemplation of such benefits.

SECTION 13.07.      Immediate Payment.

Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Guarantee Obligations owing or payable to the respective Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

SECTION 13.08.      No Set-Off.

Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and, to the fullest extent permitted by law, shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 13.09.      Guarantee Obligations Absolute.

The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Note Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 13.10.      Note Guarantee Obligations Continuing.

The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full.  Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 13.11.      Note Guarantee Obligations Not Reduced.

The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Ten be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Indenture or the other Note Documents.

SECTION 13.12.      Note Guarantee Obligations Reinstated.

The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Issuer or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or any Guarantor or otherwise, all as though such payment had not been made.  If demand for, or acceleration of the time for, payment by the Issuer or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 13.13.      Note Guarantee Obligations Not Affected.

To the fullest extent permitted by law, the obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(a)           Any limitation of status or power, disability, incapacity or other circumstance relating to the Issuer or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Issuer or any other Person;

(b)           Any irregularity, defect, unenforceability or invalidity in respect of any Indebtedness or other obligation of the Issuers or any other Person under this Indenture, the Notes, other Note Documents or any other document or instrument;

(c)           Any failure of the Issuer or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Notes, other Note Documents or any Note Guarantee, or to give notice thereof to a Guarantor;

(d)           The taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Issuer or any other Person or their respective assets or the release or discharge of any such right or remedy;

(e)           The granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(f)           Any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;

(g)           Any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Issuer or a Guarantor;

(h)           Any merger or amalgamation of the Issuer or a Guarantor with any Person or Persons;

(i)           The occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Note Guarantee; and

(j)           Any other circumstance, including release of a Guarantor pursuant to Section 13.05 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Issuer under this Indenture or the Notes or of a Guarantor in respect of its Note Guarantee hereunder.

SECTION 13.14.      Waiver.

Without in any way limiting the provisions of Section 13.01, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Issuer, protest, notice of dishonor or non-payment of any of the Guarantee Obligations, or other notice or formalities to the Issuer or any Guarantor of any kind whatsoever.

SECTION 13.15.      No Obligation to Take Action Against the Issuers.

Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Issuer or any other Person or any property of the Issuer or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Note Guarantees or under this Indenture.

SECTION 13.16.      Dealing with the Issuer and Others.

The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may

(a)           Grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(b)           Take or abstain from taking security or collateral from the Issuer or from perfecting security or collateral of the Issuers;

(c)           Release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Issuer or any third party with respect to the obligations or matters contemplated by this Indenture or the Notes;

(d)           Accept compromises or arrangements from the Issuer;

(e)           Apply all monies at any time received from the Issuer or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(f)           Otherwise deal with, or waive or modify their right to deal with, the Issuers and all other Persons and any security as the Holders or the Trustee may see fit.

SECTION 13.17.      Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 13.07 hereof, subject to the terms, conditions and provisions of the Intercreditor Agreement, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Note Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

SECTION 13.18.      Acknowledgment.

Each Guarantor hereby acknowledges communication of the terms of this Indenture and the Notes and consents to and approves of the same.

SECTION 13.19.      Costs and Expenses.

Each Guarantor shall pay promptly following written demand (including documentation reasonably supporting such demand) by the Trustee or Noteholder Collateral Agent any and all reasonable costs, fees and expenses (including, without limitation, reasonable legal fees on a solicitor and client basis) incurred by the Trustee or Noteholder Collateral Agent, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Note Guarantee.

SECTION 13.20.      No Merger or Waiver; Cumulative Remedies.

No Note Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Indenture.  No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges in the Note Guarantee and under this Indenture, the Notes and any other document or instrument between a Guarantor and/or the Issuers and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

SECTION 13.21.      Survival of Note Guarantee Obligations.

Without prejudice to the survival of any of the other obligations of each Guarantor hereunder, the obligations of each Guarantor under Section 13.01 shall survive the payment in full of the Guarantee Obligations and shall be enforceable against such Guarantor, to the fullest extent permitted by law, without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Issuers or any Guarantor.

SECTION 13.22.      Note Guarantee in Addition to Other Guarantee Obligations.

The obligations of each Guarantor under its Note Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

SECTION 13.23.      Severability.

Any provision of this Article Thirteen which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Indenture and this Article Thirteen.

SECTION 13.24.      Successors and Assigns.

Each Note Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and other Noteholder Secured Parties and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder, except as permitted by Article Seven.

ARTICLE FOURTEEN

MISCELLANEOUS

SECTION 14.01.      Trust Indenture Act Controls.

If this Indenture is qualified under the TIA and any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the TIA, such required or deemed provision shall control.

SECTION 14.02.      Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by nationally recognized overnight courier service, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuer or a Guarantor:

c/o U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, TX 77042
Attention:  General Counsel

Telephone:
Facsimile:

if to the Trustee or Noteholder Collateral Agent:

U.S. Bank National Association
150 Fourth Avenue North, 2nd Floor
Nashville, Tennessee  37219
Attention:  Corporate Trust Department – U.S. Concrete

Facsimile:    615-251-0737

With a copy to:

U.S. Bank National Association
100 Wall Street
New York, NY  10005
Attention:  Corporate Trust Department – U.S. Concrete

Facsimile:    615-251-0737

Each of the Issuer and the Trustee and Noteholder Collateral Agent by written notice to each other such Person may designate additional or different addresses for notices to such Person.  Any notice or communication to the Issuer and the Trustee and Noteholder Collateral Agent, shall be deemed to have been given or made as of the date so delivered if personally delivered; when replied to; when receipt is acknowledged, if telecopied; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service.

Any notice or communication mailed to a Holder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 14.03.      Communications by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under this Indenture, the Notes or the Note Guarantees.  The Issuer, the Trustee, the Registrar and any other Person shall have the protection of Trust Indenture Act § 312(c).

SECTION 14.04.      Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:

(i)           An Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuer, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)           An Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 14.05.      Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 6.06, shall include:

(i)           A statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)           A brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)           A statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(iv)           A statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 14.06.      Rules by Paying Agent or Registrar.

The Paying Agent or Registrar may make reasonable rules and set reasonable requirements for their functions.

SECTION 14.07.      Legal Holidays.

If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day.

SECTION 14.08.      Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 14.09.      No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Issuer or any of its Subsidiaries.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 14.10.      No Recourse Against Others.

No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer under the Notes or this Indenture or of any Guarantor under its Note Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 14.11.      Successors.

All agreements of the Issuer and the Guarantors in this Indenture, the Notes and the Note Guarantees shall bind their respective successors.  All agreements of the Trustee and Noteholder Collateral Agent in this Indenture shall bind their respective successors.

SECTION 14.12.      Duplicate Originals.

All parties may sign any number of copies of this Indenture.  Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

SECTION 14.13.      Severability.

To the extent permitted by applicable law, in case any one or more of the provisions in this Indenture, in the Notes or in the Note Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 14.14.      Senior Indebtedness.

The Issuer and each Guarantor hereby designate the obligations with respect to the Note Documents as senior Indebtedness which is senior in right of payment in full in cash to any subordinated Indebtedness of the Issuer or any Guarantor.

SECTION 14.15.      Intercreditor Agreement Governs.

Reference is made to the Intercreditor Agreement.  Notwithstanding anything to the contrary contained herein, each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Trustee and Noteholder Collateral Agent to enter into the Intercreditor Agreement as Trustee and Noteholder Collateral Agent, respectively, and on behalf of such Holder and (d) agrees this Indenture and the other Note Documents are subject to the terms, conditions and provisions of the Intercreditor Agreement.  The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

SECTION 14.16.      Intercreditor Agreement, Collateral Agreement and Security Documents.

In the event of any conflict between (a) this Indenture (on the one hand) and (b) the Intercreditor Agreement, the Collateral Agreement and the Security Documents (on the other hand), the provisions of the Intercreditor Agreement, the Collateral Agreement and the Security Documents shall control.

SECTION 14.17.      Calculations.

Except as otherwise provided herein, the Issuer (or its agents) will be responsible for making all calculations called for under this Indenture or the Notes.  The Issuer (or its agents) will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders.  The Issuer (or its agents) upon request will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of such calculations without independent verification.  The Trustee will deliver a copy of such schedule to any Holder upon the written request of such Holder.

SECTION 14.18.      Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE NOTEHOLDER COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14.19.      Force Majeure.

In no event shall the Trustee or the Noteholder Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil, or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

U.S. CONCRETE, INC., as Issuer

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Chief Executive Officer and President

GUARANTORS:

ALBERTA INVESTMENTS, INC.
ALLIANCE HAULERS, INC.
ATLAS REDI-MIX, LLC
ATLAS-TUCK CONCRETE, INC.
BEALL CONCRETE ENTERPRISES, LLC
BEALL INDUSTRIES, INC.
BEALL INVESTMENT CORPORATION, INC.
BEALL MANAGEMENT, INC.
HAMBURG QUARRY LIMITED LIABILITY COMPANY
REDI-MIX CONCRETE, L.P.
REDI-MIX GP, LLC
REDI-MIX, LLC

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President

Signature Page to Indenture

KURTZ GRAVEL COMPANY
SUPERIOR HOLDINGS, INC.
TITAN CONCRETE INDUSTRIES, INC.
USC ATLANTIC, INC.
USC MICHIGAN, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Vice President and Secretary

EASTERN CONCRETE MATERIALS, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President and Secretary

Signature Page to Indenture

AMERICAN CONCRETE PRODUCTS, INC.
BRECKENRIDGE READY MIX, INC.
BUILDERS’ REDI-MIX, LLC
BWB, INC. OF MICHIGAN
CENTRAL CONCRETE SUPPLY CO., INC.
CENTRAL PRECAST CONCRETE, INC.
INGRAM CONCRETE, LLC
MG, LLC
SAN DIEGO PRECAST CONCRETE, INC.
SMITH PRE-CAST, INC.
SIERRA PRECAST, INC.
SUPERIOR CONCRETE MATERIALS, INC.
U.S. CONCRETE ON-SITE, INC.
USC MANAGEMENT CO., LLC
USC PAYROLL, INC.
USC TECHNOLOGIES, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: Vice President and Secretary

LOCAL CONCRETE SUPPLY & EQUIPMENT, LLC
MASTER MIX CONCRETE, LLC
MASTER MIX, LLC
NYC CONCRETE MATERIALS, LLC
PEBBLE LANE ASSOCIATES, LLC

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President and Secretary

Signature Page to Indenture

CONCRETE ACQUISITION III, LLC
CONCRETE ACQUISITION IV, LLC
CONCRETE ACQUISITION V, LLC
CONCRETE ACQUISITION VI, LLC
CONCRETE XXXIII ACQUISITION, INC.
CONCRETE XXXIV ACQUISITION, INC.
CONCRETE XXXV ACQUISITION, INC.
CONCRETE XXXVI ACQUISITION, INC.

By:	/s/ Curt M. Lindeman
Name: Curt M. Lindeman
Title: President

Signature Page to Indenture

RIVERSIDE MATERIALS, LLC

By:	/s/ Wallace H. Johnson
Name: Wallace H. Johnson
Title: President and Secretary

Signature Page to Indenture

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Noteholder Collateral Agent

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

Signature Page to Indenture

EXHIBIT A

[Insert the Temporary Regulation S Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

U.S. CONCRETE, INC.
9.5% Convertible Secured Notes 2015
CUSIP No.
No.________	$_________

U.S. CONCRETE, INC., a Delaware corporation (the “Issuer”), for value received promises to pay to ____________ or its registered assigns, the principal sum of                           [or such other amount as is provided in a schedule attached hereto]1 on August 31, 2015.

Interest Payment Dates:  March 1, June 1, September 1 and December 1, commencing December 1, 2010.

Record Dates:  February 15, May 15, August 15 and November 15.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[1]	This language should be included only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated:  [            ], 201_

U.S. CONCRETE, INC., as Issuer

By:
Name:
Title:

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 9.5% Convertible Secured Notes due 2015 described in the within-mentioned Indenture.

Dated:  [           ], 201_

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

(Reverse of Note)

9.5% Convertible Secured Notes due 2015

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.  All references to “interest” herein, unless the context requires otherwise, shall include “Additional Interest.”

1.           Interest.  U.S. Concrete, Inc., a Delaware corporation (the “Issuer”) promises to pay interest on the principal amount of this Note at 9.5% per annum from August 31, 2010 until maturity.  The Issuer will pay interest quarterly on March 1, June 1, September 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing December 1, 2010.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the rate equal to 2% per annum in excess of the then applicable rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

[Until this Temporary Regulation S Global Note is exchanged for one or more Permanent Regulation S Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Temporary Regulation S Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.]2

2.           Method of Payment.  The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the Close of Business on the February 15, May 15, August 15 or November 15 next preceding the Interest Payment Date (each a “Record Date”), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be issued in denominations of $1,000 and integral multiples thereof.  The Issuer shall pay principal, premium, if any, and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose except that, at the option of the Issuer, the payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided, that for Holders that have given wire transfer instructions to the Issuer at least three Business Days prior to the applicable payment date, the Issuer will make all payments of principal, premium and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof.  Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

2       For Temporary Regulation S Global Note only.

3.           Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  Except as provided in the Indenture, the Issuer or any of their Subsidiaries may act in any such capacity.

4.  Indenture.  The Issuer issued the Notes under an Indenture dated as of August 31, 2010 (“Indenture”) by and among the Issuer, the Guarantors, the Trustee and Collateral Agent.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

5.           Conversion.

(a)          Optional Conversion. Subject to and in compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in the Indenture), the Holder hereof has the right, at its option, to convert the principal amount hereof or any portion of such principal which is $1,000 or an integral multiple thereof, into shares of Common Stock at the applicable Conversion Rate.  The initial Conversion Rate is 95.23809524 shares of Common Stock $1,000 principal amount of the Notes (equivalent to a Conversion Price of approximately $10.50), subject to adjustment in certain events described in the Indenture. Upon conversion, the Issuer will issue shares of Common Stock as set forth in the Indenture. No fractional shares will be issued upon any conversion, but an adjustment and payment in cash will be made, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Notes for conversion.  Notes in respect of which a Holder is exercising its right to require repurchase on a Fundamental Change of Control Purchase Date may be converted only if such Holder withdraws its election to exercise such right in accordance with the terms of the Indenture.

(b)          Termination of Conversion Right Upon Occurrence of a Conversion Event.  Subject to and in compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in the Indenture), upon occurrence of a Conversion Event the right to convert Notes shall terminate as of 5:00 p.m. New York City time on the date that is 45 days following the date the Issuer shall send notice of the occurrence of the Conversion Event (the “Conversion Event Notice”).  The Conversion Termination Date shall be the date that is 46 days following the Conversion Event Notice.  Any Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap (specified in (e) below), may, at such Holder’s option, be converted into shares of the Common Stock on a date or dates prior to the date that is 180 days following the Conversion Event Termination Date provided that a Holder must send an election notice (an “Election Notice”) specifying such later conversion to the Issuer prior to the Conversion Termination Date.  Any Notes not converted in connection with a Conversion Event may be redeemed, in whole or in part, at the Issuer’s option at any time prior to the Maturity Date in accordance with Paragraph 7 hereof.

If a Conversion Event occurs on or prior to the second anniversary of the Issue Date, in addition to the shares of Common Stock issuable  upon conversion or any amounts received upon redemption or at maturity, the Holders shall receive an amount in cash equal to the Cash Conversion Amount (which, at the election of the Issuer and subject to satisfaction of certain conditions specified in the Indenture, may be paid in shares of Common Stock).

As of the Conversion Termination Date, the interest on the Notes shall cease to accrue, certain covenants and certain other provisions shall no longer have any force or effect as specified in the Indenture and the Collateral securing the Notes and Note Guarantees shall be released.

(c)           Conversion in Connection with the Fundamental Change of Control.  If a Holder converts its Notes in connection with a Fundamental Change of Control, the Issuer shall (i) increase the Conversion Rate for the Notes so surrendered for conversion by a number of Additional Shares of Common Stock as described in the Indenture and (ii) pay to such Holder in cash the Make Whole Payment equal to the total amount of interest that would have accrued and become payable on such Notes from, but excluding, the Effective Date through, and including, August 31, 2013 (but including any accrued and unpaid interest on the Notes from the Issue Date through and including the Effective Date).  The Make Whole Payment shall be made on the applicable Conversion Payment Date.  Notwithstanding the above and subject to satisfaction of certain conditions specified in the Indenture, at the election of the Issuer, the Make Whole Payment may be paid in shares of its Common Stock.

(d)           Payment of Accrued Interest.  Upon conversion and without duplication, Holders shall receive a separate cash payment for Accrued Interest, which, at the election of the Issuer (subject to satisfaction of certain conditions specified in the Indenture), may be paid in shares of its Common Stock.

(e)           Conversion Cap.  Notwithstanding anything to the contrary in this Note and the Indenture, (i) a “beneficial owner” (as determined pursuant to Section 13 of the Exchange Act) of the Notes shall not be entitled to convert any Notes, (ii) the Issuer shall not be entitled to settle any cash payments owing to any beneficial owner of Notes in shares of its Common Stock and (iii) shares of any acquiror (or successor) shall not be issued upon conversion pursuant to the adjustment mechanism contained in the Indenture or in connection with a transaction governed by the provisions of the Indenture or upon a Fundamental Change of Control  to the extent, and only to the extent, such conversion or share settlement would cause such Person, together with its Affiliates, to become a beneficial owner  of more than 9.9% of the issued and outstanding shares of Common Stock (or such equivalent shares of an acquiror or a successor) (the “Conversion Cap”).

6.            Repurchase at the Option of Holder

(a)           Upon a Fundamental Change of Control. Subject to and in compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in Paragraph 5), upon occurrence of a Fundamental Change of Control, the Holders shall have a right to require the Issuer to repurchase all or a portion of their Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to but excluding the Fundamental Change of Control Purchase Date.

(b)           From Net Proceeds of Certain Sales and Dispositions.  The Issuer is, subject to certain conditions and exceptions, obligated to make an offer to purchase Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase, with certain net cash proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

7.            Redemption at the Option of the Issuer. On or after the Conversion Termination Date, the Issuer may, at its option, redeem the Notes, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described in the Indenture, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for redemption (the “Redemption Date”) plus the Cash Conversion Amount; provided, that the Issuer may redeem only such Notes not otherwise specified for conversion pursuant to an Election Notice.  The Issuer shall pay the Redemption Price in respect of such Notes subject to redemption on the Redemption Date in accordance with the provisions of the Indenture.  The Issuer may elect to pay the Cash Conversion Amount, in whole or in part, in shares of its Common Stock.

8.            Notice of Redemption.  Notice of redemption will be mailed by first class mail at least 15 days but not more than 45 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

9.            Mandatory Redemption.  The Issuer shall not be required to make any sinking fund, mandatory redemption or other similar payments with respect to the Notes.

10.           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer and the Registrar are not required to transfer or exchange any Note selected for redemption.  Also, the Issuer and the Registrar are not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

[This Temporary Regulation S Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture.  Upon exchange of this Temporary Regulation S Global Note for one or more Global Notes, the Trustee shall cancel this Temporary Regulation S Global Note.]3

3       For Temporary Regulation S Global Note only.

11.           Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

12.           Amendment, Supplement and Waiver.  The Note Documents may be amended or supplemented only as provided in the Indenture.

13.           Defaults and Remedies.  If a Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of a Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice.  Holders of the Notes may not enforce the Indenture, the Security Documents, Intercreditor Agreement or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee or Noteholder Collateral Agent in its exercise of any trust or power.  The Trustee and Noteholder Collateral Agent may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest including an accelerated payment or the failure to make a payment on the Fundamental Change of Control Purchase Date, or payment in connection with a Conversion Event, on the Net Proceeds Payment Date pursuant to a Net Proceeds Offer or a Default in complying with the provisions of Article Seven of the Indenture) if they determine that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of, or the premium on, the Notes.

14.           Restrictive Covenants.  The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuer, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates.  The limitations are subject to a number of important qualifications and exceptions.  The Issuer must annually report to the Trustee on compliance with such limitations and other provisions in the Indenture.

15.           No Recourse Against Others.  No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer under the Notes or the Indenture, or of any Guarantor under its Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

16.           Note Guarantees.  This Note will be entitled to the benefits of certain Note Guarantees made for the benefit of the Holders.  Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

17.           Security Interest.  The Notes will be secured, to the extent and in the manner provided in the Security Documents, by (i) a first priority Lien on the Notes Collateral (subject to Permitted Liens), and (ii) a second priority Lien on the ABL Collateral (subject to Permitted Liens).  Each Holder of Notes, by its acceptance of a Note, consents and agrees to the terms of each Security Document and the Intercreditor Agreement, authorizes and directs the Trustee to appoint U.S. Bank National Association as Noteholder Collateral Agent on the Issue Date and directs the Noteholder Collateral Agent to enter into the Security Documents and the Intercreditor Agreement, and authorizes and empowers each of the Trustee and the Noteholder Collateral Agent to bind the Holders of Notes as set forth in the Security Documents and the Intercreditor Agreement and to perform its respective obligations and exercise its respective rights and powers thereunder.  In the event of any conflict between (a) the Indenture (on the one hand) and (b) the Intercreditor Agreement and the Security Documents (on the other hand), the provisions of the Intercreditor Agreement and Security Documents shall control unless such compliance would violate the TIA.

18.           Trustee Dealings with the Issuer.  Subject to certain terms, the Trustee or Noteholder Collateral Agent under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, their Subsidiaries or their respective Affiliates as if it were not the Trustee or Noteholder Collateral Agent.

19.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

20.           Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21.           Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Registrable Securities (as defined in the Registration Rights Agreement) will have all the rights set forth in the Registration Rights Agreement dated as of August 31, 2010, among the Issuer, the Guarantors and the other parties named on the signature pages thereof (the “Registration Rights Agreement”).

22.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

23.           Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Note Documents.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint _______________________________________ agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Dated: _______________________	Signed:
(Sign exactly as name appears on
the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

In connection with any transfer of this Note occurring prior to the date which is the date following the expiration of the applicable holding period set forth in Rule 144(d) of the Securities Act of this Note, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and is making the transfer pursuant to one of the following:

[Check One]

(1) ___	to the Issuer or a subsidiary thereof; or

(2) ___
to a person who the transferor reasonably believes is a “qualified institutional buyer” pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(3) ___
to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4) ___	outside the United States to a non-“U.S. person” as defined in Rule 902 of Regulation S under the Securities Act in compliance with Rule 904 of Regulation S under the Securities Act; or

(5) ___	pursuant to the exemption from registration provided by Rule 144 under the Securities Act or pursuant to another exemption available under the Securities Act; or

(6) ___	pursuant to an effective registration statement under the Securities Act.

and unless the box below is checked, the undersigned confirms that such Note is not being transferred to an “affiliate” of the Issuer as defined in Rule 144 under the Securities Act (an “Affiliate”):

☐ The transferee is an Affiliate of the Issuer.

Unless one of the foregoing items (1) through (6) is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if item (3), (4) or (5) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, in their sole discretion, such written legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing items (1) through (6) are checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Dated: _______________________	Signed:
(Sign exactly as name appears on the other
side of this Note)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: _______________________
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Article Three or Section 6.11 of the Indenture, check the appropriate box:

Article Three                                           Section 6.11

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Article Three or Section 6.11 of the Indenture, state the amount (in denominations of $1,000 and integral multiples thereof):  $___________

Dated: _______________________	Signed:
(Sign exactly as name
appears on the other
side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

CONVERSION NOTICE

If you want to convert this Note into Common Stock of the Issuer, check the box:

☐

To convert only part of this Note, state the principal amount to be converted into shares of Common Stock (which must be $1,000 or an integral multiple of thereof, the “Conversion Shares”):

$                                       4

State the principal amount of the Notes held not subject to conversion $________.

State the aggregate number of shares of Common Stock of the Issuer beneficially owned as of the date of this notice __________.

The Issuer and the Trustee shall be entitled to rely upon the representation herein.  The Issuer shall not be in breach of any provision of the Indenture or the Note with respect to the Conversion Shares issued in reliance on such information and shall have no liability (and shall be indemnified by the undersigned for any liability) as a result of the issuance of any Conversion Shares to the undersigned in excess of the Conversion Cap issued in reliance on such information.

☐           If you want the Conversion Shares to be issued to you in the form of a physical certificate (instead of via the Direct Registration System), fill out the form below with respect to the name of the person in whose name the physical certificate is to be issued:

(Insert such person’s social security or tax ID no.)

(Print or type such person’s name, address and zip code)

NOTE:  If you do not check the box above and provide the requested information, the Conversion Shares will be issued to you via the Direct Registration System.

Date:_____________________________

Signed:________________________________

Name: _________________________  Phone Number:  _____________________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

NOTE: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[4]	State the (1) principal amount of Notes held not subject to conversion and (2) aggregate number of shares of common stock of the Issuer held as of the date of this notice.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE5

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[5]	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

NOTE GUARANTEE

For value received, each of the undersigned (including any successor Person under the Indenture) hereby unconditionally guarantees, jointly and severally, to the extent set forth in the Indenture (as defined below) to the Holder of this Note the payment of principal, premium, if any, and interest on this Note in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of this Note when due, if lawful, and, to the extent permitted by law, the payment or performance of all other obligations of the Issuer under the Indenture or the Notes or other Note Documents, to the Holder of this Note and the Trustee and other Noteholder Secured Parties, all in accordance with and subject to the terms and limitations of this Note, the Indenture, including Article Thirteen thereof, and this Note Guarantee.  This Note Guarantee will become effective in accordance with Article Thirteen of the Indenture and its terms shall be evidenced therein.  The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of August 31, 2010, among U.S. Concrete, Inc., a Delaware corporation (the “Issuer”), the Guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as amended or supplemented (the “Indenture”).

The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article Thirteen of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee and all of the other provisions of the Indenture to which this Note Guarantee relates.

No director, officer, employee, incorporator, stockholder, member or manager of any Guarantor, as such, shall have any liability for any obligations of such Guarantors under such Guarantors’ Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligation or its creation.

This Note Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Note Guarantee is subject to release upon the terms set forth in the Indenture.

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IN WITNESS WHEREOF, each Guarantor has caused its Note Guarantee to be duly executed.

Date:

[ ]

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF LEGENDS

Each Global Note and Physical Note that constitutes a Restricted Security shall bear the following legend (the “Private Placement Legend”) on the face thereof until the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act, unless otherwise agreed by the Issuer and the Holder thereof or if such legend is no longer required by Section 2.16(f) of the Indenture:

This note (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933 (the “Securities Act”), and this note may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom.  Each purchaser of this note is hereby notified that the seller of this note may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder.

The holder of this note agrees for the benefit of the Issuer and the Guarantors that (a) this note may be offered, resold, pledged or otherwise transferred, only (i) so long as such security is eligible for resale pursuant to Rule 144A, in the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of rule 144A, (ii) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the securities act provided by Rule 144 thereunder (if available) or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States, and (b) the holder will, and each subsequent holder is required to, notify any purchaser of this note from it of the resale restrictions referred to in (a) above.

Each Global Note authenticated and delivered hereunder shall also bear the following legend:

This note is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary or a successor Depositary.  This note is not exchangeable for notes registered in the name of a person other than the Depositary or its nominee except in the limited circumstances described in the indenture, and no transfer of this note (other than a transfer of this note as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in the limited circumstances described in the Indenture.

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Unless this certificate is presented by an authorized representative of the Depositary Trust Company, a New York Corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Note shall be limited to transfers in whole, but not in part, to nominees of Cede & Co. or to a successor thereof or such successor’s nominee and transfers of portions of this Global Note shall be limited to transfers made in accordance with the restrictions set forth in Section 2.16 of the Indenture.

Each Temporary Regulation S Global Note shall also bear the following legend:

The rights attaching to this Temporary Regulation S Global Note, and the conditions and procedures governing its exchange for certificated Notes, are as specified in the Indenture.  Neither the Holder nor the beneficial owners of this Temporary Regulation S Global Note shall be entitled to receive payment of interest hereon.

C-2

EXHIBIT D

FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS OF TEMPORARY REGULATION S GLOBAL NOTE

___________________,_______

U.S. Bank National Association
60 Livingston Avenue
1st Floor – Bond Drop Window
St. Paul, MN  55107
Attn.: Corporate Trust Department – U.S. Concrete

Re:	U.S. Concrete, Inc. (the “Issuer”)
9.5% Convertible Secured Notes due 2015 (the “Notes”)

Dear Sirs:

This letter relates to U.S. $ ______________ principal amount of Notes represented by a certificate (the “Legended Certificate”) which bears a legend outlining restrictions upon transfer of such Legended Certificate.  Pursuant to Section 2.16(c) of the Indenture (the “Indenture”) dated as of August 31, 2010 relating to the Notes, we hereby certify that we are (or we will hold such securities on behalf of) a person outside the United States (or to a Purchaser Party (as defined in the Indenture)) to whom the Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the U.S. Securities Act of 1933, as amended.

You, as Trustee, the Issuer, counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:
Authorized Signature

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EXHIBIT E

FORM OF CERTIFICATE TO BE
DELIVERED IN CONNECTION WITH
TRANSFERS TO NON-QIB INSTITUTIONAL ACCREDITED INVESTORS

[                  ], [     ]

U.S. Bank National Association
60 Livingston Avenue
1st Floor – Bond Drop Window
St. Paul, MN  55107
Attn.: Corporate Trust Department – U.S. Concrete

Ladies and Gentlemen:

In connection with our proposed purchase of 9.5% Convertible Secured Notes due 2015 (the “Notes”) of U.S. CONCRETE, INC., a Delaware corporation (the “Issuer”), we confirm that:

1.           We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture relating to the Notes (the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws.

2.           We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered, sold, pledged or otherwise transferred except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell, offer, pledge or otherwise transfer any Notes, we will do so only (i) to the Issuer or any of its subsidiaries, (ii) so long as such security is eligible for resale pursuant to Rule 144A, inside the United States in a transaction meeting the requirements of Rule 144A under the Securities Act to a person who we reasonably believe to be a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (iii) inside the United States to an institutional “accredited investor” (as defined below) that is purchasing at least $250,000 of Notes for its own account or for the account of an institutional accredited investor and who, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee (as defined in the Indenture) a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Trustee), (iv) outside the United States to a person that is not a U.S. person (as defined in Rule 902 under the Securities Act) in accordance with Regulation S promulgated under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or another available exemption under the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.

3.           We are not acquiring the Notes for or on behalf of, and will not transfer the Notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended) or plan (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended), except as permitted in the Section entitled “Notice to Investors” of the Offering Memorandum.

4.           We understand that, on any proposed resale of any Notes, we will be required to furnish to the Trustee and the Issuer such certification, legal opinions and other information as the Trustee and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

5.           We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment, as the case may be.

6.           We are acquiring the Notes purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, as Trustee, the Issuer, counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferee]

By:
Name:
Title:

EXHIBIT F

FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS
      PURSUANT TO REGULATION S

[                ], [     ]

U.S. Bank National Association
60 Livingston Avenue
1st Floor – Bond Drop Window
St. Paul, MN  55107
Attn.: Corporate Trust Department – U.S. Concrete

Re:	U.S. Concrete, Inc. (the “Issuer”)
9.5% Convertible Secured Notes due 2015 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[        ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)           the offer of the Notes was not made to a person in the United States;

(2)           either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)           we have advised the transferee of the transfer restrictions applicable to the Notes.

F-1

You, as Trustee, the Issuer, counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signatory

F-2

EXHIBIT G

COMMON STOCK LEGEND

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF U.S. CONCRETE, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) FOR SO LONG AS THE SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, ALL IN COMPLIANCE WITH RULE 144A, OR

(D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144, IF AVAILABLE.

G-1

PRIOR TO ANY OFFER, SALE, PLEDGE OR TRANSFER PURSUANT TO CLAUSE (2)(D) ABOVE THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

G-2

EXHIBIT H

FORM OF CONVERSION EVENT NOTICE

_______________, ____
[Name of the Holder]
[Address of the Holder]

Re:	U.S. Concrete, Inc. (the “Issuer”)
9.5% Convertible Secured Notes due 2015 (the “Notes”)

Dear Sirs;

This is a Conversion Event Notice as defined in Section 5.08 of the Indenture dated as of August 31, 2010 (the “Indenture”) among the Issuer, the guarantors from time to time party thereto and U.S. Bank National Association, as Trustee.  Terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

We hereby notify you that

1.           On [            ]6, [                 ]7 occurred, which constitutes the Conversion Event pursuant to the Indenture;

2.           The Conversion Rate applicable to the Notes is [             ]8;

3.           The right to convert Notes will terminate on [                  ], the date that is 46 days following the date of this Conversion Event Notice (the “Conversion Termination Date”);

4.           Holders may convert Notes up to the Conversion Cap at any time prior to the Close of Business on [                  ], the Business Day immediately preceding the Conversion Termination Date;

5.           Any Holders who cannot convert the full amount of their Notes prior to the Conversion Termination Date due to the Conversion Cap may send an Election Notice to us in the form attached hereto (Exhibit J to the Indenture) and may elect to convert Notes on any date or dates prior to the date that is 180 days following the Conversion Termination Date;

[6]	Insert the date of the Conversion Event.

[7]	Describe Conversion Event.

[8]	Insert Conversion Rate.

H-1

6.           Except as otherwise provided in an Election Notice, any Notes not otherwise converted prior to the Conversion Termination Date may be redeemed at our option in accordance with Article Four of the Indenture;

7.           Interest shall cease to accrue on all Notes as of (but not including) the Conversion Termination Date;

8.           The following covenants [                              ] contained in the Indenture shall cease to have any further force or effect as of the Conversion Termination Date and the following provisions of the Indenture shall no longer apply [                      ] and the Collateral securing the Notes and the Note Guarantees will be released; and

9.           The Cash Conversion Amount payable on all Notes as a result of the Conversion Event is $[          ] and will be paid on [            ].

U.S. CONCRETE, INC.

By:
Name:
Title:

H-2

EXHIBIT I

FORM OF FUNDAMENTAL CHANGE OF CONTROL PURCHASE NOTICE

_______________, ____
U.S. Bank National Association
60 Livingston Avenue
1st Floor – Bond Drop Window
St. Paul, MN  55107
Attn.: Corporate Trust Department – U.S. Concrete

Re:	U.S. Concrete, Inc. (the “Issuer”)
9.5% Convertible Secured Notes due 2015 (the “Notes”)

Dear Sirs:

This is a Fundamental Change of Control Purchase Notice as defined in Section 3.01(c) of the Indenture dated as of August 31, 2010 (the “Indenture”) among the Issuer, the guarantors from time to time party thereto and U.S. Bank National Association, as Trustee.  Terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Certificate No(s). of Notes:

(if Physical Notes)

I intend to deliver the following aggregate principal amount of Notes for purchase by the Issuer pursuant to Section 3.01 of the Indenture (in minimum denomination of $1,000 and integral multiples thereof):

$

I hereby certify that I am [      ] / am not [      ] a Purchaser Party (as defined in the Indenture).

I hereby agree that the Notes will be purchased as of the Fundamental Change of Control Purchase Date pursuant to the terms and conditions thereof and of the Indenture.

Signed: ________________

I-1

EXHIBIT J

FORM OF ELECTION NOTICE

U.S. Concrete, Inc.
[                  ]
[                  ]
T:  [                         ]
F:  [                         ]
Attention: [                         ]

Re:	9.5% Convertible Secured Notes due 2015 (the “Notes”)

Dear Sirs:

This is a Election Notice as defined in Section 5.08(c) of the Indenture dated as of August 31, 2010 (the “Indenture”) among U.S. Concrete, Inc. (the “Issuer”), the guarantors from time to time party thereto and U.S. Bank National Association, as Trustee.  Terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Certificate No(s). of Notes:

(if certificated)

I intend to deliver the following aggregate principal amount of Notes for conversion by the Issuer pursuant to Section 5.08 of the Indenture (in minimum denomination of $1,000 and integral multiples thereof):

$

and request such Notes to be converted into the shares of Common Stock on the Issuer on [          ].

As of the date hereof I am the beneficial owner of [                 ] of shares of Common Stock.

Signed: ________________

J-1